UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )
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[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-12

QUALCOMM INCORPORATED

 (Name of Registrant as Specified In Its Charter)
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUALCOMM INCORPORATED

Notice of 2017 Annual Meeting of Stockholders and Proxy Statement

January 19, 2017

Dear Fellow Stockholder:
You are cordially invited to attend Qualcomm’s 2017 Annual Meeting of Stockholders (the Annual Meeting) on Tuesday, March 7, 2017. The meeting will begin promptly at 9:30 a.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by presentations and a report on Qualcomm’s fiscal 2016 performance.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone, or if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.
Your vote is very important to us. I urge you to vote as our Board of Directors recommends.
Thank you for your support and continued interest in Qualcomm. I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on Tuesday, March 7, 2017.

Sincerely,

Steve Mollenkopf
Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 7, 2017
To the Stockholders of QUALCOMM Incorporated:
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated, a Delaware corporation (the Company), will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 7, 2017 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect 11 directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 24, 2017.

3.	To approve, on an advisory basis, our executive compensation.

4.	To vote on a stockholder proposal to amend the proxy access provision of our Amended and Restated Bylaws, if properly presented at the Annual Meeting.

5.	To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on January 9, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary
San Diego, California
January 19, 2017

i

ii

PROXY OVERVIEW
2017 ANNUAL MEETING OF STOCKHOLDERS (ANNUAL MEETING)

Date and Time	March 7, 2017 9:30 a.m. Pacific Time
Location	Irwin M. Jacobs Qualcomm Hall 5775 Morehouse Drive, San Diego, California 92121
Record Date	January 9, 2017
Voting
Stockholders of record as of the record date may vote via the Internet at www.proxyvote.com; by telephone at 1-800-690-6903; by completing and returning their proxy card; or in person at the Annual Meeting.

Date of First Distribution of Proxy Materials	January 19, 2017
VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal		Board Recommendation	Page Reference
PROPOSAL 1	Election of Directors	FOR each Nominee	13
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 24, 2017	FOR	19
PROPOSAL 3	Approval, on an advisory basis, of our executive compensation	FOR	21
PROPOSAL 4	Stockholder proposal to amend the proxy access provision of our Amended and Restated Bylaws	AGAINST	23

2017 Proxy Statement        1

DIRECTOR NOMINEES (SEE PAGE 13)

Name	Age	Director Since	Occupation / Experience	Independent
Barbara T. Alexander	68	2006	Current: Independent Consultant. Prior experience includes serving as a senior advisor for UBS and managing director of Dillon Read & Co., Inc.	X
Jeffrey W. Henderson	52	2016	Current: Advisory Director to Berkshire Partners LLC. Prior experience includes serving as CFO of Cardinal Health Inc.	X
Thomas W. Horton *	55	2008	Current: Senior Advisor to Warburg Pincus LLC. Prior experience includes serving as Chairman and CEO of American Airlines and Vice Chairman and CFO of AT&T Corporation.	X
Paul E. Jacobs	54	2005	Current: Executive Chairman and Chairman of the Board, QUALCOMM Incorporated. Prior experience includes serving as CEO of QUALCOMM Incorporated.
Ann M. Livermore	58	2016	Prior experience includes serving as former Executive Vice President of the Enterprise Business at Hewlett-Packard Company	X
Harish Manwani	63	2014	Current: Global Executive Advisor to Blackstone Private Equity group. Prior experience includes serving as COO of Unilever PLC.	X
Mark D. McLaughlin	51	2015	Current: Chairman and CEO, Palo Alto Networks, Inc. Prior experience includes serving as President and CEO of VeriSign, Inc.	X
Steve Mollenkopf	48	2013	Current: CEO, QUALCOMM Incorporated
Clark T. Randt, Jr.	71	2013	Current: President, Randt & Co. LLC. Prior experience includes serving as U.S. Ambassador to the People's Republic of China and as a partner at Shearman & Sterling, an international law firm.	X
Francisco Ros	66	2010
Current: Founder and President, First International Partners, S.L. Prior experience includes serving as the Secretary of State of the Government of Spain and executive management and board positions in telecommunications companies.
				X
Anthony J. Vinciquerra	62	2015	Current: Senior Advisor to Texas Pacific Group. Prior experience includes serving as the Chairman, President and CEO of Fox Networks Group.	X

*     Presiding Director

22017 Proxy Statement

PROXY STATEMENT
In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated, a Delaware corporation, and its consolidated subsidiaries and not to any other person or entity.
MEETING INFORMATION

The Board of Directors (Board) of QUALCOMM Incorporated is soliciting your proxy for use at the Company’s 2017 Annual Meeting of Stockholders (Annual Meeting) to be held on Tuesday, March 7, 2017, at 9:30 a.m. Pacific Time and at any adjournment or postponement thereof.
VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on January 9, 2017 (Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,477,702,352 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted as described in the section “How Your Shares Will Be Voted” below. All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 19, 2017, we commenced mailing to our stockholders (other than those who previously requested electronic delivery or a full set of printed proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you received the Notice of Internet Availability of Proxy Materials and would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.
This proxy statement and our Annual Report on Form 10-K for fiscal year 2016 are available at http://www.qualcomm.com.
VOTING METHODS

If you are a stockholder with shares registered in your name, you may vote by one of the following three options depending on the method of delivery by which you received the proxy materials:

•
Vote via the Internet. Go to the web address http://www.proxyvote.com and follow the instructions for Internet voting shown on the proxy card or the Notice of Internet Availability of Proxy Materials mailed to you or the instructions that you received by email.

•	Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card or the Notice of Internet Availability of Proxy Materials you received by mail.

•	Vote by Proxy Card. Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.
If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), please follow the instructions you receive from them. You may

2017 Proxy Statement        3

need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.
PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER STOCKHOLDER OF RECORD AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.
HOW YOUR SHARES WILL BE VOTED

Your shares will be voted in accordance with your instructions. If you do not specify voting instructions on your proxy, the shares will be voted as follows:

Proposal		Vote	Page Reference
PROPOSAL 1	Election of Directors	FOR each Nominee	13
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 24, 2017	FOR	19
PROPOSAL 3	Approval, on an advisory basis, of our executive compensation	FOR	21
PROPOSAL 4	Stockholder proposal to amend the proxy access provision of our Amended and Restated Bylaws	AGAINST	23
In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the Annual Meeting.
BROKER NON-VOTES

A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Broker non-votes (like abstentions) will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the determination of whether a nominee or the proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of the selection of independent public accountants. Non-routine matters include the election of directors, advisory votes on executive compensation and stockholder proposals.
REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary at our principal executive offices, 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

42017 Proxy Statement

PROXY SOLICITATION

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow Sodali to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay that firm $10,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to directors, officers or other employees for such services.
STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2018 Annual Meeting of Stockholders is September 21, 2017. Stockholder nominations for director that are to be included in our proxy materials under the proxy access provision of our Amended and Restated Bylaws (Bylaws) must be received no earlier than August 22, 2017 and no later than the close of business on September 21, 2017. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 8, 2017 and no later than the close of business on December 8, 2017. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714. Stockholders are advised to review our Bylaws, which contain additional requirements for submitting stockholder proposals and director nominations. See page 9 for further information.
HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address will receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless one of the stockholders has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save printing and postage costs, as well as natural resources. Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.
If you received a householded mailing this year and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (866) 540-7095 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS as provided above. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS as provided above.

2017 Proxy Statement        5

FINANCIAL INFORMATION

Attached as Appendix A is certain financial information from our Annual Report on Form 10-K for fiscal 2016 that we filed with the SEC on November 2, 2016. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix A together with any subsequent information we have filed with the SEC and other publicly available information.
PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN

Attached as Appendix B is a graph that compares total stockholder return on our common stock since September 25, 2011 to two indices: the Standard & Poor’s 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100).
CORPORATE DIRECTORY

Attached as Appendix C is a listing of our executive officers and members of our Board.

62017 Proxy Statement

CORPORATE GOVERNANCE
CODE OF ETHICS AND CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Board has adopted a Code of Ethics applicable to all of our employees, including our executive officers and employees of our subsidiaries, and members of our Board. Any amendments to, or waivers under, the Code of Ethics that are required to be disclosed by SEC rules will be disclosed, within four business days of such amendment or waiver, on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page, which appears under the “Company” tab. To date, there have not been any waivers by us under the Code of Ethics.
The Board has also adopted Corporate Governance Principles and Practices, which include information regarding the Board’s policies that guide its governance practices, including the roles, responsibilities and composition of the Board, director qualifications, committee matters and stock ownership guidelines, among others.
The Code of Ethics and the Corporate Governance Principles and Practices are available on our website at
http://www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page.
BOARD LEADERSHIP STRUCTURE

Chairman and CEO Roles
The Board believes that it should maintain flexibility to establish and revise Qualcomm’s Board leadership structure from time to time. Our charter documents and policies do not prevent our Chief Executive Officer from also serving as our Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairman of the Board and Chief Executive Officer, the positions are currently held by separate individuals.
Presiding (Lead Independent) Director Role
Our Board believes that the role of Presiding Director, which pursuant to our Corporate Governance Principles and Practices must be an independent director, provides an appropriate balance in Qualcomm’s leadership. The Presiding Director helps ensure a strong, independent and active Board. Under our Corporate Governance Principles and Practices, at or before each annual meeting of the Board, which follows immediately after the annual meeting of stockholders, (i) the Governance Committee shall recommend the director who would serve as Presiding Director for the next term, and (ii) the Presiding Director shall be elected by a vote of the independent members of the Board. An individual shall serve as the Presiding Director for a one-year period, commencing with the annual meeting of the Board. In general, the Board expects that a Presiding Director will serve two consecutive terms, but the independent members of the Board may extend a Presiding Director’s length of service (on a year by year basis) up to four consecutive terms. No Presiding Director shall serve more than four consecutive terms. Mr. Thomas Horton, a member of the Governance Committee, is currently the Presiding Director, having commenced his service in this role in March 2015. The Presiding Director has the following roles and responsibilities:

•	Presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	Acting as the principal liaison between the independent directors and the Chairman and the Chief Executive Officer;

•	Collaborating with the Chairman and the Chief Executive Officer in developing agendas for Board meetings;

•	Communicating with independent directors to ensure that matters of interest are included on agendas for Board meetings;

•
Communicating with independent directors and management to affirm that appropriate briefing materials are being provided to directors sufficiently in advance of Board meetings to allow for proper preparation and participation in meetings; and

•	Calling special meetings of the Board, with the concurrence of at least one additional director, as appropriate.

2017 Proxy Statement        7

Corporate Governance

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

During fiscal 2016, the Board held nine meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Presiding Director leads those sessions. The Board delegates various responsibilities and authority to different Board committees. We have three standing Board committees: the Audit, Compensation and Governance committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at an annual meeting that follows the annual meeting of stockholders, typically in March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page as follows:

Name of Committee	Website Link

Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463

Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462

Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461

The table below provides current committee membership information for each of the Board committees.

Committees
Name	Audit	Compensation	Governance
Barbara T. Alexander		Chair
Raymond V. Dittamore	Chair
Jeffrey W. Henderson	X
Thomas W. Horton *			X
Paul E. Jacobs
Ann M. Livermore
Harish Manwani		X
Mark D. McLaughlin		X
Steve Mollenkopf
Clark T. Randt, Jr.			Chair
Francisco Ros			X
Anthony J. Vinciquerra	X
Number of Committee Meetings Held in Fiscal 2016	10	6	21
*     Presiding Director
The Audit Committee. The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual integrated audit and quarterly reviews of our consolidated financial statements and to discuss our financial statements and earnings releases. The Audit Committee selects, engages, oversees and evaluates the qualifications, performance and independence of our independent public accountants, reviews the plans and results of internal audits and reviews evaluations by management and the independent public accountants of our internal control over financial reporting and the quality of our financial reporting, among other functions. All of the members of the Audit Committee are audit committee financial experts as defined by the SEC and independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended.

82017 Proxy Statement

Corporate Governance

The Compensation Committee. The Compensation Committee determines compensation levels for the Chief Executive Officer, the named executive officers (as listed in the Fiscal 2016 Summary Compensation Table), the Chief Accounting Officer, the other executive officers and directors, administers and approves stock offerings under our employee stock purchase and long-term incentive plans and performs such other functions regarding compensation as the Board may delegate. All of the members of the Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605 and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.
The Governance Committee. The Governance Committee reviews, approves and oversees various corporate governance-related policies and procedures applicable to us, including emergency procedures (such as disaster recovery and security). The Governance Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on the Board and its committees. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.
During fiscal 2016, each director attended at least 75% of the aggregate of the meetings of the Board and the committees on which he or she served and that were held during the period for which he or she was a Board or committee member.
BOARD’S ROLE IN RISK OVERSIGHT

Qualcomm does not view risk in isolation, but considers risk as part of its regular evaluation of business strategy and business decisions. Assessing and managing risk is the responsibility of Qualcomm’s management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of the Company’s risk management efforts, either directly or through its committees. Qualcomm approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for the Company.
While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s Enterprise Risk Management program, as well as risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance, succession planning and emergency procedures (including disaster recovery and security). Each of the committee Chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.
We believe that our leadership structure supports the risk oversight function of the Board. With two members of management, our Executive Chairman and our Chief Executive Officer, serving on the Board, they are able to promote open communication between management and directors relating to risk. Additionally, each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.
DIRECTOR NOMINATIONS

Our Bylaws contain provisions that address the process (including required information and deadlines) by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. In addition, the “proxy access” provisions of our Bylaws provide that, under certain circumstances, a stockholder or group of up to 20 stockholders seeking to include director candidates in our proxy statement must own at least 3% of our outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in the proxy statement for our annual meeting cannot exceed 20% of the number of directors to be elected. If 20% of the number of directors is not a whole number, the maximum number of stockholder-nominated candidates is rounded down to the next whole number. If the number of stockholder-nominated candidates exceeds 20%,

2017 Proxy Statement        9

Corporate Governance

one nominee from each nominating stockholder or group of stockholders, based on the order of priority provided by such nominating stockholder or group of stockholders, would be selected for inclusion in our proxy materials until the maximum number is reached. The order of priority among nominating stockholders or groups of stockholders would be determined based on the number (largest to smallest) of shares of our common stock held by such nominating stockholders or groups of stockholders. Each nominating stockholder or group of stockholders must provide the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714, no earlier than August 22, 2017 and no later than the close of business on September 21, 2017. Stockholders are advised to review our Bylaws, which contain additional requirements for submitting director candidates.
The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our common stock for over one year and who satisfies the notice, information and consent requirements set forth in our Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us within the time limits set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to the stockholder nominee as specified in the Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our common stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.
In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents, experience and diversity of our directors;

•
The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which the nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
The Governance Committee’s goal is to assemble a board of directors that brings to us a diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.
There are no stated minimum criteria for director nominees, although the Governance Committee considers the foregoing and may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC, and for a majority of the members of the Board to meet the definition of “independent director” under NASDAQ Rule 5605. The Governance Committee also believes that it is in the best interests of stockholders that at least one key member of our current management participates as a member of the Board. The Governance Committee identifies nominees by first evaluating the current members of the

102017 Proxy Statement

Corporate Governance

Board willing to continue their service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue to serve or if the Governance Committee or the Board decides not to re-nominate a member for election, and if the Board determines not to reduce the Board size as a result, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.
MAJORITY VOTING

Under our Bylaws, in an uncontested election, if any incumbent nominee for director receives a greater number of “withhold” votes (ignoring abstentions and broker non-votes) than votes cast “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. In that event, the Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other actions should be taken. In making its recommendation, the Governance Committee will consider all factors it deems relevant, including, without limitation, the stated reasons why stockholders withheld votes from such director, the length of service and qualifications of such director, the director’s past contributions to us and the availability of other qualified candidates for director. The Governance Committee’s evaluation shall be forwarded to the Board to permit the Board to act on it no later than 90 days following the date of the annual meeting of stockholders. In reviewing the Governance Committee’s recommendation, the Board shall consider the factors evaluated by the Governance Committee and such additional information and factors as the Board believes to be relevant. If the Board determines that the director’s resignation is in the best interests of the Company and its stockholders, the Board shall promptly accept the resignation. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for not accepting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s considerations of the appropriateness of his or her continued service, except to respond to requests for information.
STOCK OWNERSHIP GUIDELINES

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to six times, with the size of the multiple based on the individual’s position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count toward the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive officer. Nonemployee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Nonemployee directors are required to achieve this ownership level within five years of joining the Board. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board.
COMMUNICATIONS WITH DIRECTORS

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:
[Name of Director(s) or Board of Directors]
Qualcomm Incorporated
Attn: General Counsel
5775 Morehouse Drive, N-520I
San Diego, California 92121-1714

2017 Proxy Statement        11

Corporate Governance

Our General Counsel logs all such communications (and the disposition of such communications as set forth below) and forwards those not deemed frivolous, threatening or otherwise inappropriate to the appropriate members of the Board and/or management.
ANNUAL MEETING ATTENDANCE

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All directors then in office attended our last annual meeting, except for Harish Manwani.
DIRECTOR INDEPENDENCE

The Board has determined that, except for Dr. Paul E. Jacobs and Mr. Steve Mollenkopf, all of the members of the Board are “independent directors” within the meaning of NASDAQ Rule 5605.

122017 Proxy Statement

PROPOSAL 1:  ELECTION OF DIRECTORS
ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation (Certificate of Incorporation) and our Bylaws provide that directors are to be elected at our annual meeting of stockholders to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor has been elected and qualified.
Our Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Mr. Raymond Dittamore will conclude his service as a director at the Annual Meeting. The Board, upon recommendation of its Governance Committee, has decided to set the number of directors at 11 effective as of the time the stockholders vote on the election of directors at the Annual Meeting. Therefore, 11 directors will stand for election at the Annual Meeting.
In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” a director nominee must exceed the number of “withhold” votes cast against that nominee). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote. In an uncontested election, if any nominee for director who is currently serving on the Board receives a greater number of “withhold” votes than votes “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. The process that will be followed by the Board in that event is described above under the heading “Majority Voting.”
The nominees receiving a majority of votes cast with respect to his or her election will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 11 nominees named below. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.
NOMINEES FOR ELECTION

BARBARA T. ALEXANDER	Age: 68 Director Since: 2006

Ms. Alexander has been an independent consultant since February 2004. She was a senior advisor for UBS from October 1999 to January 2004 and a managing director of Dillon Read & Co., Inc. from January 1992 to September 1999. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander has been a director of Allied World Assurance Company Holdings, Ltd. since August 2009 and Choice Hotels since February 2012. She previously served as a director of KB Home from October 2010 to April 2014, and has served as a director of a number of other public companies throughout her career. Ms. Alexander holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas.

We believe Ms. Alexander’s qualifications to serve on our Board include her significant financial and accounting experience. In addition, she has extensive experience serving on several other public company boards, including in most instances service on the compensation committee and/or the audit committee of those other boards, which provides valuable insights to our Board. Her experience at Freddie Mac has added to her knowledge regarding risk management issues.

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Proposal 1: Election of Directors

JEFFREY W. HENDERSON	Age: 52 Director Since: 2016

Mr. Henderson has been an Advisory Director to Berkshire Partners LLC, a private equity firm, since September 2015. He served as Chief Financial Officer of Cardinal Health Inc., a health care services company, from May 2005 to November 2014. Prior to joining Cardinal Health, Mr. Henderson held multiple positions at Eli Lilly and General Motors, including serving as President and General Manager of Eli Lilly Canada, Controller and Treasurer of Eli Lilly Inc., and in management positions with General Motors in Great Britain, Singapore, Canada and the U.S. Mr. Henderson has been a director of Halozyme Therapeutics, Inc. since August 2015 and a director of FibroGen, Inc. since August 2015. Mr. Henderson holds a B.S. degree in electrical engineering from Kettering University and an M.B.A. degree from Harvard Business School.

We believe Mr. Henderson’s qualifications to serve on our Board of Directors include his financial and operational management experience, including his significant experience in international operations, which is a source of valuable insights to our Board. His experience in senior operational and financial management positions at companies that experienced significant growth and transformation, including into additional business areas, also provides a useful resource to our senior management. He has been designated as an audit committee financial expert.

THOMAS W. HORTON	Age: 55 Director Since: 2008

Mr. Horton has been a Senior Advisor in the Industrials and Business Services Group of Warburg Pincus LLC, a private equity firm focused on growth investing, since October 2015. Mr. Horton was Chairman of American Airlines Group Inc. (formed upon the merger of AMR Corporation (AMR) and US Airways Group, Inc.) from December 2013 to June 2014 and Chairman of American Airlines, Inc. (American) from November 2011 to June 2014. He was Chairman and Chief Executive Officer of AMR and Chief Executive Officer of American from November 2011 to December 2013, and President of AMR and American from July 2010 to December 2013. He served as Executive Vice President and Chief Financial Officer of AMR and American from March 2006 to July 2010. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation (AT&T) from January 2002 to February 2006. Prior to joining AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to January 2002 and served in numerous management positions with AMR commencing in 1985. Mr. Horton has been a director of Wal-Mart Stores, Inc. since November 2014. Mr. Horton holds a B.B.A. degree in accounting from Baylor University and an M.B.A. degree from Southern Methodist University.

We believe Mr. Horton’s qualifications to serve on our Board include his management, financial and accounting experience, including his former service as Chairman and CEO of American, as Vice Chairman and Chief Financial Officer of AT&T and as Executive Vice President and Chief Financial Officer of American. In particular, Mr. Horton’s roles in operational and financial management at American and AT&T bring valuable insights to our Board, as well as providing a useful resource to our senior management.

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Proposal 1: Election of Directors

PAUL E. JACOBS	Age: 54 Director Since: 2005

Dr. Jacobs is our Executive Chairman and Chairman of the Board of Directors. He has served as Chairman of the Board since March 2009 and as Executive Chairman since March 2014. He served as Chief Executive Officer from July 2005 to March 2014 and as Group President of Qualcomm Wireless & Internet from July 2001 to July 2005. In addition, he served as an executive vice president from February 2000 to June 2005. Dr. Jacobs was a director of A123 Systems, Inc. from November 2002 to July 2012. Dr. Jacobs holds a B.S. degree in electrical engineering and computer science, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the University of California, Berkeley.

We believe Dr. Jacobs’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Executive Chairman and his prior service as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.

ANN M. LIVERMORE	Age: 58 Director Since: 2016

Ms. Livermore served as Executive Vice President of the Enterprise Business at Hewlett-Packard Company (HP) from May 2004 to June 2011 and as Executive Vice President of HP Services from 2002 to May 2004. She joined HP in 1982 and served in a number of management and leadership positions across the company. Ms. Livermore has been a director of United Parcel Services, Inc. since November 1997 and Hewlett Packard Enterprise since November 2015. Ms. Livermore was a director of HP from June 2011 to November 2015. Ms. Livermore holds a B.A. degree in economics from the University of North Carolina, Chapel Hill and an M.B.A. degree from Stanford University.

We believe Ms. Livermore’s qualifications to serve on our Board include her extensive operational experience in senior positions, including leading complex global business organizations with large workforces. Her significant experience in the areas of technology, marketing, sales, research and development and business management provide valuable insights to our Board and also provide useful resources to our senior management. Our Board and senior management also benefit from Ms. Livermore’s experience from serving on other public company boards.

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Proposal 1: Election of Directors

HARISH MANWANI	Age: 63 Director Since: 2014

Mr. Manwani has been a Global Executive Advisor to Blackstone Private Equity group since February 2015. Mr. Manwani was the Chief Operating Officer for Unilever PLC, a leading global consumer products company, from September 2011 to December 2014. He served as Unilever’s President, Asia, Africa, Middle East and Turkey, which was later extended to include Central and Eastern Europe, from April 2005 to August 2011. He served as Unilever’s President, Home & Personal Care, North America from March 2004 to March 2005. He served as Unilever’s President, Home & Personal Care, Latin America and as the Chairman of Unilever’s Latin America Advisory Council from April 2001 to February 2004. He served as Unilever’s Senior Vice President, Global Hair and Oral Care from June 2000 to March 2001. He joined Hindustan Unilever Limited as a management trainee in 1976 and subsequently held various general management positions of increasing responsibilities within Unilever globally. Mr. Manwani has been the Non-Executive Chairman of Hindustan Unilever Limited since July 2005 and a director of Whirlpool Corporation since August 2011, Pearson plc since October 2013 and Nielsen Holdings plc since January 2015. Mr. Manwani holds a B.Sc. honors degree in statistics and an M.M.S. degree in management studies, both from Mumbai University in India. He has also attended the Advanced Management Program at Harvard Business School.

We believe that Mr. Manwani’s qualifications to serve on our Board include his substantial management experience involving international operations, particularly in Asia. His executive management experience, particularly with respect to strategic planning and leadership of complex organizations, provides a valuable resource for our senior management. His experience on the boards of several other companies also brings valuable insights to our Board.

MARK D. McLAUGHLIN	Age: 51 Director Since: 2015

Mr. McLaughlin has been the Chairman of the Board and Chief Executive Officer of Palo Alto Networks, Inc., a network security company, since August 2016. He served as Chairman of the Board, President and Chief Executive Officer from April 2012 to August 2016. He joined Palo Alto Networks as President and Chief Executive Officer, and as a director, in August 2011 and became Chairman of the Board in April 2012. Mr. McLaughlin served as President and Chief Executive Officer and as a director of VeriSign, Inc., a provider of Internet infrastructure services, from August 2009 to August 2011 and as President and Chief Operating Officer from January 2009 to August 2009. Mr. McLaughlin served in various other management and leadership roles at VeriSign from February 2000 through November 2007 and provided consulting services to VeriSign from November 2008 to January 2009. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an internet payments company acquired by VeriSign in February 2000. President Barack Obama appointed Mr. McLaughlin to serve on the National Security Telecommunications Advisory Committee (NSTAC) in January 2011 and to the position of Chairman of the NSTAC in November 2014. Mr. McLaughlin served as a director of Opower, Inc. from October 2013 to June 2016. Mr. McLaughlin holds a B.S. degree from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

We believe Mr. McLaughlin’s qualifications to serve on our Board include his operational and management experience at several technology companies. Mr. McLaughlin’s service on the NSTAC, as well as his experience as Chief Executive Officer and a member of the board of directors of a network security company, provide him with significant knowledge regarding the operations and security of telecommunications systems and cybersecurity matters, which bring valuable insights to our Board.

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Proposal 1: Election of Directors

STEVE MOLLENKOPF	Age: 48 Director Since: 2013

Mr. Mollenkopf has served as our Chief Executive Officer since March 2014 and as a director since December 2013. He served as Chief Executive Officer-elect and President from December 2013 to March 2014 and as President and Chief Operating Officer from November 2011 to December 2013. In addition, he served as Executive Vice President and Group President from September 2010 to November 2011, as Executive Vice President and President of QCT from August 2008 to September 2010, as Executive Vice President, QCT Product Management from May 2008 to August 2008, as Senior Vice President, Engineering and Product Management from July 2006 to May 2008 and as Vice President, Engineering from April 2002 to July 2006. Mr. Mollenkopf joined Qualcomm in 1994 as an engineer and throughout his tenure at Qualcomm has held several other technical and leadership roles. Mr. Mollenkopf has been a director of General Electric Company since November 2016. Mr. Mollenkopf holds a B.S. degree in electrical engineering from Virginia Tech and an M.S. degree in electrical engineering from the University of Michigan.

We believe Mr. Mollenkopf’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.

CLARK T. “SANDY” RANDT, JR.	Age: 71 Director Since: 2013

Ambassador Randt has been President of Randt & Co. LLC, a company that advises firms with interests in China, since February 2009. He is a former U.S. Ambassador to the People’s Republic of China, where he served from July 2001 to January 2009. He was a partner resident in the Hong Kong office of Shearman & Sterling, a major international law firm where he headed the firm’s China practice, from January 1994 to June 2001. Ambassador Randt served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing from August 1982 to October 1984. He was the China representative of the National Council for United States-China Trade in 1974, and he served in the U.S. Air Force Security Service from August 1968 to March 1972. Ambassador Randt has been a director of Valmont Industries, Inc. since February 2009, a director of the United Parcel Service, Inc. since August 2010 and a director of Wynn Resorts Ltd. since October 2015. He is fluent in Mandarin Chinese. Ambassador Randt holds a B.A. degree in English literature from Yale University and a J.D. degree from the University of Michigan. He also attended Harvard Law School where he was awarded the East Asia Legal Studies Traveling Fellowship to China.

We believe Ambassador Randt’s qualifications to serve on our Board include his deep understanding of Asia and experience in facilitating business in China and more generally throughout Asia, which is one of the most important regions to our business. He brings to our Board substantial experience in diplomacy, international trade and cross-border commercial transactions, including service as the U.S. Ambassador to the People’s Republic of China. His international experience and knowledge of Asian business operations provide valuable insights to our Board.

2017 Proxy Statement        17

Proposal 1: Election of Directors

FRANCISCO ROS	Age: 66 Director Since: 2010

Dr. Ros is President of First International Partners, S.L., a business consulting firm he founded in 2002. He was Secretary of State (vice minister) of the Government of Spain from May 2004 to July 2010. He served as a senior director of business development of Qualcomm from July 2003 to April 2004. He was Chairman and CEO of Alua Broadband Optical Access, a company he co-founded, from January 2000 to June 2002. Dr. Ros served as President and CEO of Unisource (a joint venture among KPN, Telia, Swisscom and Telefónica) from May 1996 to October 1998. Dr. Ros headed several business areas within the Telefónica Group from April 1983 to November 1996 and became Managing Director of the holding company and a member of its Executive Management Board. Dr. Ros was a director of Elephant Talk Communications Corp. from September 2014 to February 2016. Dr. Ros holds an engineering and a Ph.D. degree in telecommunications from the Universidad Politecnica de Madrid, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the Massachusetts Institute of Technology and an advanced management degree from the Instituto de Estudios Superiores de la Empresa Business School in Madrid.

We believe Dr. Ros’s qualifications to serve on our Board include his extensive executive management and board experience in telecommunications companies and operators in Europe and Latin America, his significant experience related to the overall telecommunications and IT regulatory environment in Europe (including his service in the Government of Spain at a time when Spain held the Presidency of the European Union), as well as his technical and business background and education. In addition, Dr. Ros brings a non-U.S. perspective to issues facing us, enhancing the understanding of our Board.

ANTHONY J. VINCIQUERRA	Age: 62 Director Since: 2015

Mr. Vinciquerra has been a Senior Advisor to Texas Pacific Group (TPG) in the Technology, Media and Telecom sectors, where he advises TPG on acquisitions and operations, since September 2011. Mr. Vinciquerra was Chairman of Fox Networks Group, the largest operating unit of News Corporation, from September 2008 to February 2011 and President and Chief Executive Officer from June 2002 to February 2011. Earlier in his career, he held various management positions in the broadcasting and media industry. Mr. Vinciquerra has been a director of Pandora Media, Inc. since March 2016. He previously served as a director of Motorola Mobility Holdings, Inc. from January 2011 to May 2012 and a director of DirecTV from September 2013 to July 2015. Mr. Vinciquerra holds a B.A. degree in marketing from the State University of New York.

We believe Mr. Vinciquerra’s qualifications to serve on our Board include his management experience, including significant experience in operations, which is a source of important insights to our Board, as well as providing a useful resource to our senior management. His prior media industry experience is especially valuable with the convergence of the Internet, wireless, media and computing industries. He has been designated as an audit committee financial expert.

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to elect each of the 11 nominees for director, meaning that the number of shares cast “for” a nominee’s election exceeds the number of “withhold” votes cast against that nominee. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for each of the 11 nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

182017 Proxy Statement

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 24, 2017, and the Board has directed that management submit this selection for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985.
The Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance and independence, including that of the lead audit partner. This evaluation was conducted with input from senior management.
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of different independent public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
FEES FOR PROFESSIONAL SERVICES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP during our fiscal years ended September 25, 2016 and September 27, 2015 for the audits of our annual consolidated financial statements and fees for other services. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval process described below.

	Fiscal 2016	Fiscal 2015
Audit fees (1)	$8,516,000	$6,725,000
Audit-related fees (2)	2,928,000	4,597,700
Tax fees (3)	543,000	115,200
All other fees (4)	253,000	82,400
Total	$12,240,000	$11,520,300

(1)
Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the reviews of our interim condensed consolidated financial statements included in quarterly reports and audits of certain subsidiaries for statutory and regulatory purposes.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or reviews of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from certain licensees.

(3)	Tax fees consist of fees for permissible advisory services regarding general tax consulting services, including consulting on tax matters related to merger and acquisition activity.

(4)
All other fees consist of fees for permissible advisory services provided in connection with market condition studies, services related to conflict minerals reporting requirements and technical publications purchased from the independent public accountants.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and an estimated fee. The Audit Committee has delegated certain pre-approval authority to its Chair and certain members of management when expedition of approval is necessary, subject to review by the Audit Committee at its next meeting.

2017 Proxy Statement        19

Proposal 2: Ratification of Selection of Independent Public Accountants

Our independent public accountants and management periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants and the fees for the services performed to date.
REPRESENTATION FROM PRICEWATERHOUSECOOPERS LLP AT THE ANNUAL MEETING

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority, but is not required, to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 24, 2017.

202017 Proxy Statement

PROPOSAL 3:  ADVISORY VOTE FOR APPROVAL OF OUR EXECUTIVE COMPENSATION
This stockholder advisory vote, commonly known as “Say-on-Pay,” is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our named executive officers (NEOs). The Board recommends a vote “FOR” the following resolution:
“Resolved, that the stockholders of QUALCOMM Incorporated hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”
COMPENSATION PROGRAM BEST PRACTICES

We continued our many ongoing executive compensation practices that promote consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These practices are discussed in detail in the Compensation Discussion and Analysis (CD&A) section and include:

•	A majority of our long-term incentive equity awards are performance-based.

•	A significant portion of our executive officers’ compensation varies with Company financial and stock performance.

•	We have a balanced approach to incentive programs, including a mix of short- and long-term incentives and performance measures.

•
We have limits on incentive amounts that may be earned in the event we significantly exceed our annual financial performance objectives or experience exceptional performance relative to peer companies. We also have limits on incentive amounts that may be earned in the event we do not meet or exceed our annual financial performance objectives. Further, if certain minimum annual financial performance objectives are not met, no incentive amounts will be earned.

•	We have an enterprise risk management process that includes compensation, talent management and succession planning.

•	We have stock ownership guidelines.

•	We do not provide tax gross-ups for benefits unless they are provided under a policy generally applicable to all eligible employees, such as relocation.

•	We have a cash incentive compensation clawback policy in the event of an accounting restatement.

•	Our insider trading policy includes a prohibition on hedging and pledging of our common stock covering all executive officers and directors.

•	Our NEOs do not have severance agreements or employment contracts, and our equity acceleration in the event of a change in control is “double-trigger.”

•
Our compensation decisions are made with both prevalent practices and comparative performance information as background, using objectively selected smaller and larger peers where the Company is reasonably positioned in the middle of the range.

•
The Compensation Committee engages an independent compensation consulting firm to advise it on compensation matters, such as recommendations for potential peer companies, analyses of competitive practices for executive officers and directors and aggregate equity compensation spending.

REQUIRED VOTE

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker

2017 Proxy Statement        21

Proposal 3: Advisory Vote for Approval of Our Executive Compensation

non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. However, we value the opinions of our stockholders, and the Compensation Committee will take into account the outcome of this vote when considering future compensation decisions.
BOARD RECOMMENDATION

The Board believes that the compensation of our NEOs, as described in the CD&A, compensation tables and narrative disclosures, is appropriate for the reasons discussed herein.
THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION.

222017 Proxy Statement

PROPOSAL 4: STOCKHOLDER PROPOSAL TO AMEND THE PROXY ACCESS PROVISION OF OUR AMENDED AND RESTATED BYLAWS
The following stockholder proposal will be voted on at the Annual Meeting if properly presented by or on behalf of the stockholder proponent.
The Company has been advised that Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758, has indicated that he is a beneficial owner of at least $2,000 in market value of the Company’s common stock and intends to submit the following proposal at the Annual Meeting.
The text of the stockholder proposal and supporting statement appear exactly as received by the Company unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the stockholder. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect or misleading, but we have not attempted to refute all of those assertions.RESOLVED: Shareholders of QUALCOMM, Inc. (the “Company”) ask the board of directors (the “Board”) to amend its “Proxy Access” bylaw, and any other associated documents, to include essential elements for substantial implementation to better facilitate meaningful proxy access by more shareholders as follows:

1.
The number of “Stockholder Nominees” eligible to appear in proxy materials shall be 25% of the directors then serving or 2, whichever is greater. Current bylaws restrict Stockholder Nominees to 20% of directors or 2, whichever is greater. Under the current 11-member board, this change would have no immediate impact but could ensure shareholders a continued meaningful proportion of representation if the number of directors is changed.

2.
No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% “Required Ownership Percentage” for an “Eligible Shareholder.” Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria at most of companies examined by the Council of Institutional Investors. Allowing an unlimited number of shareholders to aggregate shares will facilitate greater participation by individuals and institutional investors in meeting the “Required Ownership Percentage” of 3%.

Supporting Statement:
The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance: The Case of Proxy Access (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.
Proxy Access: Best Practices (http://www.cii.org/files/publications/misc/08_05_15_Best%20Practices%20-%20Proxy%20Access.pdf) by the Council of Institutional Investors, “highlights the most troublesome provisions” in recently implemented proxy access bylaws.
Although the Company’s board adopted a proxy access bylaw in 2016, it contains troublesome provisions, as addressed above, that significantly impair the ability of shareholders to participate as Eligible Stockholders and the ability of Stockholder Nominees to effectively serve if elected. Adoption of the requested amendments would largely remedy these issues and would better ensure meaningful proxy assess [sic] is eligible to more shareholders.
Increase Shareholder Value
Vote for Shareholder Proxy Access Amendment - Proposal 4

THE COMPANY’S STATEMENT IN OPPOSITION TO PROPOSAL 4

The Board has carefully considered this stockholder proposal and believes that it is unnecessary and potentially detrimental to the Company and its stockholders. Accordingly, the Board recommends a vote AGAINST Proposal 4.

2017 Proxy Statement        23

Proposal 4: Stockholder Proposal

We adopted in 2015, and enhanced in 2016, a carefully considered proxy access framework that reflects the input of extensive discussions with our stockholders, that we believe is consistent with best practices and the vast majority of proxy access bylaws adopted by U.S. public companies, and that strikes the appropriate balance between promoting meaningful stockholder nomination rights and protecting the best interests of all of our stockholders.
Our proxy access bylaw permits a group of up to 20 stockholders, owning at least 3% of our common stock continuously for at least 3 years, to include in our annual meeting proxy materials director nominees constituting up to 20% of the Board (but no fewer than two nominees). Our proxy access bylaw reflects input from many of our significant stockholders, as well as the published positions of other significant stockholders. In addition, we believe it is consistent with best practices and the vast majority of proxy access bylaws adopted by U.S. public companies. Finally, we believe that our proxy access bylaw appropriately balances the interests of providing meaningful proxy access rights to our stockholders while mitigating the possibility of proxy access being used by stockholders to pursue objectives that are not broadly supported by other stockholders.
Following adoption of our proxy access bylaw in late 2015, we continued to monitor the development of proxy access, and in 2016, we conducted significant stockholder outreach regarding proxy access. We received valuable feedback from our stockholders on this topic, including regarding what they believed to be appropriate proxy access parameters.
In July 2016, reflecting this input from our stockholders as well as ongoing developments in how proxy access had been implemented at other companies, the Board refined our proxy access bylaw to provide even broader rights to our stockholders. The key revisions:

•	Changed the maximum number of stockholder nominees from 20% of the Board to the greater of two or 20% of the Board;

•	Removed the clause which provided that a stockholder nominee whom the Board decides to nominate as one of its own nominees counts against the maximum number of stockholder nominees;

•	Removed the requirement that each nominating stockholder provide a representation that it intends to hold its shares for at least one year following the annual meeting;

•	Removed the clause which provided that a stockholder nominee who does not receive at least 25% support will be prohibited from being a stockholder nominee for the next two annual meetings; and

•	Removed the clause which provided that each nominating stockholder who has one of its stockholder nominees elected to the Board may not nominate other candidates for the next two annual meetings.
The Board believes that the revised provisions strike the appropriate balance between providing a manageable proxy access process while mitigating the possibility of proxy access being used by stockholders pursuing objectives that are not broadly supported by our other stockholders. These revised terms were in several cases more favorable than prevailing practices among other large U.S. companies that had adopted proxy access, for example, by removing restrictions on proxy access rights being exercised by stockholders which had included nominees in prior proxy statements.
Accordingly, we do not believe that the proposed changes to our existing proxy access bylaw are in the best interests of our stockholders, and the Board recommends a vote AGAINST the stockholder proposal.
Initial Adoption of Proxy Access
In December 2015, the Board carefully considered viewpoints of investors, governance experts and other advisors on proxy access rights and the developing proxy access trends among other U.S. public companies and adopted a robust proxy access bylaw. The Board noted the beliefs of many investors that proxy access rights would increase accountability of directors to stockholders and would give stockholders a more meaningful voice in electing directors, while at the same time recognizing the views of other investors that the implementation of any proxy access provision could undermine the role of the Company’s independent Governance Committee and could lead to, among other things, unnecessary expense and distraction, as well as an inexperienced, fragmented and less effective Board with directors who may pursue special interests not shared by all or most of our stockholders. Based on the information available to the Board at that time and the Board’s own thoughtful deliberations on the topic, the Board concluded that the best course of action for the Company and our stockholders was to adopt a proxy access bylaw with parameters comparable to those adopted by other large U.S. public companies seeking to implement meaningful proxy access rights for their stockholders, while also tailored to the Company’s particular circumstances. As reflected in the proxy access bylaw adopted in 2015, the Board determined, and continues to believe, that a 3% ownership threshold for at least a 3-year holding period and a nominating group of no more than 20 stockholders with the ability to nominate candidates for up to 20% of the Board is most appropriate for the Company.

242017 Proxy Statement

Proposal 4: Stockholder Proposal

We have an effective and manageable proxy access framework, and we believe that the requested changes are unnecessary and potentially disruptive.
The Board believes that this stockholder proposal, which contemplates proxy access for up to 25% of the Board and an unlimited stockholder group, does not appropriately balance the potential disruption that could be created by regular proxy contests and the corresponding turnover of a number of Board seats, together with the challenges of on-boarding and integrating these new directors, against the benefits stockholders would gain under proxy access. Based on the composition of our stockholder base and feedback from our stockholders, the Board concluded that limiting the size of the nominating group to no more than 20 stockholders provides stockholders with a meaningful and appropriate opportunity to include nominees in our proxy statement. The Board also considered the complexities of receiving nominations from a large number of stockholders (each potentially holding small numbers of shares) and the time and other costs that would be associated with managing such an unwieldy process. The Board concluded that making available 20% of the Board seats (with a minimum of two) for proxy access with a reasonable limitation on the number of stockholders that could constitute a group provides an appropriately balanced approach.

•
The stockholder proposal would allow stockholders (holding 3% of our common stock) to nominate up to 25% of the Board each year, which could result in unnecessary disruption to the Board and reduce the Board’s effectiveness.

Consistent with the vast majority of other U.S. public companies who have adopted proxy access, our proxy access bylaw permits eligible stockholders to nominate the greater of two nominees or 20% of the Board. This fully accomplishes the main objective of proxy access -- providing meaningful representation on a board for qualified individuals endorsed by a majority of stockholders. We believe that raising the potential level of representation to 25% of the Board could have unintended effects that could be destructive of stockholder value, including promoting the use of proxy access to lay the groundwork for effecting a change in control, encouraging the pursuit of special interests at the expense of a long-term strategic view or otherwise disrupting the effective functioning of the Board (including the staffing of committees). Further, our Governance Committee has an important role in considering the effectiveness of the Board and in identifying nominees who have the appropriate mix of experiences, areas of expertise and educational backgrounds in order to establish and maintain a Board that is strong in its collective knowledge, experiences and skills, and that can fulfill its responsibilities, facilitate our long-term success and represent the interests of our stockholders broadly. With respect to nominations through proxy access, however, the Governance Committee is unable to consider those factors. Accordingly, the Board believes that limiting candidates nominated through our existing proxy access bylaw to 20% of the Board will help to ensure that director turnover does not disrupt the Board’s effectiveness.

•
The stockholder proposal places no limit on the number of stockholders who can assemble as a group to establish the ownership threshold required to make a proxy access nomination, which may result in excessive administrative burden and expense for the Company and its stockholders.

Consistent with the vast majority of other U.S. public companies who have adopted proxy access, our proxy access bylaw permits groups of up to 20 stockholders to aggregate their shares to reach the required 3% ownership threshold (with a group of investment funds under common management and investment control counting as a single stockholder). We do not believe that allowing an unlimited number of stockholders to aggregate their shares is workable for the nominating stockholder group, given the broad solicitation that would be required and the practical difficulties of coordinating a larger number of stockholders. We believe that a reasonable limitation should be established to reduce the Company’s administrative burden and costs and help reduce the risk of abuse of proxy access rights by stockholders with special interests, including interests unrelated to long-term stockholder value. In the absence of a reasonable limitation on the number of stockholders in a group, the Company could be required to make burdensome and time-consuming inquiries into the nature and duration of the share ownership of a large number of stockholders participating in a proxy access nomination in order to verify their required share ownership.
With our current ownership structure, any group of 20 of our largest 100 stockholders (which includes several public pension funds) would own at least 3% of our shares. In many cases, the 3% threshold could be achieved with far fewer than 20 stockholders.
Furthermore, a 20-stockholder limit is widely embraced by companies adopting proxy access and widely endorsed among institutional stockholders’ voting policies. As a result, we do not believe that it would be appropriate, and in fact would be detrimental to the Company and our stockholders, to remove the limit on the number of stockholders that could constitute a proxy access group.

2017 Proxy Statement        25

Proposal 4: Stockholder Proposal

We have a strong corporate governance structure and record of accountability.
Our current corporate governance structure reflects our significant and ongoing commitment to strong and effective governance practices and our desire to be responsive and accountable to stockholders. We are committed to providing our stockholders with a meaningful voice in the nomination and election of directors and the ability for our stockholders to engage with the Board to promote their views. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our stockholders.
In addition to adopting (and subsequently revising) our proxy access bylaw, over the last several years we have implemented numerous other corporate governance enhancements, including:

•	All of our directors are elected annually.

•
All of our directors must be elected by a majority vote in an uncontested election, and any director who fails to receive the required number of votes must tender his or her resignation for consideration by the Board.

•	The Board consists entirely of independent directors, other than the Executive Chairman and the CEO.

•	All standing committees of the Board are comprised solely of independent directors.

•	The roles of the Chairman of the Board and the Chief Executive Officer have been separated.

•
We have an independent Presiding Director (elected by and from the independent members of the Board) with defined and significant responsibilities, including: acting as the principal liaison between the independent directors and the Executive Chairman and the CEO; collaborating with the Executive Chairman and the CEO in developing agendas for Board meetings; and presiding during executive sessions of the independent directors.

•	Our stockholders are able to:

◦
recommend director candidates to our Governance Committee, which considers such recommendations in the same manner as recommendations received from other sources (as described above in the “Corporate Governance” section under the heading “Director Nominations”);

◦	directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our bylaws and the federal securities laws;

◦	submit proposals for inclusion in the Company’s proxy statement for consideration at an annual meeting of stockholders, subject to the rules and regulations of the SEC;

◦
communicate directly with members of the Board, the Executive Chairman, the Presiding Director, any Board committee or our independent directors as a group (as described further in the “Corporate Governance” section under “Communications with Directors”); and

◦	express their views on executive compensation through annual “say-on-pay” votes.
The Board also has shown an ongoing commitment to Board refreshment and to having highly qualified, independent voices in the boardroom. In the last two years, we reduced the size of the Board (from a high of 16 directors to 11 directors nominated for election at the Annual Meeting) as well as the average tenure of the Board. Through our robust director nomination and evaluation process, six of the Company’s nine independent directors nominated for election at the Annual Meeting have been added to the Board since 2013. Importantly, several of these new directors were based on suggestions from stockholders, demonstrating that stockholders already have an effective mechanism for recommending director candidates and that the Board thoughtfully considers qualified stockholder candidates.
Given the Board’s continuing commitment to ensuring effective corporate governance, as evidenced by our extensive interactions with our stockholders, and our adoption (and subsequent revision) of a robust proxy access bylaw that we believe reflects appropriate proxy access parameters consistent with stockholder input, best practices and the vast majority of U.S. public companies that have adopted proxy access, and by the other actions described above and elsewhere in this proxy statement, the Board believes that the changes to our proxy access framework contemplated by the stockholder proposal are not necessary and could be detrimental to our stockholders and stockholder value.
REQUIRED VOTE

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this

262017 Proxy Statement

Proposal 4: Stockholder Proposal

matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company or the Board. However, we value the opinions of our stockholders, and the Board will take into account the outcome of this vote when considering potential amendments to the proxy access provision of our Bylaws.
BOARD RECOMMENDATION

The Board believes that this stockholder proposal is not in the best interests of stockholders for the reasons discussed herein.
THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

2017 Proxy Statement        27

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of December 12, 2016 by: (i) each stockholder known to us to have greater than a 5% ownership interest (based solely on our review of Schedules 13D and 13G and Forms 13F filed with the SEC); (ii) each of our executive officers named in the Fiscal 2016 Summary Compensation Table under “Executive Compensation and Related Information” (the Named Executive Officers or NEOs); (iii) each current director and nominee for director; and (iv) all of our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.	107,319,296	7.10%
55 East 52nd Street
New York, NY 10055 (2)
Vanguard Group Inc.	101,454,047	6.74%
P.O. Box 2600, V26
Valley Forge, PA 19482-2600 (3)
Steve Mollenkopf (4)	254,526	*
George S. Davis (5)	99,227	*
Derek K. Aberle (6)	118,325	*
Paul E. Jacobs (7)	1,430,842	*
Brian Modoff (8)	7,881	*
Barbara T. Alexander (9)	28,150	*
Raymond V. Dittamore (10)	41,726	*
Jeffrey W. Henderson (11)	74	*
Thomas W. Horton (12)	17,786	*
Ann M. Livermore (13)	3,077	*
Harish Manwani (14)	—	*
Mark D. McLaughlin (15)	5,650	*
Clark T. Randt, Jr. (16)	748	*
Francisco Ros (17)	6,125	*
Anthony J. Vinciquerra (18)	1,567	*
All Executive Officers and Directors as a Group (21 persons) (19)	2,504,281	*

*	Less than 1%

(1)
The information for officers and directors in this table is based upon information supplied by those officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,478,597,180 shares outstanding on December 12, 2016, adjusted as required by rules promulgated by the SEC.

(2)	This information is as of December 31, 2015 and based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 10, 2016.

(3)	This information is as of December 31, 2015 and based on the Schedule 13G/A filed with the SEC by Vanguard Group Inc. on February 10, 2016.

(4)	Includes 254,526 shares held in family trusts.

(5)	Includes 99,227 shares held in family trusts.

(6)	Includes 101,051 shares issuable upon exercise of stock options exercisable within 60 days.

282017 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

(7)
Includes 1,005,451 shares held in personal trusts, 950 shares held by his spouse, and 219,703 shares held in trusts for the benefit of his children. Also includes 204,738 shares issuable upon exercise of stock options exercisable within 60 days, of which all shares are held in trusts for the benefit of his children. Dr. Jacobs disclaims all beneficial ownership for the shares held in trusts for the benefit of his children.

(8)	Includes 7,881 shares held in family trusts.

(9)
Includes 27,968 shares held in family trusts and 182 fully vested deferred stock units and related dividend equivalents to be released within 60 days. Excludes 12,632 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(10)
Includes 7,400 shares held in family trusts and 6,326 held jointly with his spouse. Also includes 28,000 shares issuable upon exercise of stock options exercisable within 60 days. Excludes 16,838 fully vested deferred stock units and dividend equivalents that settle on March 7, 2017 and 4,622 fully vested deferred stock units and dividend equivalents shares that settle three years after the date of grant.

(11)
Excludes 4,622 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant and 751 fully vested deferred stock units and dividend equivalents that settle on March 9, 2018.

(12)
Includes 15,286 shares held jointly with his spouse and 2,500 shares issuable upon exercise of stock options exercisable within 60 days. Excludes 10,374 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(13)	Includes 3,077 shares held in family trusts. Excludes 1,892 fully vested deferred stock units and dividend equivalents that settle on March 8, 2019.

(14)	Excludes 9,575 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(15)
Includes 5,650 shares held in family trusts. Excludes 5,953 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant and 1,882 fully vested deferred stock units and dividend equivalents that settle on March 9, 2018.

(16)
Includes 748 shares held jointly with his spouse. Excludes 5,752 fully vested deferred stock units and dividend equivalents that settle on March 4, 2020 and 4,622 fully vested deferred stock units and dividend equivalent shares that settle three years after the date of grant.

(17)	Excludes 10,374 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(18)
Includes 1,567 shares held in family trusts. Excludes 1,882 fully vested deferred stock units and dividend equivalents that settle on March 9, 2018, 844 fully vested deferred stock units and dividend equivalents that settle on January 1, 2019 and 4,954 fully vested deferred stock units and dividend equivalent shares that settle upon retirement from the Board.

(19)
Includes 669,914 shares issuable upon exercise of stock options exercisable within 60 days. Also includes 182 fully vested restricted stock units, deferred stock units and dividend equivalents to be released within 60 days for all directors and executive officers as a group. Excludes 97,569 fully vested deferred stock units and related dividend equivalents.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during 2016, except for the following: Dr. Jacobs filed a single Form 4 in 2016 which combined information for seven late reports covering a total of 15 transactions that were not reported on a timely basis in prior years, all of which were the result of late reporting by Dr. Jacobs’s broker of exempt gifts and Grantor Retained Annuity Trust (GRAT) dispositions.

2017 Proxy Statement        29

Stock Ownership of Certain Beneficial Owners and Management

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2016, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2016, none of our executive officers served on the compensation committee (or equivalent) or board of another entity that has or has had one or more executive officers who served on our Compensation Committee or Board.
EQUITY COMPENSATON PLAN INFORMATION

The following table sets forth information regarding outstanding equity awards and shares reserved for future issuance under our equity compensation plans as of September 25, 2016 (number of shares in thousands):

Plan Category	Number of Shares to be Issued Upon Exercise / Vesting of Outstanding Awards		Weighted Average Exercise Price of Outstanding Options (1)	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (2)	48,847	(4)	$41.34	134,435	(5)
Equity compensation plans not approved by stockholders (3)	511		$26.75	—
Total	49,358		$40.96	134,435

(1)
Weighted Average Exercise Price of Outstanding Options does not include outstanding performance stock units, time-based restricted stock units and performance-based restricted stock units, all of which were granted under equity compensation plans approved by stockholders.

(2)	Consists of three Company plans: the 2006 Long-Term Incentive Plan, the 2016 Long-Term Incentive Plan and the Amended and Restated 2001 Employee Stock Purchase Plan.

(3)	Consists of equity compensation plans assumed in connection with mergers and acquisitions.

(4)
Includes approximately 31,331,000 shares that may be issued pursuant to performance stock units, time-based restricted stock units and performance-based restricted stock units granted under the 2006 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan. The performance stock units include the maximum number of shares that may be issued.

(5)	Includes approximately 20,395,000 shares reserved for issuance under the Amended and Restated 2001 Employee Stock Purchase Plan.

302017 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Our Code of Ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. Our Conflicts of Interest and Outside Activities policy provides additional rules regarding the employment of relatives. In accordance with its charter, the Audit Committee is responsible for reviewing and approving transactions between the Company and any directors or executive officers or any of such person’s immediate family members or affiliates (other than employment and compensation related transactions, which are subject to review by the Compensation Committee), which would be reportable as a related-person transaction under SEC rules. In considering the proposed arrangement, the Audit Committee or Compensation Committee, as appropriate, will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.
During fiscal 2016, we employed the family members of certain of our executive officers. The Compensation Committee reviewed and approved the related-person transactions below.
Those employees whose compensation (salary, cash incentives and grant date fair value of equity awards) exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer, except as otherwise described below. Each family member is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the executive officers as having a beneficial interest in the compensation of family members described below that is material to them or the Company. Restricted stock units were granted under our 2006 Long-Term Incentive Plan and generally vest over three years from the grant date, contingent upon continued service with the Company.
Cristiano Amon’s brother, Rogerio Amon, serves as a Senior Director, Program Management, Qualcomm Technologies, Inc. During fiscal 2016, Rogerio Amon earned $195,395 in base salary and $4,945 in cash incentives and received restricted stock unit grants totaling 2,060 shares with an aggregate grant date fair value of $110,045.
Steve Mollenkopf’s brother, James D. Mollenkopf, serves as a Senior Director, Strategic Development, Qualcomm Technologies, Inc. During fiscal 2016, James D. Mollenkopf earned $236,454 in base salary and $7,295 in cash incentives and received restricted stock unit grants totaling 3,745 shares with an aggregate grant date fair value of $200,058.
Donald J. Rosenberg’s son-in-law, Dr. Lucian Iancovici, serves as a Manager, Ventures, Qualcomm Technologies, Inc. During fiscal 2016, Dr. Lucian Iancovici earned $177,431 in base salary and $2,580 in cash incentives and received restricted stock unit grants totaling 539 shares with an aggregate grant date fair value of $28,793.
Michelle M. Sterling shares her household with Mark E. Palamar, who serves as a Senior Director, IPR Enforcement. During fiscal 2016, Mark E. Palamar earned $222,695 in base salary and $6,400 in cash incentives and received restricted stock unit grants totaling 2,022 shares with an aggregate grant date fair value of $108,015.

2017 Proxy Statement        31

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2017 Proxy Statement.
COMPENSATION COMMITTEE

Barbara T. Alexander, Chair
Harish Manwani
Mark D. McLaughlin

322017 Proxy Statement

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION & ANALYSIS
The Compensation Committee oversees our executive compensation program. This Compensation Discussion and Analysis section discusses this program and the compensation earned by or paid to our Named Executive Officers (NEOs) for fiscal 2016.
Summary
Fiscal 2016 Business Highlights
Fiscal 2016 was a year of transition as we executed on our Strategic Realignment Plan announced in fiscal 2015 and continued to invest in technology leadership and new growth areas. Our Qualcomm CDMA Technologies (QCT) and Qualcomm Technology Licensing (QTL) segments made progress in fiscal 2016 as QCT delivered on its improved operating margin target and QTL continued to execute new license agreements in China.
Strategic Realignment Plan. In the fourth quarter of fiscal 2015, we announced a Strategic Realignment Plan designed to improve execution, enhance financial performance and drive profitable growth as we work to create sustainable long-term value for stockholders. As part of this plan, we implemented a cost reduction plan, which included a series of targeted reductions across our businesses, particularly in QCT, and a reduction to annual share-based compensation grants. These cost reduction initiatives were achieved by the end of fiscal 2016.
Expanding Opportunities for Growth. We took steps to accelerate our technology positions in our priority growth segments of Internet of Things (IoT), automotive and networking. In January 2016, we announced our planned joint venture with TDK Corporation to enable delivery of radio frequency (RF) front-end modules and RF filters into fully integrated products for mobile devices and IoT applications, among others. Shortly after the end of fiscal 2016, we announced a definitive agreement to acquire NXP Semiconductors N.V. NXP is a leader in high-performance, mixed-signal semiconductor electronics in automotive, broad-based microcontrollers, secure identification, network processing and RF power products.
Executive Compensation Highlights
Responsive to Stockholders. In fiscal 2016, we continued the executive compensation program that received 94% support from our stockholders at the March 2016 annual meeting. The changes we described in last year’s proxy statement were made in response to stockholder feedback and further focused the Company on growing per share net income, reducing our share count, managing our share-based compensation expense and value-creating capital allocation. We continue to engage with our stockholders and to implement “best in class” compensation practices that align pay delivery with performance, set rigorous goals for delivering performance-based incentives and carve-out the value of special front-loaded equity awards granted for retention purposes in fiscal 2014 to maintain reasonable annualized total compensation opportunities.
Heavy Emphasis on Performance-Based Incentive Compensation. Approximately 94% of the target total direct compensation (TDC) for fiscal 2016 for our CEO and other NEOs was allocated to variable compensation that is at risk based on performance, including short- and long-term incentive compensation (as highlighted by the blue-shaded sections in the chart below).

2017 Proxy Statement        33

Compensation Discussion & Analysis

•
Annual Cash Incentive Plan (ACIP). Our ACIP for fiscal 2016 was based 40% on Adjusted Revenues and 60% on Adjusted Earnings Per Share (EPS). We placed greater weight on EPS to emphasize its relative importance to stockholder value creation. Performance during fiscal 2016 was strong relative to the goals that we set based on our internal budgets and forecasts. We achieved 99% of our Adjusted Revenues goal and exceeded our Adjusted EPS goal by 7%. Although we exceeded our combined budget-based financial goals, the ACIP payout rate for our NEOs was 78% of the target amount because the Compensation Committee increased the level of financial performance necessary for our executive officers to earn the ACIP target amounts as compared to prior years to recognize that the fiscal 2016 ACIP Adjusted Revenues objective was below the corresponding level of performance for fiscal 2015.

•
Long-Term Equity Awards. For fiscal 2016, as part of our regular, annual on-going program, we granted our NEOs performance-based stock unit awards (PSUs) based on return on invested capital (ROIC) and relative total shareholder return (TSR) to focus on strategic financial results, and time-vested restricted stock units (RSUs) for ownership and retention. The grant-date fair values of these awards were based on a number of factors, including the competitive labor markets, the NEO’s roles and responsibilities and the NEO’s performance and contributions to financial and strategic objectives, and. except for Mr. Modoff, were reduced by the annualized value of front-loaded amounts from fiscal 2014 that were attributable to fiscal 2016. Actual earned or realized value from these grants will reflect our performance for fiscal 2017 through fiscal 2019 that will be heavily dependent on our relative TSR, capital-allocation decisions, Strategic Realignment Plan accomplishments, initiatives to expand growth and continued progress with our licensing program.

•
Real Pay Delivery Aligned with Performance. Figure 10 on page 45 summarizes the relationship between our NEOs’ actual delivered compensation and Company performance. In the aggregate, our CEO’s pay delivery from the fiscal 2016 ACIP, relative TSR PSUs granted in fiscal 2014 with performance measures tied to fiscal 2016 and stock price performance for RSUs granted in fiscal 2014 was 57% of the aggregate target award amount. Our other NEOs’ (excluding Mr. Modoff) aggregate pay delivery was 55% of the aggregate target award amount. Actual earn outs of PSUs granted in fiscal 2014 that were based on performance for fiscal 2015 through 2016 were zero (as were PSUs granted in fiscal 2013 that were based on performance for fiscal 2014 through 2015), and the CEO’s realized value of RSUs granted in fiscal 2014 was 14% lower than the grant date values that were previously reported at the fiscal year-end stock price.

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Compensation Discussion & Analysis

This Compensation Discussion and Analysis is composed of the following sections:
Detailed compensation tables that quantify and further explain our NEOs’ compensation follow this Compensation Discussion and Analysis.

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Compensation Discussion & Analysis

OUR NAMED EXECUTIVE OFFICERS (NEOs) FOR FISCAL 2016

Steve Mollenkopf

Current position:
●  Chief Executive Officer (CEO), since March 2014
Prior Qualcomm positions include:
● CEO-Elect and President, 2013 - 2014
● President and Chief Operating Officer, 2011 - 2013

22 years of service with Qualcomm

George S. Davis
Current position: ● Executive Vice President and Chief Financial Officer (CFO), since March 2013 4 years of service with Qualcomm

Derek K. Aberle

Current position:
● President, since March 2014
Prior Qualcomm positions include:
● Executive Vice President and Group President, 2011 - 2014
● Executive Vice President and President, QTL, 2008 - 2011

16 years of service with Qualcomm

Paul E. Jacobs

Current position:
●  Executive Chairman and Chairman of the Board, since March 2014
Prior Qualcomm positions include:
● Chairman of the Board and CEO, 2009 - 2014
●  CEO, 2005 - 2009

26 years of service with Qualcomm

Brian Modoff
Current position: ● Executive Vice President, Strategy and Mergers & Acquisitions, since October 2015 1 year of service with Qualcomm

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Compensation Discussion & Analysis

PROGRAM OVERVIEW

Primary Compensation Components
The Compensation Committee designed our fiscal 2016 executive compensation program to include salaries, bonuses (pursuant to our Annual Cash Incentive Plan (ACIP)) and long-term equity incentive awards. Figure 1 is an overview of the primary components of our fiscal 2016 executive compensation program, including the form, type and objective of each component. Collectively, these components comprise an executive’s total direct compensation (TDC). In structuring our cash and long-term equity incentive award programs, the Compensation Committee continued to use variations of non-GAAP performance measures as financial objectives. (See Appendix D for definitions of the various performance measures used in determining our cash and long-term equity incentive awards.)
Figure 1: Fiscal 2016 Executive Compensation Program Overview

	Salary	Annual Cash Incentive Plan	Performance Stock Units	Restricted Stock Units
Form	Cash	Cash	Equity	Equity
Type	Fixed Compensation	Variable Compensation
Objective - Attract and Retain Talent	Competitive amounts that attract and retain executives who develop and execute business strategy	Provides an annual incentive by aligning a portion of our executive officers’ TDC to achieving the Company’s annual financial objectives	Provides a longer-term incentive by aligning a portion of our executive officers’ TDC to long-term absolute and relative Total Shareholder Return (TSR) and efficient use of capital	Provides a longer-term incentive by aligning a portion of our executive officers’ TDC to long-term absolute TSR
Objective - Pay Delivery Aligned with Stockholders Interests		Payouts may vary from 0 to 2x target amount based on performance targets aligned with financial metrics	Payouts may vary from 0 to 2x target amount based on performance targets aligned with stock price performance or financial metrics	Realized value of award amount varies with stock price performance and dividends
Objective - Performance Measures that Support or Result from the Execution of Strategy		● Adjusted Revenues performance (weighted 40%) ● Adjusted Earnings Per Share (EPS) performance (weighted 60%)	● Relative TSR compared to NASDAQ-100 (50% of total PSU awards) (RTSR PSUs) ● Average Annual Adjusted Return On Invested Capital (ROIC) (50% of total PSU awards) (ROIC PSUs)	Vests based on continued service or satisfying Normal Retirement requirements and achievement of an adjusted GAAP operating income objective
Objective - Performance Periods that in total Balance Short- and Long-Term		Fiscal 2016	3 year performance period with 3 year cliff vest	6-month performance objective with annual vesting over 3 years

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Compensation Discussion & Analysis

Other objectives of our executive compensation program include:

•
Tax efficiency for the Company. Salaries are deductible, except for the portion of the CEO’s salary in excess of $1 million. The Compensation Committee designs the ACIP and executive equity awards to comply with the requirements for tax deductibility under Internal Revenue Code Section 162(m) (Section 162(m)).

•
Internally fair and equitable. The Compensation Committee considers business and individual factors to evaluate internal fairness and equitability of compensation and monitors the internal compensation relationships among our executive officers. However, the Compensation Committee does not use predetermined formulas as part of this evaluation and monitoring (e.g., formulas that set other executive officers’ pay as a percentage of our CEO’s pay or the CEO’s pay as a multiple of our other executive officers’ pay).

•
Competitive for the business. The Compensation Committee attempts to set our executive compensation at competitive levels to attract, motivate, engage and retain executives. The Compensation Committee considers competitive practices of peer companies as reference points for comparative purposes, but does not set specific benchmark percentile objectives.

•
High standards for governance and risk management. The Compensation Committee designs our executive compensation to achieve high standards of governance and risk management. It reviews annually the amounts of all components of compensation and conducts a risk mitigation review. In addition, the ACIP includes a cash incentive compensation repayment (“clawback”) policy. Further, the Executive Chairman must hold net after-tax shares from the fiscal 2014 front-loaded RSUs past the one-year anniversary of the date he reaches normal retirement age, defined in the 2006 Long-Term Incentive Plan as age 60 and completion of ten consecutive years of service. See the discussion titled “Fiscal 2014 Front-loaded Restricted Stock Units to Maintain Leadership Continuity/Impact on Equity Compensation in Subsequent Years” under the section “Process and Rationale for Executive Compensation Decisions” on page 50 for a description of the fiscal 2014 front-loaded RSUs.

In addition to TDC, we have competitive health and welfare benefits that are generally structured in the same manner for all U.S. executives and/or employees, plus several other benefits. A summary of these benefits begins on page 53 with Figures 15 and 16.
Additional Detail Regarding Certain Compensation Components
Annual Cash Incentive Plan (ACIP)
The ACIP provides for a cash bonus based on the Company’s achievement of specified financial objectives, namely Adjusted Revenues and Adjusted EPS. Consistent with prior years, the Compensation Committee used the Adjusted Revenues measure because top-line growth is an important factor in stockholder value creation. In fiscal 2016, the Compensation Committee used the Adjusted EPS measure, which includes share-based compensation expense, rather than the adjusted operating income measure used in prior years, because it believes that an Adjusted EPS metric encourages our executive officers to focus on (1) growing per share net income (a perspective not captured by operating income alone); (2) reducing our outstanding share count; and (3) managing our share-based compensation expense. In addition, as a stockholder safeguard, the Adjusted EPS calculation excludes any share repurchases that were not anticipated in establishing the ACIP target. The Adjusted Revenues measure is weighted 40%, and the Adjusted EPS measure is weighted 60% to emphasize the relative importance of EPS to stockholder value creation.
The Compensation Committee increased the level of financial performance necessary for our executive officers to earn the ACIP target amounts as compared to prior years because the fiscal 2016 ACIP Adjusted Revenues objective, while in line with the budget approved by the Board, was below the corresponding level of financial performance for fiscal 2015. The fiscal 2016 ACIP financial objectives were set based on the anticipation that the QCT business would continue to be negatively impacted by a shift in share among our customers within the premium tier, a decline in share at a large customer and increased competition in China. In addition, despite the resolution with the China National Development and Reform Commission in fiscal 2015, we expected our QTL business would continue to be impacted by certain licensees in China not fully complying with their contractual obligations to report their sales of licensed products to us, and certain companies, including unlicensed companies, delaying execution of new license agreements. We believed that the conclusion of new agreements with these licensees would result in improved reporting by these licensees, however, litigation and/or other actions may be necessary.
As a result, the Company needed to achieve 110.5% of these financial objectives in order for our executive officers to earn the fiscal 2016 ACIP target amounts, compared to fiscal 2015 when the Company needed to achieve 100% of the relevant financial objectives to earn the ACIP target amounts. Achieving 100% of the financial objectives in fiscal 2016 would have

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Compensation Discussion & Analysis

resulted in our executive officers earning 65% of the ACIP target amounts. Specifically, our fiscal 2016 ACIP Adjusted Revenues objective was $23.7 billion, which was below the $25.3 billion in Adjusted Revenues achieved in fiscal 2015. Accordingly, the Compensation Committee adjusted the payout structure so that the target revenue payout would be achieved if Adjusted Revenues for fiscal 2016 were $26.2 billion, which is 3.8% above the $25.3 billion revenue result for fiscal 2015 (110.5% of the revenue objective). We cannot compare the fiscal 2016 ACIP Adjusted EPS objective to fiscal 2015 performance because it was not a measure in fiscal 2015.
The funding rate is based on the weighted financial performance, such that for each one percent that the weighted financial performance exceeds 100% of the objective, the funding rate increases by 0.0333 from the funding rate of 0.65 up to a maximum of 2.00 if weighted financial performance is 140.5% of the objective. For each one percent that the weighted financial performance falls short of the 100% objective, the funding rate decreases by 0.05 from the funding rate of 0.65, which would reach zero for weighted financial performance at or below 87% of the objective.
To maximize tax deductibility, amounts earned under the ACIP are designed to qualify as performance-based compensation under Section 162(m). This design provides that if certain financial objectives are met, our executive officers may receive up to 2x their target amounts, subject to the Compensation Committee’s negative discretion to pay any amount less than that maximum.
The Compensation Committee was authorized under the fiscal 2016 ACIP to modify Adjusted Revenues and Adjusted EPS in calculating the financial performance on which fiscal 2016 ACIP awards were determined. Modifications are intended to eliminate the distorting effects of certain unusual income or expense items if the Compensation Committee determined, in its discretion, that the items did not reflect a fair measurement of our operating performance. The Compensation Committee did not make any such modifications for fiscal 2016.
Long-Term Equity Incentives
In fiscal 2016, the Compensation Committee granted equity to our executive officers in the form of Relative Total Shareholder Return (RTSR) Performance Stock Units (PSUs), Return On Invested Capital (ROIC) PSUs and Restricted Stock Units (RSUs), as described below. Both the RTSR and ROIC PSUs include dividend equivalent rights that accrue in the form of additional shares with vesting and distribution at the same time as the underlying PSUs.
Performance Stock Units
The RTSR PSUs allow the recipients to earn a variable number of shares of our common stock based on the relative performance of our TSR compared to that of the companies comprising the NASDAQ-100 over a three-year period according to the payout schedule set forth in Figure 2. The RTSR PSUs have a robust performance schedule that requires achievement of performance in the 60th percentile in order to earn the target number of shares, and no shares would be earned if performance is below the 33rd percentile. The RTSR PSUs also provide that the total number of shares earned may not exceed the target number of shares if our absolute TSR for the entire three-year performance period is negative. This provision considers stockholders’ interests by limiting the number of shares that may be earned in the event relative TSR performance is strong despite a declining stock price.
Figure 2: RTSR PSUs Payout Schedule

Award Level	Qualcomm’s TSR Percentile Rank Among the NASDAQ-100	Multiple of Target RTSR PSUs Earned (1)
Maximum Award Level	90th percentile and above	2x
Target Award Level	60th percentile	1x
Threshold Award Level	33rd percentile	0.33x
Below Threshold	Below 33rd percentile	No shares earned

(1)	The multiple of target RTSR PSUs earned between the award levels interpolates linearly with our TSR percentile ranking.
The ROIC PSUs allow the recipients to earn a variable number of shares of our common stock based on the achievement of a three-year Adjusted ROIC objective established by the Compensation Committee at the time of grant. While ROIC is a common financial term, there are numerous methods for calculating ROIC-based measures. We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year. (See Appendix D for the definitions of

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Compensation Discussion & Analysis

performance measures to be used in determining the number of PSUs for the relevant performance period.) The payout schedule is set forth in Figure 3. The Compensation Committee intended that the target chosen for measuring performance under the ROIC PSUs would generally present a similar degree of difficulty for achievement in comparison to the target chosen in recent years. The process for determining the target included consideration of our strategic plans, historical performance and peer company benchmarking.
Figure 3: ROIC PSU Payout Schedule

Award Level	Average Annual Adjusted ROIC for the 3-year Performance Period	Multiple of Target ROIC PSUs Earned (1)
Maximum Award Level	Adjusted ROIC is at or above 120% of Target	2x
Target Award Level	Adjusted ROIC is at Target	1x
Threshold Award Level	Adjusted ROIC is 80% of Target	0.33x
Below Threshold	Adjusted ROIC is less than 80% of Target	No shares earned

(1)	The multiple of target ROIC PSUs earned between the award levels interpolates linearly with our average annual Adjusted ROIC.
Restricted Stock Units
RSUs generally vest in equal annual installments over three years and include reinvested dividend equivalent rights. The RSUs also include a requirement that the Company must meet an adjusted GAAP operating income objective in order for them to vest, which is intended to qualify the RSUs for tax deductibility under Section 162(m). The Compensation Committee intended that the targets chosen for measuring performance under the RSUs would generally present a similar degree of difficulty for achievement in comparison to the targets chosen in recent years.
Compensation Related Changes
Retirement Provisions
Effective for equity awards granted beginning in the fourth quarter of fiscal 2016, the Compensation Committee adopted the following retirement-related provisions for our executive officers:
“Normal Retirement” is defined to be age 55 with a minimum of 10 years continuous service. Upon termination of employment under Normal Retirement, for grants that have been outstanding for at least six months:

•	RSUs will become fully vested and distributed according to the original vesting schedule.

•	PSUs will become fully vested and paid out at the end of the performance period, based upon and subject to achievement of the relevant performance objectives.
These provisions encourage continuous employment (a) until achieving Normal Retirement so as to benefit from the favorable vesting and (b) after achieving Normal Retirement so as to benefit from additional equity awards that may be granted with the more favorable vesting provisions.

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Compensation Discussion & Analysis

FISCAL 2016 TARGET AMOUNTS AND COMPENSATION MIX

Target Compensation Amounts
Steve Mollenkopf (CEO), George Davis (CFO) and Paul Jacobs (Executive Chairman)
The Compensation Committee maintained Messrs. Mollenkopf’s and Davis’s and Dr. Jacobs’s fiscal 2016 target TDC amounts at fiscal 2015 levels (see Figure 4). In doing so, the Compensation Committee considered the Company’s 2016 outlook and fiscal 2015 performance, retention actions the Compensation Committee took in fiscal 2014 and our peer company practices.
Figure 4: Target Total Direct Compensation for CEO, CFO and Executive Chairman

	Fiscal 2016 Compensation			Fiscal 2014 Front-Loaded RSUs (1)
Name	Base Salary ($)	ACIP Target ($)	Aggregate Value of Equity Granted ($)	Annualized Grant Date Fair Value Attributed to Fiscal 2016 ($)	Total Target Direct Compensation ($)
Steve Mollenkopf	1,130,000	2,260,000	8,000,000	6,000,000	17,390,000
George S. Davis	760,000	988,000	2,700,000	2,300,000	6,748,000
Paul E. Jacobs	1	N/A	9,000,000	9,000,000	18,000,001

(1)
See the discussion titled “Fiscal 2014 Front-loaded Restricted Stock Units to Maintain Leadership Continuity/Impact on Equity Compensation in Subsequent Years” under the section “Process and Rationale for Executive Compensation Decisions” on page 50 for a description of the fiscal 2014 front-loaded RSUs.

Dr. Paul Jacobs’s Role as Executive Chairman
As previously disclosed, in 2014, the Compensation Committee revised compensation packages for our senior leaders to protect the Company from the increasingly competitive environment for executive talent in our industry. As part of these retention efforts, the Board also accelerated our executive management succession plan, which resulted in new roles for Paul Jacobs, who became Executive Chairman, and Steve Mollenkopf, who was promoted to CEO. In the Board’s view, it was imperative to find a way to continue the long-term partnership between Dr. Jacobs, Mr. Mollenkopf and Derek Aberle, and to keep Dr. Jacobs engaged and involved in the leadership of the business.
A key element of retaining Mr. Mollenkopf was Dr. Jacobs’s agreeing to relinquish the CEO title and adopt the role of Executive Chairman. In this capacity, Dr. Jacobs focuses on long-term opportunities in emergent areas and manages certain of our relationships with key partners around the world, in addition to his responsibilities as Chairman of the Board. Those in the industry know him as a genuine pioneer and visionary, having been a key factor in the development of mobile communications technology. Dr. Jacobs was regularly recognized by Institutional Investor as a top CEO in our sector throughout his tenure. The Compensation Committee believes that investors have embraced the value of our executive team structure and appreciate that we are able to keep Dr. Jacobs focused on these long-term opportunities, while Mr. Mollenkopf sets corporate strategy, leads the operations of the Company, oversees product development and manages global relationships.
As an example of the value our stockholders derived from this executive partnership during fiscal 2016, Dr. Jacobs served in a key role on the Board’s special committee that conducted a comprehensive review of the Company’s corporate and financial structure, the Board’s special committee on mergers and acquisitions that recommended the proposed acquisition of NXP, and focused and facilitated initiatives on compliance.
Dr. Jacobs’s compensation package was specifically designed, in consultation with the Compensation Committee’s independent compensation consultant, to be entirely performance-based and at a reasonable cost to stockholders in actual pay delivery for their continued benefit from his contributions. Dr. Jacobs’s annual salary is $1, and he has no annual cash incentive opportunity. The Compensation Committee does not presently anticipate providing Dr. Jacobs with additional cash compensation or RSUs until he is again eligible to receive RSUs in fiscal 2019.

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Compensation Discussion & Analysis

Derek Aberle (President)
During fiscal 2016, the Compensation Committee reviewed Mr. Aberle’s compensation relative to peer companies and other executive officers in light of his evolving role that requires increased focus on licensing agreements with device manufacturers, particularly in China, and strategy development for our emerging businesses. As a result, the Compensation Committee increased his base salary effective February 16, 2016 and increased his ACIP target effective for the full fiscal year. The Compensation Committee also increased his target equity, which included RTSR and ROIC PSUs granted in February 2016 with an aggregate grant date fair value of $1,025,000, as well as RTSR and ROIC PSUs with an aggregate grant date fair value of $3,780,000 granted at the end of September 2016 consistent with our normal equity grant cycle for executive officers.
Further, in July 2016, the Compensation Committee granted Mr. Aberle a Performance Unit Award (PUA) pursuant to which he is eligible to earn aggregate cash payments of up to $10 million if the Company executes certain agreements with certain licensees or unlicensed companies, and if Mr. Aberle continues to provide services to the Company through October 1, 2017. The Compensation Committee granted the PUA to reflect, among other things, the significant financial and business benefits to the Company of executing new license agreements with some of the largest device manufacturers in Asia, particularly China; that licensing compliance is a strategic focus, and critical to the success, of the Company; and Mr. Aberle’s anticipated important contributions toward achieving these goals. In general, 50% of the amount attributable to the achievement of a performance goal is payable when the performance goal is satisfied, and the remaining 50% is payable on October 1, 2017, subject to Mr. Aberle’s continued employment with the Company through such date. Earned but unpaid amounts would also be paid upon a termination without cause or for good reason, or upon death or disability.
Figure 5 summarizes the increases to Mr. Aberle’s target compensation, excluding potential amounts under his PUA because it is a one-time arrangement that is not part of his ongoing, target direct compensation.
Figure 5: Target Total Direct Compensation for President

	Fiscal 2016 Compensation			Fiscal 2014 Front-Loaded RSUs (2)
Fiscal Year	Base Salary ($) (1)	ACIP Target ($)	Aggregate Value of Equity Granted ($)	Annualized Grant Date Fair Value Attributed to Fiscal 2016 ($)	Total Target Direct Compensation ($)
2015	800,000	1,080,000	3,780,000	3,220,000	8,880,000
2016	925,000	1,618,750	4,805,000	3,220,000	10,568,750

(1)	Represents the annualized base salary rate in place at the end of the fiscal year.

(2)
See the discussion titled “Fiscal 2014 Front-loaded Restricted Stock Units to Maintain Leadership Continuity/Impact on Equity Compensation in Subsequent Years” under the section “Process and Rationale for Executive Compensation Decisions” on page 50 for a description of the fiscal 2014 front-loaded RSUs.

Brian Modoff (EVP, Strategy and M&A)
Mr. Modoff joined Qualcomm in October 2015 with (a) a base salary of $600,000, (b) a fiscal 2016 ACIP target of 100% of his base salary, (c) a new hire equity package with an aggregate grant date fair value of $2,750,018, which provided an inducement to join Qualcomm and (d) a sign-on retention bonus of $1,000,000, which was paid to him shortly after his employment commenced and has payback provisions should he voluntarily terminate employment prior to the second anniversary of his employment start date. The new hire equity package included RSUs that vest in three equal annual installments and RTSR and ROIC PSUs that cliff-vest in October 2018. In order to qualify as “performance-based compensation,” the RSUs were subject to an additional performance objective adopted by the Compensation Committee on September 25, 2015, which has since been achieved. Mr. Modoff also received ongoing equity grants in the form of RTSR and ROIC PSUs and RSUs with an aggregate grant date fair value of $2,750,089 at the end of September 2016 consistent with our normal equity grant cycle for executive officers.

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Compensation Discussion & Analysis

Target Compensation Mix
Figure 6 illustrates the relative contribution of each compensation component to our CEO’s target TDC. The target TDC includes base salary, the ACIP target amount, the grant date fair value of RTSR and ROIC PSUs awarded in fiscal 2016 and the annualized value of the fiscal 2014 front-loaded RSUs. A substantial portion (94%) of Mr. Mollenkopf’s target TDC was attributable to incentive compensation that varies with financial performance and stock price.
Figure 6: CEO Target Total Direct Compensation Mix
Figure 7 illustrates the relative contribution of each compensation component to our other NEOs’ aggregate target TDC. This figure excludes amounts that may be earned by Mr. Aberle under the PUA as well as Mr. Modoff’s sign-on retention bonus and equity awards included in his new hire package because these are one-time arrangements that are not part of ongoing, target direct compensation.
Figure 7: Other NEOs’ Aggregate Target Total Direct Compensation Mix

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Compensation Discussion & Analysis

FISCAL 2016 ACTUAL AMOUNTS AND PAY FOR PERFORMANCE ANALYSIS

Compensation Awarded or Paid in Fiscal 2016
Figure 8 is a summary of TDC earned by or granted to our NEOs in fiscal 2016. These amounts include annualized amounts of the fiscal 2014 front-loaded RSUs that we attribute to fiscal 2016 compensation, and thus the amounts below differ from the amounts shown in the Summary Compensation Table. The Compensation Committee, at its discretion, increased Mr. Davis’s ACIP earnings by $100,000 to recognize his contributions to our Strategic Realignment Plan and the efforts that led to the definitive agreement to acquire NXP Semiconductors N.V. The other NEOs’ ACIP earnings reflect the 78% of target payout rate noted in the Summary on page 34 and in Figure 11.
Figure 8: Fiscal 2016 Compensation

	Fiscal 2016 Compensation				Fiscal 2014 Front-Loaded RSUs (3)
Name	Salary Earnings ($) (1)	ACIP Earnings ($)	Aggregate Value of Equity Granted ($)	Other Awards ($) (2)	Annualized Grant Date Fair Value Attributed to Fiscal 2016 ($)	Total Direct Compensation ($)
Steve Mollenkopf	1,138,694	1,762,000	8,000,114	—	6,000,000	16,900,808
George S. Davis	760,011	870,640	2,700,080	—	2,300,000	6,630,731
Derek Aberle	889,438	1,262,625	4,805,111	3,375,000	3,220,000	13,552,174
Paul E. Jacobs	1	N/A	9,000,028	—	9,000,000	18,000,029
Brian Modoff	542,324	468,000	5,500,197	1,000,000	N/A	7,510,521

(1)	The amount for Mr. Aberle reflects his salary increase from $800,000 to $925,000 effective February 16, 2016.

(2)
The amount shown for Mr. Aberle reflects the portion of his Performance Unit Award (PUA) that was earned or paid in fiscal 2016. Specifically, during fiscal 2016, the Company achieved certain of the performance goals under the PUA by executing license agreements with four large device manufacturers identified in the PUA, which resulted in an aggregate of $6,750,000 of potential payments to Mr. Aberle, of which 50% ($3,375,000) has been paid. Of the amount paid, $1,375,000 was designated as a discretionary bonus because the performance goals relative to two of the device manufacturers were achieved prior to the actual execution of the PUA, and $2,000,000 was designated as Non-Equity Incentive Plan compensation. The other 50% ($3,375,000) will be paid to Mr. Aberle on October 1, 2017, subject to his continued employment with the Company through that date. As of the end of fiscal 2016, Mr. Aberle is eligible to earn up to the remaining $3,250,000 pursuant to the PUA upon achievement of the remaining performance goals and satisfaction of the service condition. The amount shown for Mr. Modoff reflects the sign-on bonus he received upon joining the Company in October 2015.

(3)
See the discussion titled “Fiscal 2014 Front-loaded Restricted Stock Units to Maintain Leadership Continuity/Impact on Equity Compensation in Subsequent Years” under the section “Process and Rationale for Executive Compensation Decisions” on page 50 for a description of the fiscal 2014 front-loaded RSUs.

Summary of Grant Date Fair Values of Fiscal 2016 Equity Awards
Figure 9 shows the grant date fair values of the equity awards approved by the Compensation Committee during fiscal 2016. As described on page 50, the equity compensation amounts for our NEOs, except Mr. Modoff, who was hired in October 2015, were lower in fiscal 2015 and 2016 as a result of front-loaded RSUs that were granted in fiscal 2014.

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Compensation Discussion & Analysis

Figure 9: Grant Date Fair Values of Equity Awarded to NEOs in Fiscal 2016

Name	RTSR PSUs ($)	ROIC PSUs ($)	RSUs ($)	Total ($)
Steve Mollenkopf	4,000,069	4,000,045	—	8,000,114
George S. Davis	1,350,026	1,350,054	—	2,700,080
Derek K. Aberle	2,402,538	2,402,573	—	4,805,111
Paul E. Jacobs	4,500,017	4,500,011	—	9,000,028
Brian Modoff	1,485,079	1,485,081	2,530,037	5,500,197
Pay for Performance
Figure 10 illustrates the impact of fiscal 2016 Company performance on the cash and equity compensation awarded to our NEOs by comparing the target amounts to (a) the ACIP actual earnings, (b) the value of shares earned from fiscal 2014 RTSR PSUs with measurement periods completed in fiscal 2016 and (c) the annualized grant date fair value of front-loaded RSUs awarded in fiscal 2014. We excluded Mr. Modoff from the illustration because he did not receive fiscal 2014 RTSR PSUs or fiscal 2014 front-loaded RSUs, and we excluded Mr. Aberle’s PUA because it is a one-time arrangement that is not part of his ongoing, direct compensation.
Figure 10: Impact of Company Financial and Stock Performance on ACIP Earnings and Equity Compensation

Name	Pay Component	Effective Date / Grant Date	Target Amount / Annualized RSU Amount ($) (1)	Cash Earned / Value of Equity Awards at Fiscal 2016 Year End ($) (2)	Percent of Target / Annualized RSU Amount
Steve Mollenkopf	Fiscal 2016 ACIP	Fiscal 2016	2,260,000	1,762,000	78%
	Fiscal 2014 Front-Loaded RSUs	12/12/2013	6,000,000	5,176,687	86%
	Fiscal 2014 RTSR PSUs	9/16/2014	4,000,000	—	—
	Total		12,260,000	6,938,687	57%
George S. Davis	Fiscal 2016 ACIP	Fiscal 2016	988,000	870,640	88%
	Fiscal 2014 Front-Loaded RSUs	5/5/2014	2,300,000	1,814,040	79%
	Fiscal 2014 RTSR PSUs	9/16/2014	1,350,000	—	—
	Total		4,638,000	2,684,680	58%
Derek K. Aberle	Fiscal 2016 ACIP	Fiscal 2016	1,618,750	1,262,625	78%
	Fiscal 2014 Front-Loaded RSUs	5/5/2014	3,220,000	2,539,656	79%
	Fiscal 2014 RTSR PSUs	9/16/2014	1,890,000	—	—
	Total		6,728,750	3,802,281	57%
Paul E. Jacobs	Fiscal 2016 ACIP	Fiscal 2016	N/A	N/A	N/A
	Fiscal 2014 Front-Loaded RSUs	5/5/2014	9,000,000	7,098,418	79%
	Fiscal 2014 RTSR PSUs	9/16/2014	4,500,000	—	—
	Total		13,500,000	7,098,418	53%
Aggregate excluding CEO			24,866,750	13,585,379	55%

(1)	Fiscal 2016 ACIP: Target amounts the NEOs would receive for achieving 110.5% of the relevant financial objectives.
Fiscal 2014 Front-Loaded RSUs: One-fifth of the grant date fair values for Messrs. Mollenkopf and Aberle and Dr. Jacobs, and one-third of the grant date fair value for Mr. Davis.
Fiscal 2014 RTSR PSUs: 50% of the target grant date fair values to reflect that two of the four interim measurement periods have been completed and each interim measurement period is allocated 25% of the grant date fair value.

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Compensation Discussion & Analysis

(2)	Fiscal 2016 ACIP: Amounts awarded by the Compensation Committee following completion of fiscal 2016.
Fiscal 2014 Front-Loaded RSUs: Fiscal year-end values for (i) one-fifth of the number of front-loaded RSUs granted to Messrs. Mollenkopf and Aberle and Dr. Jacobs and (ii) one-third of the number of front-loaded RSUs granted to Mr. Davis, excluding dividend equivalents.
Fiscal 2014 RTSR PSUs: The fiscal year-end values for one-half of the number of RTSR PSUs granted, excluding dividend equivalents.
Note: Impact of Fiscal 2014 Equity Awards
The fiscal 2014 RTSR PSUs have a three-year performance period covering fiscal 2015 through 2017 that includes four interim measurement periods of 18, 24, 30 and 36 months. We allocated 25% of the target PSU award to each measurement period. The 18- and 24-month measurement periods were completed on March 27, 2016 and September 25, 2016, respectively. The NEOs who received a fiscal 2014 RTSR PSU award did not earn any shares of our common stock for the 18-month and 24-month performance periods.
Fiscal 2016 ACIP Earnings
As previously noted, the Compensation Committee increased the level of financial performance necessary for our executive officers to earn the fiscal 2016 ACIP target amounts as compared to prior years because the fiscal 2016 ACIP financial objectives were below the corresponding level of financial performance for fiscal 2015. As a result, the Company needed to achieve 110.5% of the fiscal 2016 ACIP financial objectives in order for our executive officers to earn the fiscal 2016 ACIP target amounts, compared to fiscal 2015 when the Company needed to achieve 100% of the relevant financial objectives to earn the ACIP target amounts. Specifically, the fiscal 2016 Adjusted Revenues objective of $23.7 billion was below fiscal 2015 Adjusted Revenues performance of $25.3 billion. The Company needed to achieve 110.5% of the fiscal 2016 Adjusted Revenues objective, or $26.2 billion (which is 3.8% above fiscal 2015 Adjusted Revenues performance) for our executive officers to earn the target payout rate of 1.00.
Figure 11: Fiscal 2016 ACIP Target, Performance-Adjusted and Earned Amounts

Name	ACIP Target ($)	Payout Rate	Performance-Adjusted Amount ($)	Earned Amount Approved by Compensation Committee ($)
Steve Mollenkopf	2,260,000	0.78	1,762,800	1,762,000
George S. Davis	988,000	0.78	770,640	870,640
Derek K. Aberle	1,618,750	0.78	1,262,625	1,262,625
Paul E. Jacobs	N/A	N/A	N/A	N/A
Brian Modoff	600,000	0.78	468,000	468,000
How the Fiscal 2016 ACIP Earnings were Determined
Figure 12 shows the objectives and performance levels for Adjusted Revenues and Adjusted EPS and illustrates the following:

•	The Compensation Committee applied a relative weighting of 40% to Adjusted Revenues and 60% to Adjusted EPS to emphasize the relative importance of EPS to stockholder value creation.

•	The NEOs needed to achieve 110.5% of the weighted objectives to earn their ACIP target amounts; they would earn only 65% of their ACIP target amounts for achieving 100% of the weighted objectives.

•	Adjusted Revenues performance was 99% of the objective and Adjusted EPS performance was 107% of the objective.

•	Accordingly, our weighted performance was 104% [(99% x 40%) + (107% x 60%)], and the payout rate was 78%.

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Compensation Discussion & Analysis

•
The NEOs received ACIP amounts based on the 78% payout rate, except Dr. Jacobs, who was not eligible to participate. In addition, Mr. Davis received a discretionary award of $100,000 to recognize his contributions to our Strategic Realignment Plan and the efforts that led to the definitive agreement to acquire NXP Semiconductors N.V.

Figure 12: Fiscal 2016 ACIP Financial Objectives and Performance

	Threshold		Target			Maximum	Performance	Weight		Wtg. Perf.
Adjusted Revenues
Performance Range	$20.65B		$23.73B			$33.34B	99%	40%		39.6%
Actual Performance		$23.51B

Adjusted EPS
Performance Range	$3.19		$3.67			$5.16	107%	60%	+	64.4%
Actual Performance				$3.94

Weighted Performance
Performance Range	87%		100%		110.5%	140.5%			=	104%
Actual Performance				104%

Payout Rate								Below Target Range
Payout Range % of Target	—%		65%		100%	200%		At Target
Payout Rate				78%				Above Target Range

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Compensation Discussion & Analysis

PROCESS AND RATIONALE FOR EXECUTIVE COMPENSATION DECISIONS

The Compensation Committee considers several factors in determining the compensation of our executive officers. The Compensation Committee does not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among our executive officers. Ultimately, it is the Compensation Committee’s judgment about these factors that forms the basis for determining our executive officers’ compensation.
Late in the fourth quarter of each fiscal year, the Compensation Committee sets salaries and ACIP targets for the next fiscal year and makes annual equity awards with respect to performance for the nearly completed fiscal year. This allows the Compensation Committee to consider anticipated absolute and relative financial performance and total shareholder returns for that year. Since equity compensation is the largest component of compensation for our executive officers, granting awards after the annual meeting of stockholders (which takes place during the second quarter of the fiscal year) allows the Compensation Committee to consider feedback from stockholders (through the annual “Say-on-Pay” advisory vote) and to align annual equity awards more closely with the performance for the fiscal year in which the awards are granted.
Based on the following factors, the Compensation Committee, in executive session without the CEO present, decided and approved the CEO’s and other executive officers’ fiscal 2016 equity award amounts, any application of negative discretion for the fiscal 2016 ACIP earned amounts and any adjustments to base salaries and ACIP targets for fiscal 2017.
The Compensation Committee reviews the Executive Officers’ performance using a multi-faceted process.
The Compensation Committee reviews the performance and compensation amounts for the CEO and other executive officers, as follows:

•
Members of the Compensation Committee regularly engage with our executive officers, providing opportunities for the Compensation Committee to consider the leadership contributions of the CEO and other executive officers to the Company’s annual and longer-term performance;

•
The Compensation Committee and the CEO discuss our business performance, the CEO’s performance and the CEO’s evaluation of and compensation recommendations for the other executive officers (excluding Dr. Jacobs); and

•
The CEO and other executive officers prepare self-evaluations, which highlight key strategic and operational accomplishments and leadership actions that communicate, promote and support Qualcomm’s ethical standards and compliance culture. The Compensation Committee and the CEO meet in executive session to review the self-evaluations and the CEO’s assessment of his and the other executive officers’ (excluding Dr. Jacobs) accomplishments and opportunities for improvement, including an assessment of overall performance and potential for future roles.

The Compensation Committee considers internal pay equitability in light of business and individual performance.
Our executive officers’ compensation levels are intended to be internally fair and equitable relative to roles, responsibilities and relationships, in addition to being competitively reasonable. Accordingly, the Compensation Committee considers the following factors in determining our executive officers’ compensation:

•	The Committee’s evaluation of the executive officer’s individual performance and contributions to financial and strategic objectives;

•
Labor market conditions, the need to retain and motivate the executive officer and the executive officer’s potential to assume increased responsibilities (which may be part of the Company’s leadership succession plans) and contribute long-term value to the Company;

•	Operational management, such as project milestones, process improvements and expense management;

•
Internal working and reporting relationships and partnership and teamwork among our executive officers (for example, using the same ACIP financial metrics and objectives for all executive officers promotes teamwork and collaboration and our executive officer’s contribution to company-wide initiatives, such as our commitment to reduce operating expenses);

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Compensation Discussion & Analysis

•	Individual expertise, skills, knowledge and tenure in position;

•
Leadership actions that communicate, promote and support compliance with our Code of Ethics and our Code of Business Conduct (such as discussing ethics at meetings our executive officers have with employees, participating in an internal video series on compliance and establishing a review board to oversee internal investigations); and

•
Developing and motivating employees (such as establishing processes for identifying and assessing high potential employees) and attracting and retaining employees (such as initiatives to increase the pipeline of women in leadership roles).

The Compensation Committee reviews the compensation practices of other companies with which we compete.
The Compensation Committee identified peer companies to use for competitive analyses, taking into account recommendations made by Frederic W. Cook & Co., Inc. (FW Cook), the Compensation Committee’s independent compensation consultant. The peer companies were identified based on the following characteristics:

•	Technology, telecommunications and media companies (excluding those that are primarily content producers) based on Global Industry Classification Standard (GICS) codes;

•	Companies of comparable size, with both market capitalization and revenues between 0.25x to 4.0x Qualcomm’s market capitalization and revenues;
The Compensation Committee uses market capitalization as the primary quantitative criterion because:

◦
Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of CEO compensation among technology companies with large market capitalizations;

◦	Market capitalization is directly related to stockholder benefit; and

◦
A significant portion of our business is technology licensing, which is a high-margin business, and as such, Qualcomm typically has higher market capitalization and profit than companies with similar revenues.

The Compensation Committee also includes revenues as a secondary quantitative criterion because revenues are commonly used as a selection criterion by our peer companies, third-party compensation survey providers and proxy advisory services. Net income, EBITDA and EBITDA margin are also reviewed by the Compensation Committee as reference points for comparison.

•	Comparable compensation models;

•	Consistent and on-going data availability; and

•	Peers of peers, which are the peer companies often disclosed by our peer companies.
Figure 13 identifies the peer companies that the Compensation Committee selected in May 2016. The peer companies and Qualcomm are ranked, high-to-low, on revenues, net income, EBITDA, EBITDA margin and market capitalization. Compared to the prior year’s peer group, the Compensation Committee replaced Honeywell, Lockheed Martin and United Technologies with HP Enterprise, Netflix and VMware because the latter set of companies are technology companies that fit the selection criteria and have greater business and labor market overlap with Qualcomm than the former set of companies. In addition, DirecTV was removed due its completed acquisition in 2015.
Qualcomm’s percentile rankings among the peer companies illustrate that, relative to our peer companies, we approximated the median for revenues and market capitalization and were between the median and 60th percentile for the other metrics.

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Compensation Discussion & Analysis

Figure 13: Qualcomm’s Relative Rankings Among Peer Companies as of March 31, 2016 (1)

Revenue			Net Income		EBITDA		EBITDA Margin		Market Cap
Company	Ticker	$ Millions	Ticker	$ Millions	Ticker	$ Millions	Ticker		Ticker	$ Millions
Amazon.com	AMZN	107,006	GOOG	16,348	MSFT	30,463	V	67%	GOOG	518,917
Microsoft	MSFT	88,084	IBM	13,190	CMCSA	24,876	FB	46%	MSFT	436,831
IBM	IBM	81,741	INTC	11,420	GOOG	24,423	AVGO	42%	FB	334,694
Alphabet	GOOG	74,989	MSFT	11,408	INTC	23,067	INTC	42%	AMZN	279,511
Comcast	CMCSA	74,510	CSCO	10,333	IBM	20,082	TXN	41%	V	183,663
Intel	INTC	55,355	ORCL	8,844	ORCL	14,908	ORCL	40%	ORCL	169,771
HP Enterprise	HPE	51,778	CMCSA	8,163	CSCO	14,283	MSFT	35%	INTC	152,821
Cisco	CSCO	49,589	V	6,700	V	9,479	EBAY	34%	CMCSA	149,182
Oracle	ORCL	37,159	QCOM	4,797	FB	8,239	QCOM	34%	IBM	145,525
EMC	EMC	24,704	FB	3,688	QCOM	8,029	CMCSA	33%	CSCO	143,264
Qualcomm	QCOM	23,957	TXN	2,986	AMZN	7,879	TWC	33%	QCOM	76,449
Time Warner Cable	TWC	23,697	HPE	2,181	TWC	7,777	GOOG	33%	AVGO	60,324
Facebook	FB	17,928	EMC	1,990	HPE	7,562	MU	31%	TWC	57,963
Visa	V	14,063	TWC	1,844	TXN	5,300	CSCO	29%	TXN	57,722
Micron Technology	MU	13,737	EBAY	1,725	EMC	4,855	VMW	27%	EMC	51,889
Texas Instruments	TXN	13,000	ADP	1,504	MU	4,194	IBM	25%	NFLX	43,763
ADP	ADP	11,240	AVGO	1,390	AVGO	2,950	ADP	21%	ADP	41,038
eBay	EBAY	8,592	MU	1,071	EBAY	2,946	EMC	20%	HPE	30,435
Broadcom, Ltd.	AVGO	6,960	VMW	997	ADP	2,332	HPE	15%	EBAY	27,263
Netflix	NFLX	6,780	AMZN	596	VMW	1,776	AMZN	7%	VMW	22,158
VMware	VMW	6,647	NFLX	123	NFLX	368	NFLX	5%	MU	10,862

75th percentile		69,721		9,961		18,789		41%		180,190
50th percentile		24,201		2,584		7,828		33%		101,794
25th percentile		11,680		1,418		3,261		22%		41,719
QCOM percentile rank		49%		60%		55%		59%		48%

(1)
Data reflected in Figure 13 represents the latest four quarters of data available on March 31, 2016 reported in Standard & Poor’s Compustat reports as of March 31, 2016, the time at which FW Cook prepared the peer company selection analysis.

FW Cook provides analyses of peer company competitive practices. The Compensation Committee considers these peer company competitive practices, along with the other factors described in this section, when determining the salaries, ACIP targets, long-term equity grant date fair values and the TDC for our CEO and other executive officers.
The Compensation Committee considers the impact of compensation decisions made in prior years.
Fiscal 2014 Front-loaded Restricted Stock Units to Maintain Leadership Continuity/Impact on Equity Compensation in Subsequent Years
In fiscal 2014, the Board determined that strong defensive actions were necessary to retain our senior executive team in the intensely competitive mobile communications industry. Accordingly, in fiscal 2014, we granted front-loaded RSUs, which accelerated future years’ RSU grant values into fiscal 2014, to encourage retention without making above-market grants and increasing related costs and dilution over time. Since we attributed a portion of the front-loaded RSUs granted in fiscal 2014 to fiscal 2016, the Compensation Committee considered the annualized value of the fiscal 2014 RSU grants in determining fiscal 2016 total equity grant values (i.e., the Compensation Committee reduced the total equity value that it would have otherwise granted to the NEOs in fiscal 2016 by the amount of the RSUs granted in fiscal 2014 that was attributable to fiscal

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Compensation Discussion & Analysis

2016). There will be similar annual offsets for Messrs. Mollenkopf and Aberle and Dr. Jacobs through fiscal 2018 as their RSUs were front-loaded for five years. The RSUs granted to Mr. Davis were front-loaded for three years, and consequently, he had annual offsets through 2016. Mr. Modoff, who was hired in fiscal 2016, did not receive a front-loaded RSU. Figure 14 summarizes the grant date fair values and annualized values for these front-loaded RSUs.
Only performance-based equity during period covered by front-loaded RSUs
The Compensation Committee also committed that it would grant only performance-based equity to our executive officers during the period covered by the fiscal 2014 front-loaded RSUs. Mr. Modoff is excluded from this commitment because he did not receive front-loaded RSUs.
Figure 14: Fiscal 2014 Front-Loaded RSU Awards

Name	Grant Date Fair Value ($ millions)	Covered Periods	Annualized Grant Date Fair Value	Vesting
Steve Mollenkopf	30.0	Fiscal 2014 - 2018	$6.0 million annually for five years	Five equal annual installments
George S. Davis	6.9	Fiscal 2014 - 2016	$2.3 million annually for three years	Five equal annual installments
Derek K. Aberle	16.1	Fiscal 2014 - 2018	$3.2 million annually for five years	Five equal annual installments
Paul E. Jacobs	45.0	Fiscal 2014 - 2018	$9.0 million annually for five years	Three equal installments on the 3rd, 4th and 5th anniversaries of the grant date
We engage independent advisors.
The Compensation Committee has the authority to engage and terminate any independent compensation consultant and to obtain advice and assistance from external legal, accounting and other advisors. As previously described, the Compensation Committee engaged FW Cook, an independent executive compensation consulting firm, to advise it on compensation matters during fiscal 2016. FW Cook reports directly to the Compensation Committee. The Company did not engage FW Cook for any additional services during fiscal 2016 beyond its support of the Compensation Committee, and the engagement did not raise any conflicts of interest. Pursuant to the engagement, FW Cook:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•	Recommended peer group selection criteria and identified and recommended potential peer companies;

•	Provided analyses of competitive compensation practices for executive officers and nonemployee directors;

•	Provided analyses of potential risks arising from executive and non-executive compensation programs;

•	Provided analyses of aggregate equity compensation spending and related dilution;

•	Reviewed and commented on recommendations regarding NEO compensation amounts;

•	Advised the Compensation Committee on specific issues as they arose, including engagement with stockholders; and

•	Kept the Compensation Committee informed of executive compensation trends and regulatory and governance considerations related to executive compensation.
The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper LLP. Our human resources department supported the Compensation Committee in its work, collaborated with FW Cook and DLA Piper, conducted additional analyses and managed our compensation and benefit programs.

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Compensation Discussion & Analysis

COMPENSATION PROGRAM BEST PRACTICES

Our compensation program is market-based and supports our business strategy. We have avoided problematic pay practices and have implemented compensation plans that reinforce a performance-based company culture.

What We Do
☑
A significant portion of our NEOs’ compensation varies with the Company’s performance. For fiscal 2016, approximately 94% of our NEOs’ aggregate TDC was attributable to the grant date fair values of the performance-based stock awards, the portion of the grant date fair value of RSUs awarded in fiscal 2014 that we attribute to fiscal 2016, and target ACIP amounts (Figures 6 and 7 in the CD&A).
☑
We have a balanced approach to incentive programs with differentiated measures. Our ACIP is based on annual adjusted GAAP revenues and EPS performance, and PSUs are based on three-year relative TSR and ROIC performance periods.

☑
We have limits on the amounts of variable compensation that may be earned. Earned amounts under our ACIP are limited to 2x target amounts, and earned PSUs are limited to 2x the target shares. We further limit earned RTSR PSUs to no more than 1x the target shares if absolute TSR is negative over the three-year performance period regardless of the level of relative TSR.
☑
We have a cash incentive compensation repayment (“clawback”) policy. We require executive officers to repay to us earned amounts under our ACIP if required by our clawback policy, SEC regulations or stock exchange rules.

☑
We have robust stock ownership guidelines. Our CEO is required to own 6x his salary, our President is required to own 3x his salary, and our other executive officers are required to own 2x their respective salaries, in our common stock. The ownership guideline for our Executive Chairman, whose annual salary is $1, is 6x his prior salary as CEO. Dr. Jacobs has met his stock ownership guideline.  Messrs. Mollenkopf and Aberle are required to meet their stock ownership guidelines by March 2019, Mr. Davis is required to meet his stock ownership guideline by March 2018, and Mr. Modoff is required to meet his stock ownership guideline by October 2020. Additional information regarding stock ownership of management is contained in the “Stock Ownership of Certain Beneficial Owners and Management” section on page 28.
☑
We manage potential compensation-related risks to the Company. We perform annual risk assessments for our executive compensation program, as well as incentive arrangements below the executive level. This review is conducted by FW Cook, the Compensation Committee’s independent consultant.

☑
Our 2006 Long-Term Incentive Plan (LTIP) and our 2016 LTIP include a “double-trigger” provision for vesting of equity in connection with a change in control. In the event of a change in control where the acquirer assumes our outstanding unvested equity awards, the vesting of an executive officer’s awards would accelerate only if the executive officer was involuntarily terminated other than “for cause” or the executive officer voluntarily resigned for “good reason” during a specified period after the change in control.
☑
We engage independent advisors. We obtain advice and assistance from external legal, accounting and other advisors. Our independent compensation consultant, FW Cook, provides information, insights and advice regarding compensation philosophy, objectives and strategy, including trends and regulatory and governance considerations related to executive compensation.

What We Don’t Do
☒
Our executive officers are restricted in certain stock trading activities. Our insider trading policy, as applicable to executive officers, including NEOs and non-employee directors, prohibits the hedging and pledging of our common stock and trading in put and call options and other types of equity derivatives.
☒
Our executive officers do not have severance agreements or employment contracts. Generally, all U.S. employees, including all of our executive officers, have “at will” employment relationships without severance agreements or contracts. This enables us to terminate employment with discretion as to the terms and conditions of any separation.

☒
Our executive officers do not receive unique tax gross-ups. We do not provide tax gross-ups for benefits unless they are provided under a policy generally applicable to all U.S.-based employees, such as relocation.
☒
Our executive officers are not covered by change in control provisions. We do not have guaranteed severance arrangements upon a change in control (i.e., no “single trigger” payments) or excise tax gross-ups for change-in-control payments.

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Compensation Discussion & Analysis

OTHER COMPENSATION COMPONENTS

In addition to the primary compensation components summarized in Figure 1 on page 37, we have competitive health and welfare benefits that are generally structured the same for all U.S.-based executives and/or employees, plus several other benefits. Figure 15 describes the other benefits that are generally available to U.S.-based executives, and Figure 16 describes the other benefits that are generally available to all U.S.-based employees, including executives.
Figure 15: U.S. Executive Benefits

Component	Form and Purpose	Comment
Executive physicals
• A comprehensive exam designed to focus on wellness, prevention and early detection of potential health risks.
• The exam, medical results and any recommendations provided are strictly between the executive and the provider.
• Medical information is not shared with Qualcomm.

Charges are submitted by the provider directly to Qualcomm and paid by Qualcomm. To comply with IRS non-discrimination rules, this benefit is subject to imputed income that results in taxation on the value of the benefit.

Nonqualified Deferred Compensation Plan (NQDC Plan) Company match
• Company match on employees’ deferred contributions up to a maximum amount based on a predefined formula.
• Provide a competitive, nonqualified, tax-efficient defined contribution retirement program for employees deemed to be “highly compensated.”

We do not have a pension plan or other defined benefit retirement program. See the discussion titled “Fiscal 2016 Nonqualified Deferred Compensation” under the section “Comparative Tables and Narrative Disclosures” for a description of the Company match program.

Financial planning reimbursement	• Reimbursement of actual expenses incurred for financial, estate and tax planning. • Attract and retain executive-level employees. • Assist executives with managing their time.	We reimburse up to $12,500 for the Executive Chairman, the CEO and the President, and up to $8,000 for the other executive officers.
Additional life insurance	• Additional coverage, above the amount provided to all employees. • Attract and retain executive-level employees.	The additional coverage is $1 million for the Executive Chairman and the CEO, and $750,000 for the other executive officers.
Use of corporate aircraft for personal travel (certain executives only)	• Facilitate flexible travel arrangements and provide security.
We have a program that limits personal travel on our corporate aircraft such that compensation reportable in the Summary Compensation Table does not exceed $250,000 for the CEO and $650,000 for all executive officers in the aggregate.

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Compensation Discussion & Analysis

Figure 16: U.S. All-Employee Benefits

Component	Form and Purpose	Comment
Tax qualified deferred compensation	• 401(k) Plan. • Provide a tax-efficient retirement savings opportunity. • Attract and retain employees.	The 401(k) Plan is a tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees.
Employee Stock Purchase Plan (ESPP)	• Qualcomm stock. • Encourage stock ownership and align employee and stockholder interests. • Attract and retain employees.
The ESPP is a tax-qualified plan available to all U.S.-based employees. Purchases through payroll deductions are limited to $12,500 in fair market value (FMV) of the stock per 6-month offering period (determined on the first day of each offering period). The purchase price is equal to 85% of the lower of: (1) the FMV on the first day of the offering period or (2) the FMV on the last day of the offering period.

Charitable contribution match	• Matching cash paid to the charitable organization. • Encourage and extend employees’ support of cultural, educational and community non-profit organizations.
We match 100% of employee contributions, up to pre-defined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee’s job level. We will match up to $125,000 for the Executive Chairman, the CEO and the President, and up to $100,000 for the other executive officers.

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COMPENSATION RISK MANAGEMENT
The Compensation Committee engaged FW Cook to collaborate with Qualcomm’s human resources staff to conduct an assessment of potential risks that may arise from our compensation programs. Based on this assessment, the Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive and non-executive programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered through a corporate total rewards management office and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate). The risk-mitigating factors considered in this assessment included:

•	The alignment of pay philosophy, peer group companies and compensation amounts relative to competitive practices to support our business objectives;

•
Effective balance of cash and equity, short- and long-term performance periods, limits on performance-based award schedules, Company financial metrics with consideration of individual performance factors and Compensation Committee discretion; and

•	Ownership guidelines, a clawback policy, an insider trading policy, an equity award approval authorization policy and independent Compensation Committee oversight.

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COMPENSATION TABLES AND NARRATIVE DISCLOSURES
The following tables, narratives and footnotes describe the total compensation and benefits awarded to, earned by or paid to our NEOs during fiscal 2016.
SUMMARY COMPENSATION TABLE

The following table shows information regarding compensation of each NEO for fiscal 2016, 2015 and 2014, except in the case of Mr. Modoff, who was not an NEO in fiscal 2014 and 2015.
Fiscal 2016 Summary Compensation Table (1)(2)

Name and Principal Position	Year	Salary ($) (3)	Bonus ($) (4)	Stock Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
Steve Mollenkopf Chief Executive Officer (8)	2016	1,138,694	—	8,000,114	1,762,000	165,204	11,066,012
	2015	1,141,886	—	8,000,034	1,025,000	205,405	10,372,325
	2014	1,069,239	—	58,000,203	1,550,000	121,150	60,740,592
George S. Davis Executive Vice President and Chief Financial Officer	2016	760,011	—	2,700,080	870,640	163,419	4,494,150
	2015	758,665	—	2,700,046	400,000	159,606	4,018,317
	2014	724,043	—	9,600,019	665,000	167,555	11,156,617
Derek K. Aberle President (9)	2016	889,438	1,375,000	4,805,111	3,262,625	212,652	10,544,826
	2015	805,394	—	3,780,054	520,000	237,474	5,342,922
	2014	772,734	—	30,380,219	720,000	230,706	32,103,659
Paul E. Jacobs Executive Chairman and Chairman of the Board (10)	2016	1	—	9,000,028	—	173,311	9,173,340
	2015	1	5,375	9,000,045	—	309,392	9,314,813
	2014	969,984	21,375	54,000,175	1,300,000	650,458	56,941,992
Brian Modoff Executive Vice President, Strategy and M&A	2016	542,324	1,000,000	5,500,197	468,000	143,800	7,654,321
	2015	—	—	—	—	—	—
	2014	—	—	—	—	—	—

(1)	We did not grant any stock option awards to our NEOs during fiscal 2016. Accordingly, the “Option Awards” column has been omitted from the Fiscal 2016 Summary Compensation Table.

(2)
We do not offer a pension plan or other defined benefit retirement plan to our NEOs. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the Non-Qualified Deferred Compensation (NQDC) Plan at a rate higher than dividends on our common stock. Accordingly, the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column has been omitted from the Fiscal 2016 Summary Compensation Table.

(3)
Salaries for NEOs as presented in this column may include vacation match payments payable under our vacation policy. This column also includes portions of the NEOs’ salaries that they may have deferred pursuant to the NQDC Plan. See “Fiscal 2016 Nonqualified Deferred Compensation” table.

(4)
The amounts in this column for fiscal 2016 represent: Mr. Aberle - amounts paid for fiscal 2016 for performance goals achieved as of the date of grant under his Performance Unit Award and designated as a discretionary bonus; and Mr. Modoff - a new-hire bonus. We disclose annual cash incentives in the “Non-Equity Incentive Plan Compensation” column. See the “Compensation Discussion and Analysis” section for further details on these awards.

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(5)
Stock awards granted to NEOs include annual grants and may include special grants for new hires, promotions and/or retention. The amounts in this column represent the grant date fair values of PSUs and RSUs granted during the applicable fiscal year. The grant date fair values of RSUs and ROIC PSUs were determined based on the fair value of our common stock on the date of grant. The RTSR PSU grant date fair values were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards if and when they vest. See the “Compensation Discussion and Analysis” section and the “Fiscal 2016 Grants of Plan-Based Awards” table for details on the stock awards granted to the NEOs during fiscal 2016. If we assume that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the fair value of our common stock on the grant date for such shares, the fiscal 2016 stock awards would be as follows: $16,000,228 for Mr. Mollenkopf; $5,400,160 for Mr. Davis; $9,610,222 for Mr. Aberle; $18,000,055 for Dr. Jacobs; and $5,940,319 for Mr. Modoff.

(6)
The amounts in this column represent cash awards earned under our annual cash incentive plan (ACIP) for performance during the applicable fiscal year, as well as amounts paid to Mr. Aberle for fiscal 2016 for performance goals achieved under his Performance Unit Award and designated as Non-Equity Incentive Plan compensation. The Compensation Committee approved the fiscal 2016 ACIP amounts on December 4, 2016, and the NEOs received payment in December 2016. See the “Compensation Discussion and Analysis” section and the “Fiscal 2016 Grants of Plan-Based Awards” table for a description of the ACIP and the payments made thereunder. This column includes portions of the NEOs’ ACIP amounts that they may have deferred pursuant to the NQDC Plan. See “Fiscal 2016 Nonqualified Deferred Compensation” table.

(7)	See the “Fiscal 2016 All Other Compensation” table for an itemized account of all other compensation reported in this column for fiscal 2016.

(8)
The 2014 salary amount represents compensation for Mr. Mollenkopf from September 30 through December 11, 2013 as President and Chief Operating Officer, from December 12, 2013 through March 3, 2014 as Chief Executive Officer-elect and President and from March 4, 2014 through September 28, 2014 as Chief Executive Officer.

(9)
The 2014 salary amount represents compensation for Mr. Aberle from September 30, 2013 through March 9, 2014 as Executive Vice President and Group President and from March 10, 2014 through September 28, 2014 as President.

(10)
The 2014 amounts represent compensation for Dr. Jacobs from September 30, 2013 through March 3, 2014 as Chief Executive Officer and from March 4, 2014 through September 28, 2014 as Executive Chairman. Dr. Jacobs’s salary and non-equity incentive plan target were reduced on March 4, 2014 when he stepped down as our Chief Executive Officer and assumed his current role of Executive Chairman.

ALL OTHER COMPENSATION

We provide our NEOs with other compensation that is reasonable and consistent with our executive compensation program and supports our efforts to attract and retain executive-level employees. The cost of these benefits are disclosed in the All Other Compensation column of the Fiscal 2016 Summary Compensation Table and are itemized in the Fiscal 2016 All Other Compensation table below.
Fiscal 2016 All Other Compensation

Name	Perquisites and Other Personal Benefits ($) (1)	Nonqualified Deferred Compensation Plan ($) (2)	Charitable Match ($) (3)	Company Matching 401k Contributions ($) (4)	Life Insurance Premiums ($) (5)	All Other Compensation Total ($)
Steve Mollenkopf	35,049	51,250	68,120	5,475	5,310	165,204
George S. Davis	—	92,801	49,300	7,386	13,932	163,419
Derek K. Aberle	43,166	106,093	53,170	5,475	4,748	212,652
Paul E. Jacobs	48,265	—	120,000	—	5,046	173,311
Brian Modoff	14,236	8,308	100,000	9,050	12,206	143,800

(1)
Perquisites and other personal benefits for an NEO are excluded if the total value of all of such perquisites and personal benefits is less than $10,000. If the total value of all perquisites and personal benefits for an NEO is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal

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benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that NEO is identified by type and quantified.
The amounts in this column include: Mr. Mollenkopf - $27,901 for the personal use of our corporate aircraft and the remainder for other insurance premiums; Mr. Aberle - $28,018 for the personal use of our corporate aircraft and the remainder for other insurance premiums and financial planning; Dr. Jacobs - $43,829 for the personal use of our corporate aircraft and the remainder for other insurance premiums and home office costs; and Mr. Modoff - for the personal use of our corporate aircraft, other insurance premiums and financial planning. Under certain circumstances, NEOs may utilize our corporate aircraft for personal use. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries, are excluded. The Company and Dr. Jacobs entered into aircraft time-sharing agreements pursuant to which Dr. Jacobs may use certain Company aircraft for his personal use and reimburse the Company for certain expenses of each flight operated under such an agreement up to the maximum amount permitted under Federal Aviation Administration rules. Dr. Jacobs has discretion over which flights are operated under time-sharing agreements. The amounts shown for Dr. Jacobs’s personal use of our corporate aircraft reflect the total aggregate incremental costs to the Company of his personal use of our corporate aircraft, less any payments made by Dr. Jacobs to the Company under such time-sharing agreements.

(2)
See the Nonqualified Deferred Compensation discussion for a description of the NQDC Plan and the Company match program thereunder. The amounts disclosed represent the Company’s match, in cash, of up to 8% of the aggregate of the participant’s base salary plus ACIP amounts deferred on a pre-tax basis under the NQDC Plan.

(3)
We match 100% of an employee’s contributions, up to predetermined maximum amounts, to encourage and extend employees’ support of qualified tax exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations or political organizations. The amounts disclosed represent our matching contributions for NEO contributions to cultural, education and community non-profit organizations. We will match up to $125,000 for our Executive Chairman, CEO and President and up to $100,000 for other NEOs.

(4)
Our 401(k) plan is a voluntary, tax-qualified deferred compensation plan available to all U.S. employees. We match employee contributions in cash, up to certain limits, using a tiered structure in order to encourage participation among our U.S.-based employees. This program provides a tax-efficient retirement savings opportunity. The amounts disclosed represent the cash value of the Company match of our NEO’s contributions to the 401(k) plan.

(5)
We provide our executive officers additional life insurance above the amounts provided to other employees (executive life insurance). The additional coverage is $1 million for the Executive Chairman, the CEO and the President and $750,000 for the other NEOs. The amounts disclosed represent the premiums paid for such executive life insurance, as well as group term life insurance greater than $50,000.

GRANTS OF PLAN-BASED AWARDS

The following table shows information regarding the incentive awards granted to our NEOs in 2016. See “Compensation Discussion and Analysis” (CD&A) in the “Executive Compensation and Related Information” section for detailed information regarding our annual cash incentive plan and equity award programs.

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Fiscal 2016 Grants of Plan-Based Awards (1)(2)(3)

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steve Mollenkopf	ACIP		22,600	2,260,000	4,520,000
	RTSR PSUs	9/22/2016				18,952	57,431	114,862		4,000,069
	ROIC PSUs	9/22/2016				20,781	62,973	125,946		4,000,045
George S. Davis	ACIP		9,880	988,000	1,976,000
	RTSR PSUs	9/22/2016				6,396	19,383	38,766		1,350,026
	ROIC PSUs	9/22/2016				7,014	21,254	42,508		1,350,054
Derek K. Aberle	ACIP		16,188	1,618,750	2,160,000
	PUA (5)	7/10/2016	—	—	7,250,000
	RTSR PSUs	2/16/2016				3,125	9,470	18,940		512,516
	ROIC PSUs	2/16/2016				3,619	10,968	21,936		512,535
	RTSR PSUs	9/22/2016				8,955	27,136	54,272		1,890,022
	ROIC PSUs	9/22/2016				9,819	29,755	59,510		1,890,038
Paul E. Jacobs	ACIP		—	—	—
	RTSR PSUs	9/22/2016				21,321	64,609	129,218		4,500,017
	ROIC PSUs	9/22/2016				23,379	70,844	141,688		4,500,011
Brian Modoff	ACIP		6,000	600,000	1,200,000
	RTSR PSUs	10/19/2015				3,640	11,030	22,060		742,540
	ROIC PSUs	10/19/2015				4,146	12,564	25,128		742,532
	RSUs	10/19/2015							21,405	1,265,036
	RTSR PSUs	9/22/2016				3,518	10,661	21,322		742,539
	ROIC PSUs	9/22/2016				3,858	11,690	23,380		742,549
	RSUs	9/22/2016							19,915	1,265,001

(1)	The Compensation Committee approved all equity grants on the grant dates.

(2)	We did not award any stock options to any NEOs in fiscal 2016. Accordingly, we did not include the “All Other Option Awards” or “Exercise or Base Price of Option Awards” columns in this table.

(3)	See the “Compensation Discussion and Analysis” (CD&A) section for a discussion of the Non-Equity Incentive Plan Awards and the Equity Incentive Plan Awards set forth in this table.

(4)
The amounts for ROIC PSUs represent the grant date fair values based on the closing price of the Company’s common stock on the dates of grant. The amounts for RTSR PSUs represent the grant date fair value of the Company’s common stock as determined using a Monte Carlo simulation (which probability weights multiple potential outcomes).

(5)	The amounts shown represent the Non-Equity Incentive Plan portion of Mr. Aberle’s Performance Unit Award.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The “Outstanding Equity Awards at Fiscal Year End” table below provides information on the current holdings of equity awards by the NEOs. The market value of equity awards reported is based on the closing price of the Company’s common

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stock at the end of the applicable fiscal year. All stock options awarded to the NEOs were nonqualified stock options. Stock options granted prior to September 10, 2010 are exercisable for ten years from the grant date.
Outstanding Equity Awards at Fiscal Year End (1)

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steve Mollenkopf	11/09/11					15,601	(5)	978,971
	11/09/11					15,726	(6)	986,824
	09/29/13					7,439	(7)	466,783
	12/12/13					298,191	(8)	18,711,496
	12/12/13					268,372	(9)	16,840,346
	09/16/14								18,567	(14)	1,165,102
	09/25/15								152,092	(15)	9,543,775
	09/25/15								78,032	(16)	4,896,516
	09/22/16								18,952	(17)	1,189,252
	09/22/16								20,781	(17)	1,304,013
Total		—	—			605,329		37,984,420	288,424		18,098,658
George S. Davis	09/29/13					12,399	(10)	778,017
	05/05/14					56,175	(11)	3,524,997
	09/16/14								6,266	(14)	393,217
	09/25/15								51,331	(15)	3,221,042
	09/25/15								26,336	(16)	1,652,607
	09/22/16								6,396	(17)	401,373
	09/22/16								7,014	(17)	440,117
Total		—	—			68,574		4,303,014	97,343		6,108,356
Derek K. Aberle	09/16/08	38,000	—	47.92	09/15/18
	11/09/09	63,051	—	44.75	11/08/19
	11/09/11					12,480	(5)	783,134
	11/09/11					12,583	(6)	789,572
	09/29/13					4,960	(7)	311,234
	05/05/14					131,076	(11)	8,225,039
	05/05/14					142,474	(12)	8,940,254
	09/16/14								8,773	(14)	550,531
	09/25/15								71,865	(15)	4,509,537
	09/25/15								36,870	(16)	2,313,597
	02/16/16								19,467	(18)	1,221,539
	02/16/16								11,273	(19)	707,383
	09/22/16								8,955	(17)	561,919
	09/22/16								9,819	(17)	616,152
Total		101,051	—			303,573		19,049,233	167,022		10,480,658

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		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul E. Jacobs	11/12/07	195,168	(4)	—	37.29	11/11/17
	11/09/09	9,570	(4)	—	44.75	11/08/19
	05/05/14						610,603	(12)	38,315,345
	09/16/14									20,888	(14)	1,310,740
	09/25/15									171,104	(15)	10,736,763
	09/25/15									87,786	(16)	5,508,580
	09/22/16									21,321	(17)	1,337,891
	09/22/16									23,379	(17)	1,467,002
Total		204,738	(4)	—			610,603		38,315,345	324,478		20,360,976
Brian Modoff	10/19/15						22,223	(13)	1,394,491
	10/19/15									22,903	(20)	1,437,162
	10/19/15									13,044	(21)	818,518
	09/22/16									19,915	(22)	1,249,666
	09/22/16									3,518	(17)	220,763
	09/22/16									3,858	(17)	242,071
Total		—		—			22,223		1,394,491	63,238		3,968,180

(1)
There were no unexercised, unearned stock options at September 25, 2016. Accordingly, we did not include the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column in this table.

(2)
Amounts include dividend equivalent shares that had not vested at fiscal year end as follows: 46,755 shares for Mr. Mollenkopf; 5,159 shares for Mr. Davis; 22,213 shares for Mr. Aberle; 44,992 shares for Dr. Jacobs; and 818 shares for Mr. Modoff.

(3)
Amounts include dividend equivalent shares that had not vested at fiscal year end as follows: 9,651 shares for Mr. Mollenkopf; 3,257 shares for Mr. Davis; 5,392 shares for Mr. Aberle; 10,857 shares for Dr. Jacobs; and 1,323 shares for Mr. Modoff.

(4)	Represents stock options exercisable by the trusts of Dr. Jacobs’s children for which he disclaims beneficial ownership.

Type of Grant		Grant Date	Vesting Rate	Vesting Dates	Conditions
(5)	Restricted Stock Units	11/9/2011	33-1/3% per year	11/9/2014 11/9/2015 11/9/2016	Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance goals for fiscal 2012. Continued employment through vesting date required.
(6)	Performance Stock Units	11/9/2011	33-1/3% per year	11/9/2014 11/9/2015 11/9/2016	As of 9/25/16, all measurement periods were complete. Number of shares is the total number of earned but unvested shares. Continued employment through vesting date required.
(7)	Restricted Stock Units	9/29/2013	33-1/3% per year	11/20/2014 11/20/2015 11/20/2016
Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance goals for the first nine months of fiscal 2014. Continued employment through vesting date required.

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Type of Grant		Grant Date	Vesting Rate	Vesting Dates	Conditions
(8)	Restricted Stock Units	12/12/2013	33-1/3% per year	12/12/2016 12/12/2017 12/12/2018	Continued employment through vesting date required.
(9)	Restricted Stock Units	12/12/2013	20% per year	12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018	Continued employment through vesting date required.
(10)	Restricted Stock Units	9/29/2013	33-1/3% per year	9/29/2014 9/29/2015 9/29/2016	Continued employment through vesting date required.
(11)	Restricted Stock Units	5/5/2014	20% per year	5/5/2015 5/5/2016 5/5/2017 5/5/2018 5/5/2019
Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance goals for the first six months of fiscal 2015.
Continued employment through vesting date required.

(12)	Restricted Stock Units	5/5/2014	33-1/3% per year	5/5/2017 5/5/2018 5/5/2019
Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance goals for the first six months of fiscal 2015. Continued employment through vesting date required.

(13)	Restricted Stock Units	10/19/2015	33-1/3% per year	10/19/2016 10/19/2017 10/19/2018
Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance goals for first two quarters of fiscal 2016. Continued employment through vesting date required.

(14)	Performance Stock Units	9/16/2014	100% cliff vesting	10/4/2017
As of 9/25/16, two of the four measurement periods were complete. Based on performance as of that date, the number of shares shown is the actual number of shares earned for the completed periods (0 shares) and the threshold number of shares that may be earned for the remaining periods. Continued employment through vesting date required.

(15)	Performance Stock Units	9/25/2015	100% cliff vesting	10/10/2018
As of 9/25/16, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the maximum number of shares that may be earned under this award. Continued employment through vesting date required.

(16)	Performance Stock Units	9/25/2015	100% cliff vesting	10/10/2018
As of 9/25/16, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the target number of shares that may be earned under this award. Continued employment through vesting date required.

(17)	Performance Stock Units	9/22/2016	100% cliff vesting	10/10/2019
As of 9/25/16, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the threshold number of shares that may be earned under this award. Continued employment through vesting date required.

(18)	Performance Stock Units	2/16/2016	100% cliff vesting	4/7/2019
As of 9/25/16, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the maximum number of shares that may be earned under this award. Continued employment through vesting date required.

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Type of Grant		Grant Date	Vesting Rate	Vesting Dates	Conditions
(19)	Performance Stock Units	2/16/2016	100% cliff vesting	4/7/2019
As of 9/25/16, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the target number of shares that may be earned under this award. Continued employment through vesting date required.

(20)	Performance Stock Units	10/19/2015	100% cliff vesting	10/10/2018
As of 9/25/16, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the maximum number of shares that may be earned under this award. Continued employment through vesting date required.

(21)	Performance Stock Units	10/19/2015	100% cliff vesting	10/10/2018
As of 9/25/16, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the target number of shares that may be earned under this award. Continued employment through vesting date required.

(22)	Restricted Stock Units	9/22/2016	33-1/3% per year	11/20/2017 11/20/2018 11/20/2019
Vesting is conditioned on the Compensation Committee’s determination of satisfactory attainment of performance goals for first two quarters of fiscal 2017. Continued employment through vesting date required.

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2016

The “Option Exercises and Stock Awards Vested During Fiscal 2016” table below provides information on stock options exercised by the NEOs and NEO stock awards that vested during fiscal 2016.
Option Exercises and Stock Awards Vested During Fiscal 2016

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Steve Mollenkopf	—		—	144,052	7,167,144
George S. Davis	—		—	65,469	3,353,452
Derek K. Aberle	—		—	84,701	4,342,966
Paul E. Jacobs	497,804	(3)	8,021,575	35,825	1,777,630
Brian Modoff	—		—	—	—

(1)	Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.

(2)	Amounts represent the dollar value of shares acquired upon vesting based on the fair market value of our common stock on the vest date.

(3)	All shares acquired on exercise by trusts for Dr. Jacobs’s children for which he disclaims beneficial ownership.
NONQUALIFIED DEFERRED COMPENSATION

The “Fiscal 2016 Nonqualified Deferred Compensation” table below provides information on the nonqualified deferred compensation of the NEOs.
Under the NQDC Plan, we match a portion of participants’ contributions to the NQDC Plan with cash. For the calendar 2015 Plan Year, we effectively matched up to 8% of the aggregate of a participant’s base salary plus ACIP amounts. We match a participant’s contributions for a calendar year annually only if the participant is actively employed on the first day of the next calendar year or is terminated without cause during the calendar year and had satisfied the vesting eligibility requirement. Prior to calendar 2014, the Company matched participants’ contributions with our common stock (Match

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Shares). All matching amounts vest in full upon the participant’s death, disability, attainment of age 65 while employed with the Company, involuntary termination of employment without “Cause” or voluntary termination of employment for “Good Reason” (in both cases within 24 months after a change in control of the Company), or completion of two continuous years of service with the Company commencing with the participant’s date of hire. Effective for the calendar 2016 Plan Year, the Company match, which will be made in January 2017, has been reduced from 8% to 4% of the aggregate of the participant’s base salary plus ACIP amounts. Participants my defer up to 60% of their annual salary and 85% of their ACIP earnings during a plan year.
Fiscal 2016 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Steve Mollenkopf	102,500	51,250	171,128	—	2,072,754
George S. Davis	350,003	92,801	170,364	—	2,318,602
Derek K. Aberle	281,888	106,093	585,063	—	5,736,862
Paul E. Jacobs	—	—	4,135,527	—	31,959,256
Brian Modoff	162,466	8,308	9,184	—	179,958

(1)
All amounts disclosed in this column are also reported in the Fiscal 2016 Summary Compensation Table with some of the amounts included in the “Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the current fiscal year.

(2)
The amounts reported in this column reflect the cash match in fiscal 2016 for the NEOs’ contributions in the 2015 calendar year. All amounts disclosed in this column are also reported in the Fiscal 2016 Summary Compensation Table under “All Other Compensation.”

(3)	The amounts in this column are not included in the Fiscal 2016 Summary Compensation Table.

(4)
This column includes all amounts in the NQDC Plan for the NEOs. The following amounts were reported as compensation to the NEOs in our summary compensation tables for previous years: Mr. Mollenkopf - $1,338,888; Mr. Davis - $1,680,711; Mr. Aberle - $2,204,847 and Dr. Jacobs - $13,384,147.

POTENTIAL POST-EMPLOYMENT PAYMENTS

As noted in the CD&A, the Company employs almost all U.S.-based employees, including all of our NEOs, “at will,” without employment contracts or severance agreements. We do not have a pre-defined severance plan covering the involuntary termination of employees, including our NEOs. We do not accelerate unvested stock options, RSUs or PSUs in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material Company policy. Our practice in such an involuntary termination situation may include the following non-equity benefits:

•	Salary continuation dependent on the business reason for the termination;

•	Lump-sum payment based on job level and years of service with Qualcomm;

•	Lump-sum payment to assist with health care coverage for a limited time; and

•	Outplacement services.
Figure 17 summarizes the general terms of our equity award plans and agreements and nonqualified deferred compensation plan regarding how unvested stock options, PSUs, RSUs and Match Shares would be treated in the event of death, long-term disability, a change in control, certain involuntary terminations and retirement. Any variations from the below are set forth in the CD&A.

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Figure 17: Treatment of Unvested Equity Awards in Certain Termination Situations

Termination Situation	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs
Death	All unvested stock options and RSUs become fully vested. Stock options remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested PSUs become fully vested, but the number of shares issued is prorated based on a pre-established formula described in the applicable award agreement.
Long-Term Disability (LTD)	Stock options continue to vest per their original vesting schedule. Stock options remain exercisable until the expiration date of the grant. All unvested RSUs become fully vested.	All unvested PSUs become fully vested, but the number of shares issued is prorated based on a pre-established formula described in the applicable award agreement.
Involuntary termination without cause
Stock options: 10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-established formula as described in the applicable award agreement, subject to execution of a general release of claims. The accelerated vested stock options could be exercised up to six months after termination, but in no event later than the expiration date of such stock options.

RSUs: All unvested RSUs are forfeited.
All unvested PSUs are forfeited.
Involuntary termination after a change in control without cause or voluntary resignation for good reason
“Double-trigger:” If, within 24 months after a change in control, the recipient’s employment is involuntarily terminated for any reason other than for cause or if the recipient voluntarily resigns for “good reason” (as defined in the award agreements), then vesting of stock options and RSUs is accelerated in full.
All unvested PSUs become fully vested, but the number of shares issued is prorated based on a pre-established formula described in the applicable award agreement.
Voluntary termination
Stock options: All vested stock options may be exercised for the number of days set forth in the terms of the applicable award agreement, but in no event later than the expiration date of such stock options. All unvested stock options are forfeited.

RSUs: All unvested RSUs are forfeited.

Note: Retirement provision applies if retirement eligible at termination.
All unvested PSUs are forfeited. Note: Retirement provision applies if retirement eligible at termination.
Retirement (1)
Stock Options: All vested stock options may be exercised at any time prior to the expiration of 12 months, but in no event later than the expiration date of such stock options. All unvested stock options are forfeited.

RSUs: RSUs will become fully vested and distributed according to the original vesting schedule.
PSUs become fully vested and paid out at the end of the performance period based upon and subject to achievement of the relevant performance objectives.

(1)
For stock options, RSUs and PSUs granted prior to September 2016, Retirement is the date on which a participant has attained the age of 60 years and has completed 10 years of continuous service with the Company. For stock options, RSUs and PSUs granted beginning in September 2016, Retirement is the date on which a participant has attained the age of 55 years and has completed 10 years of continuous service with the Company.

The information in the “Potential Payments Upon Termination or Change in Control” table below describes the compensation that would be payable under various scenarios if the NEO’s employment had terminated on the last day of fiscal 2016 and the price per share of our common stock is the closing market price as of that date.

2017 Proxy Statement        65

Compensation Tables and Narrative Disclosures

Potential Payments Upon Termination or Change In Control (1)

Name	Termination Scenario	Accrued Vacation ($) (2)	Performance Unit Award/Performance Stock Units/Restricted Stock Units ($) (3)(4)(5)	Total ($)
Steve Mollenkopf	Death	217,308	41,205,626	41,422,934
	Long-Term Disability	—	41,205,626	41,205,626
	Change In Control	—	41,205,626	41,205,626
	Involuntary Termination	217,308	—	217,308
	Voluntary Termination	217,308	—	217,308
George S. Davis	Death	80,612	5,390,229	5,470,841
	Long-Term Disability	—	5,390,229	5,390,229
	Change In Control	—	5,390,229	5,390,229
	Involuntary Termination	80,612	—	80,612
	Voluntary Termination	80,612	—	80,612
Derek K. Aberle	Death	155,990	24,385,578	24,541,568
	Long-Term Disability	—	24,385,578	24,385,578
	Change In Control	—	21,010,578	21,010,578
	Involuntary Termination	155,990	3,375,000	3,530,990
	Voluntary Termination	155,990	3,375,000	3,530,990
Paul E. Jacobs	Death	—	41,939,153	41,939,153
	Long-Term Disability	—	41,939,153	41,939,153
	Change In Control	—	41,939,153	41,939,153
	Involuntary Termination	—	15,326,138	15,326,138
	Voluntary Termination	—	—	—
Brian Modoff	Death	21,779	3,156,281	3,178,060
	Long-Term Disability	—	3,156,281	3,156,281
	Change In Control	—	3,156,281	3,156,281
	Involuntary Termination	21,779	—	21,779
	Voluntary Termination	21,779	—	21,779

(1)
Company match under the NQDC Plan is fully vested upon the completion of two years of continuous service with the Company. All of the NEOs fulfilled the continuous service requirement as of September 25, 2016, except for Mr. Modoff who has an unvested Company match in the amount of $8,807 as of September 25, 2016 which would be paid out upon death, Long-Term Disability or a change in control. We have included all of the vested amounts for the other NEOs in the Aggregate Balance column in the “Fiscal 2016 Nonqualified Deferred Compensation” table, and as a result, we did not include these amounts in this table.

(2)	All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death.

(3)
Includes amounts payable under Mr. Aberle’s Performance Unit Award (PUA). Earned amounts vest upon death, disability, termination of service by the Company without Cause or voluntary termination of service for Good Reason. See the discussion titled “Fiscal 2016 Target Amounts and Compensation Mix” for more details.

(4)	For the Performance Stock Units and Restricted Stock Units change-in-control termination scenario, we have assumed 100% acceleration of unvested shares.

(5)	None of the NEOs were retirement eligible under the applicable plan and award agreements as of September 25, 2016.

662017 Proxy Statement

Director Compensation

DIRECTOR COMPENSATION
The Compensation Committee reviews our nonemployee director compensation program annually, including an analysis of reported nonemployee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of executive compensation. The analysis, prepared by FW Cook, includes prevalent practices for retainers, fees, equity-based compensation and stock ownership guidelines. FW Cook also provides recommendations regarding potential changes to our director compensation program. The analysis conducted for fiscal 2016 affirmed that our director compensation program continues to be aligned with best practices as follows:

•	No fees are provided for Board meeting attendance.

•
Directors received an annual award of deferred stock units (DSUs) that are defined under a fixed-value formula, are fully vested on the grant date, include a mandatory three-year holding period from the grant date, and settle three years from the grant date, regardless of continued Board service, or upon death, disability or a change in control. A director may elect to defer the distribution, and the taxable event, beyond the 3-year mandatory period. The Compensation Committee approved the aforementioned vesting (fully vested on the grant date) effective January 1, 2016.

•
Directors are subject to meaningful stock ownership guidelines. As discussed under “Stock Ownership Guidelines,” nonemployee directors are required to hold shares of our common stock with a value equal to five times the annual retainer for Board service applicable to U.S. residents. Nonemployee directors are required to achieve this ownership level within five years of joining the Board. All of our nonemployee directors who have served on the Board for five years have met this guideline. Messrs. Henderson, Manwani, McLaughlin, Randt and Vinciquerra and Ms. Livermore have not served on the Board for five years and thus are not yet required to meet this guideline. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. All of our nonemployee directors who have served on the Board for one year have met this guideline.

The following narratives, tables and footnotes describe the total compensation and benefits awarded to, earned by or paid to our nonemployee directors during fiscal 2016.
Annual retainer. Directors who are U.S. residents receive an annual retainer of $100,000 paid in equal one-fourth installments following the end of each calendar quarter. Directors who are non-U.S. residents receive an annual retainer of $120,000 in consideration of the increased travel time, also paid in equal one-fourth installments following the end of each calendar quarter. If available under the applicable tax code, directors may elect to receive all, or a portion, of the annual retainer in cash and/or in DSUs. The number of DSUs received is based on the fair market value of our common stock (as defined by the applicable equity plan) on the last trading day of the last month of the calendar quarter. The DSUs vest immediately but are subject to a three-year holding period and generally settle three years from the grant date, unless the director elects to defer further.
Board committee chair retainer. The Chairs of the Audit and Compensation committees receive annual retainers of $25,000. The Chair of the Governance Committee receives an annual retainer of $15,000. The Board may appoint special committees from time-to-time, and retainers, if any, for the chairs of such committees are determined by the Compensation Committee in its discretion.
Presiding Director retainer. The Presiding Director receives an annual retainer. Effective January 1, 2017, the Compensation Committee increased the annual retainer from $25,000 to $35,000.
Meeting fees. Directors receive $1,500 for each standing committee meeting attended (in person or by telephone). Directors do not receive a fee for attending Board meetings. Directors Emeriti receive $2,000 for each Board meeting attended in person ($1,000 for telephonic attendance). Meeting fees, if any, for special committees are determined by the Compensation Committee in its discretion.
Equity compensation. The Compensation Committee grants annual DSUs to directors with a grant date of the date of the annual meeting of stockholders, and the number of DSUs awarded is determined by dividing $200,000 by the fair value of a share of our common stock on the grant date. Directors who join the Board between annual meetings of stockholders receive DSUs on a pro rata basis to reflect the partial year of service until the next annual meeting of stockholders. The DSUs are fully vested on the grant date, include a mandatory three-year holding period from the grant date, and settle three years from grant date, regardless of continued Board service, or upon death, disability or a change in control. A director may elect to defer the distribution, and the taxable event, beyond the three-year mandatory period. The DSUs include dividend

2017 Proxy Statement        67

Director Compensation

equivalent rights. The dividend equivalent rights accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs.
Nonqualified deferred compensation earnings. Directors may defer any cash portion of their retainer and meeting fees under the NQDC Plan. Directors who contribute to the NQDC Plan are not eligible to receive the Company cash match or any interest that is above the market rate.
Charitable gifts matching program. We will match 100%, up to $50,000 annually, of a director’s or Director Emeritus’ contribution to qualified, eligible IRS recognized non-profit organizations.
Perquisites and other personal benefits. Perquisites and other personal benefits for a director are excluded if the total value of all of his or her perquisites and personal benefits is less than $10,000. If the total value of all of his or her perquisites and personal benefits is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that director is identified by type and quantified. We offer a new cellular phone to each director each year as a personal benefit, and these amounts are included as perquisites if required to be disclosed as provided above.
Fiscal 2016 Director Compensation (1)(2)

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
Barbara T. Alexander	175,659	200,034	50,000	425,693
Donald G. Cruickshank (6)	73,088	—	50,000	123,088
Raymond V. Dittamore	140,000	200,034	10,000	350,034
Jeffrey W. Henderson	97,478	234,040	12,522	344,040
Susan Hockfield (6)	58,407	—	10,950	69,357
Thomas W. Horton	191,000	200,034	50,000	441,034
Sherry Lansing (6)	57,907	—	—	57,907
Ann M. Livermore (7)	—	—	—	—
Harish Manwani	129,000	200,034	—	329,034
Mark D. McLaughlin	130,000	200,034	60,000	390,034
Clark T. Randt, Jr.	157,000	200,034	11,400	368,434
Francisco Ros	154,500	200,034	—	354,534
Jonathan J. Rubinstein (8)	93,291	200,034	50,000	343,325
Marc I. Stern (6)	58,758	—	—	58,758
Anthony J. Vinciquerra	128,500	200,034	29,500	358,034

(1)
We did not award any stock options or provide any non-equity incentive plan compensation to any directors in fiscal 2016. Therefore, we did not include the “Option Awards” or “Non-Equity Incentive Plan Compensation” columns in this table.

(2)
We do not offer a pension plan or other defined benefit retirement plan to our nonemployee directors. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the Non-Qualified Deferred Compensation (NQDC) Plan at a rate higher than dividends on our common stock. As a result, the “Nonqualified Deferred Compensation Earnings” column has been omitted from this table.

(3)
These amounts include cash retainers and meeting fees. For Ms. Alexander and Messrs. McLaughlin and Vinciquerra, these amounts also include the value of DSUs issued in lieu of payment of cash retainer fees. DSUs awarded to Ms. Alexander and Mr. McLaughlin are fully vested and will be settled three years from the grant date. DSUs awarded to Mr. Vinciquerra are fully vested and will be settled upon termination of his Board service.

682017 Proxy Statement

Director Compensation

(4)
These amounts represent the fair value of the awards on the grant date. DSUs issued in lieu of payment of cash retainer fees are not included in this column. The amount for Mr. Henderson also includes an initial DSU awarded on January 12, 2016 when he joined the Board.

(5)
These amounts represent the Company’s match of directors’ contributions to qualified, eligible IRS recognized non-profit organizations. The amount for Mr. McLaughlin includes $10,000 in matching contributions we made in fiscal 2016 for contributions made in fiscal 2015. Perquisites and personal benefits have been excluded as the total value for each director was less than $10,000.

(6)	Sir Donald Cruickshank, Dr. Hockfield, Ms. Lansing and Mr. Stern concluded their service as directors at the 2016 annual meeting of stockholders.

(7)	Ms. Livermore joined the Board on October 9, 2016 (which was after the end of fiscal 2016).

(8)	Mr. Rubinstein resigned from the Board on May 4, 2016.
The following table shows the number of outstanding stock options and the aggregate number of outstanding RSUs and DSUs held by each individual who served as a nonemployee director of the Company at any time during fiscal 2016, as of September 25, 2016.
Outstanding Equity Awards Held by Directors at Fiscal Year End

Name	Number of Outstanding Options (#) (1)	Number of Outstanding RSUs/DSUs (#) (2)
Barbara T. Alexander	22,000	12,834
Donald G. Cruickshank (3)	42,000	—
Raymond V. Dittamore	28,000	21,460
Jeffrey W. Henderson	—	5,373
Susan Hockfield (3)	—	—
Thomas W. Horton	2,500	10,374
Sherry Lansing (3)	26,755	—
Ann M. Livermore (4)	—	—
Harish Manwani	—	9,575
Mark D. McLaughlin	—	7,471
Clark T. Randt, Jr.	—	10,374
Francisco Ros	—	10,374
Jonathan J. Rubinstein (5)	—	4,539
Marc I. Stern (3)	42,000	—
Anthony J. Vinciquerra	—	7,589

(1)	All outstanding stock options referenced in this column are fully vested.

(2)
The information in this column includes dividend equivalent rights and amounts deferred under the director compensation program. See the narrative above under “Director Compensation” for detailed information on RSUs and DSUs granted to our nonemployee directors.

(3)	Sir Donald Cruickshank, Dr. Hockfield, Ms. Lansing and Mr. Stern concluded their service as directors at the 2016 annual meeting of stockholders.

(4)	Ms. Livermore joined the Board on October 9, 2016 (which was after the end of fiscal 2016).

(5)	Mr. Rubinstein resigned from the Board on May 4, 2016.

2017 Proxy Statement        69

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent public accountants (PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, management personnel and legal counsel.
As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature and type of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual integrated audit and quarterly reviews of the Company’s consolidated financial statements; and confirming their independence. The Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance and independence, including that of the lead audit partner. The Audit Committee and senior financial management determine the selection of the lead audit partner, working with PricewaterhouseCoopers LLP. As part of the engagement process, the Audit Committee considers whether to rotate the independent public accountants. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the Annual Meeting.
In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. Together with senior members of the Company’s management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company’s independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. As part of this process, the Audit Committee monitors the scope and adequacy of the Company’s internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly unaudited and annual audited consolidated financial statements with management, the internal auditors and the independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company’s consolidated financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letters from PricewaterhouseCoopers LLP to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.
Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2016 for filing with the SEC.
AUDIT COMMITTEE
Raymond V. Dittamore, Chair
Jeffrey W. Henderson
Anthony J. Vinciquerra

702017 Proxy Statement

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
A copy of our Annual Report on Form 10-K for fiscal 2016 as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.
By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary
January 19, 2017

2017 Proxy Statement        71

APPENDIX A:  FINANCIAL INFORMATION
The following is certain information that was originally filed with the Securities and Exchange Commission (SEC) on November 2, 2016 as part of our Annual Report on Form 10-K for the fiscal year ended September 25, 2016. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information. The words “Qualcomm,” “we,” “our,” “ours” and “us” used in this financial information refer only to QUALCOMM Incorporated and its subsidiaries and not any other person or entity.
This financial information contains forward-looking statements regarding our business, investments, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, industry and market trends, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.
Although forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from those referred to herein due to a number of important factors, including but not limited to risks associated with our proposed acquisition of NXP Semiconductors N.V., commercial network deployments, expansions and upgrades of CDMA, OFDMA and other communications technologies, our customers’ and licensees’ sales of products and services based on these technologies and our customers’ demand for our products and services; competition in an environment of rapid technological change; our dependence on a small number of customers and licensees; our dependence on the premium-tier device segment; attacks on our licensing business model, including current and future legal proceedings or actions of governmental or quasi-governmental bodies or standards or industry organizations; the enforcement and protection of our intellectual property rights; the continued and future success of our licensing programs and the need to extend license agreements that are expiring; government regulations and policies, or adverse rulings in enforcement or other proceedings; the commercial success of our new technologies, products and services, including our ability to extend our products into new and expanded product areas and adjacent industry segments; our dependence on a limited number of third-party suppliers; claims by third parties that we infringe their intellectual property; strategic acquisitions, transactions and investments; our use of open source software; our stock price and earnings volatility; our indebtedness; our ability to attract and retain qualified employees; foreign currency fluctuations; global regional or local economic that impact the industries in which we operate; failures in our products or services or in the products or services of our customers or licensees, including those resulting from security vulnerabilities, defects or errors; security breaches of our information technology systems; and potential tax liabilities; as well as other risks detailed from time-to-time in our SEC reports, including our Annual Report on Form 10-K for the fiscal year ended September 25, 2016.
We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending on the last Sunday in September. Our 52-week fiscal years consist of four equal fiscal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. The fiscal years ended September 25, 2016, September 27, 2015 and September 28, 2014 included 52 weeks.

2017 Proxy Statement        A-1

Appendix A: Financial Information

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information and Dividends
Our common stock is traded on the NASDAQ Global Select Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices of our common stock, as reported by NASDAQ, and cash dividends announced per share of common stock for the fiscal periods presented. Quotations of our stock price represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)	Dividends ($)
2016
First quarter	61.19	45.93	0.48
Second quarter	53.52	42.24	0.48
Third quarter	56.27	49.67	0.53
Fourth quarter	64.00	50.84	0.53
2015
First quarter	78.53	67.67	0.42
Second quarter	75.60	62.26	0.42
Third quarter	71.90	64.60	0.48
Fourth quarter	66.05	52.39	0.48
At October 31, 2016, there were 7,484 holders of record of our common stock. On October 31, 2016, the last sale price reported on the NASDAQ Global Select Market for our common stock was $68.72 per share. On October 6, 2016, we announced a cash dividend of $0.53 per share on our common stock, payable on December 16, 2016 to stockholders of record as of the close of business on November 30, 2016. We intend to continue to pay quarterly dividends, subject to capital availability and our view that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels, investments and acquisitions, legal risks, stock repurchase programs, debt issuance, changes in federal and state income tax law and changes to our business model.
Share-Based Compensation
We primarily issue restricted stock units under our equity compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.
Our 2016 Long-Term Incentive Plan (2016 Plan) provides for the grant of both incentive and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units, performance shares, deferred compensation awards and other stock-based awards. Restricted stock units generally vest over periods of three years from the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. The Board of Directors may amend or terminate the 2016 Plan at any time.
Additional information regarding our share-based compensation plans and plan activity for fiscal 2016, 2015 and 2014 is provided in “Notes to Consolidated Financial Statements, Note 5. Employee Benefit Plans” and additional information regarding our share-based compensation plans for fiscal 2016 is provided in our 2017 Proxy Statement under the heading “Equity Compensation Plan Information.”
Issuer Purchases of Equity Securities
Issuer purchases of equity securities during the fourth quarter of fiscal 2016 were:

A-22017 Proxy Statement

Appendix A: Financial Information

	Total Number of Shares Purchased	Average Price Paid Per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (2)
	(In thousands)		(In thousands)	(In millions)
June 27, 2016 to July 24, 2016	—	$—	—	$3,211
July 25, 2016 to August 21, 2016	2,414	62.14	2,414	3,061
August 22, 2016 to September 25, 2016	1,201	62.43	1,201	2,986
Total	3,615		3,615

(1)	Average Price Paid Per Share excludes cash paid for commissions.

(2)
On March 9, 2015, we announced a repurchase program authorizing us to repurchase up to $15 billion of our common stock. At September 25, 2016, $3.0 billion remained authorized for repurchase. The stock repurchase program has no expiration date. Since September 25, 2016, we repurchased and retired 1,865,000 shares of common stock for $124 million.

2017 Proxy Statement        A-3

Appendix A: Financial Information

Selected Financial Data
The following data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended (1)
	September 25, 2016	September 27, 2015	September 28, 2014	September 29, 2013	September 30, 2012
	(In millions, except per share data)
Statement of Operations Data:
Revenues	$23,554	$25,281	$26,487	$24,866	$19,121
Operating income	6,495	5,776	7,550	7,230	5,682
Income from continuing operations	5,702	5,268	7,534	6,845	5,283
Discontinued operations, net of income taxes	—	—	430	—	776
Net income attributable to Qualcomm	5,705	5,271	7,967	6,853	6,109

Per Share Data:
Basic earnings per share attributable to Qualcomm:
Continuing operations	$3.84	$3.26	$4.48	$3.99	$3.14
Discontinued operations	—	—	0.25	—	0.45
Net income	3.84	3.26	4.73	3.99	3.59
Diluted earnings per share attributable to Qualcomm:
Continuing operations	3.81	3.22	4.40	3.91	3.06
Discontinued operations	—	—	0.25	—	0.45
Net income	3.81	3.22	4.65	3.91	3.51
Dividends per share announced	2.02	1.80	1.54	1.20	0.93

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$32,350	$30,947	$32,022	$29,406	$26,837
Total assets	52,359	50,796	48,574	45,516	43,012
Loans and debentures (2)	—	—	—	—	1,064
Short-term debt (3)	1,749	1,000	—	—	—
Long-term debt (4)	10,008	9,969	—	—	—
Other long-term liabilities (5)	895	817	428	550	426
Total stockholders’ equity	31,768	31,414	39,166	36,087	33,545

(1)
Our fiscal year ends on the last Sunday in September. The fiscal years ended September 25, 2016, September 27, 2015, September 28, 2014 and September 29, 2013 each included 52 weeks. The fiscal year ended September 30, 2012 included 53 weeks.

(2)	Loans and debentures were included in liabilities held for sale in the consolidated balance sheet as of September 30, 2012.

(3)	Short-term debt was comprised of outstanding commercial paper.

(4)	Long-term debt was comprised of floating-and fixed-rate notes.

(5)	Other long-term liabilities in this balance sheet data exclude unearned revenues.

A-42017 Proxy Statement

Appendix A: Financial Information

Overview
We led the development and continue to be a leader in the commercialization of a digital communication technology called CDMA (Code Division Multiple Access), and we also continue as a leader in the development and commercialization of the OFDMA (Orthogonal Frequency Division Multiple Access) family of technologies, including LTE (Long Term Evolution), an OFDM (Orthogonal Frequency Division Multiplexing) -based standard that uses OFDMA and single-carrier FDMA (Frequency Division Multiple Access), for cellular wireless communication applications. We own significant intellectual property applicable to products that implement any version of CDMA and OFDMA, including patents, patent applications and trade secrets. The mobile communications industry generally recognizes that a company seeking to develop, manufacture and/or sell products that use CDMA- and/or LTE-based standards will require a patent license from us. CDMA and OFDMA are two of the main technologies currently used in digital wireless communications networks (also known as wireless networks). Based on wireless connections, CDMA, OFDMA and TDMA (Time Division Multiple Access, of which GSM (Global System for Mobile Communications) is the primary commercial form) are the primary digital technologies currently used to transmit a wireless device user’s voice or data over radio waves using a public cellular wireless network.
We also develop and commercialize numerous other key technologies used in handsets and tablets that contribute to end-user demand, and we own substantial intellectual property related to these technologies. Some of these were contributed to and are being commercialized as industry standards, such as certain video codec, audio codec, wireless LAN (local area network), memory interfaces, wireless power, GPS (global positioning system) and positioning, broadcast and streaming protocols, and short range communication functionalities, including NFC (near field communication) and Bluetooth. Other technologies widely used by wireless devices that we have developed are not related to any industry standards, such as operating systems, user interfaces, graphics and camera processing functionality, integrated circuit packaging techniques, RF (radio frequency) and antenna design, sensors and sensor fusion algorithms, power and thermal management techniques and application processor architectures. Our patents cover a wide range of technologies across the entire wireless system, including the device (such as handsets and tablets) and not just what is embodied in the chipsets.
In addition to licensing portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, we design, manufacture, have manufactured on our behalf and market products and services based on CDMA, OFDMA and other digital communications technologies. Our products principally consist of integrated circuits (also known as chips or chipsets) and system software used in mobile devices, wireless networks, broadband gateway equipment and consumer electronic devices. We also sell other products and services, which include, among others: wireless medical devices and software products and services designed for health care companies; engineering services; and products designed for the implementation of small cells. In addition, we continue to invest in new and expanded product areas, such as radio frequency front-end (RFFE), and in adjacent industry segments, such as automotive, Internet of Things (IoT), data center, networking, mobile computing, the connected home, smart cities, mobile health, machine learning, including robotics and wearables, among others.
Industry Trends
The mobile industry has experienced tremendous growth over the past 20 plus years, growing from less than 60 million global connections in 1994 (WCIS+, October 2016) to approximately 7.4 billion global connections in September 2016 (GSMA Intelligence, October 2016). As the largest technology platform in the world, mobile has made peoples’ lives more connected, transforming the way we interact with one another and with the world. The scale and pace of innovation in mobile, especially around connectivity and computing capabilities, is also impacting industries beyond wireless.
Extending connectivity. 3G/4G (third generation/fourth generation) multimode mobile broadband technology has been a key driver of the growth of mobile, providing users with fast, reliable, always-on connectivity. As of September 2016, there were approximately 4.0 billion 3G/4G connections globally (CDMA-based, OFDMA-based and CDMA/OFDMA multimode) representing nearly 54% of total mobile connections. By 2020, global 3G/4G connections are projected to reach 6.4 billion, with more than 80% of these connections coming from emerging regions (GSMA Intelligence, October 2016).
3G/4G multimode mobile broadband has also emerged as an important platform for extending the reach and potential of the Internet. In 2010, the number of broadband connections using mobile technology surpassed those using fixed technologies, making mobile networks the primary method of access to the Internet for many people around the world. The impact is further amplified in emerging regions, where 3G/4G connections are approximately six times the number of fixed Internet connections (GSMA Intelligence and WBIS, October 2016). In China, 3G/4G LTE multimode services have experienced strong adoption since being launched in the fourth quarter of calendar 2013, with more than 655 million connections reported as of September 2016 (GSMA Intelligence, October 2016). In India, mobile operators are rolling out 3G/4G LTE multimode services, providing consumers with the benefits of advanced mobile broadband connectivity while

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creating new opportunities for device manufacturers and other members of the mobile ecosystem. 3G/4G mobile broadband may be the first and, in many cases, the only way that people in these regions access the Internet.
Looking ahead, the wireless industry is actively developing and standardizing 5G (fifth generation) technology, which is the next generation of wireless technology expected to be commercially deployed starting in 2019. While the 5G standard is still being defined, it is expected to provide a unified connectivity network for all spectrum and service types based on OFDM technology. 5G is expected to support faster data rates and wider bandwidths of spectrum. Incorporating many of the innovations developed for 4G, 5G is also expected to be scalable and adaptable across a variety of use cases, which include, among others: enabling new industries and services, such as autonomous vehicles and remote medical procedures, through ultra-reliable, ultra-low latency communication links; and connecting a significant number of “things” (also known as the Internet of Things or IoT), such as consumer electronics, including wearables, appliances, sensors and medical devices, with connectivity designed to meet ultra-low power, complexity and cost requirements. 5G is also expected to enhance mobile broadband services, including ultra-high definition (4K) video streaming and virtual reality, with multi-gigabit speeds.
Most 5G devices are expected to include multimode support for 3G, 4G and Wi-Fi, enabling service continuity where 5G has yet to be deployed and simultaneous connectivity across 4G and Wi-Fi technologies, while also allowing mobile operators to utilize current network deployments. At the same time, 4G will continue to evolve in parallel with the development of 5G and is expected to pioneer many of the key 5G technologies, such as support for unlicensed spectrum and gigabit LTE user data rates. The first phase of 5G networks are expected to support mobile broadband services both in lower spectrum bands below 6 Ghz as well as higher bands above 6 GHz, including millimeter wave (mmWave).
Growth in smartphones. Smartphone adoption continues to expand globally, fueled by 3G/4G LTE multimode connectivity, powerful application processors and advanced multimedia and location awareness capabilities, among others. In 2015, more than 1.4 billion smartphones shipped globally, representing a year-over-year increase of approximately 14%, and cumulative shipments of smartphones between 2016 and 2020 are projected to reach approximately 8.3 billion (Gartner, September 2016). Most of this growth is happening in emerging regions, where smartphones accounted for approximately 70% of handset shipments in 2015 and are expected to reach approximately 92% in 2020 (Gartner, September 2016). Growth in smartphones has not only been driven by the success of premium-tier devices, but also by the number of affordable handsets that are fueling shipments in emerging regions and the variety of flexible and affordable data plans being offered by mobile operators.
Consumer demand for new types of experiences enabled by 3G/4G LTE connectivity, combined with the needs of mobile operators and device manufacturers to provide differentiated features and services, is driving continued innovation within the smartphone. This innovation is happening across multiple technology dimensions, including connectivity, computing, camera, audio, video, display, location, sensors and security. As a result, the smartphone has, in many ways, become the go-to device for social networking, music, gaming, email and web browsing, among others. It is also replacing many traditional consumer electronics devices due to advanced capabilities, including digital cameras, video cameras, Global Positioning System (GPS) units and music players, combined with an always on and connected mobile platform.
Expansion into new adjacent opportunities. A number of industries beyond mobile are leveraging technology innovations found in smartphones to bring advanced connectivity and computing capabilities to a broad array of end-devices and access points, which make up the “edge” of the network. With billions of connected devices projected to be added to the Internet over the coming years, enhancing the capabilities and performance at the edge of the network will be vital to improving its scalability as it enters this new phase of growth. These enhancements are helping to transform industry segments, including networking, automotive, mobile computing and the IoT, and enabling companies to create new products and services.
The proliferation of intelligently connected things is also enabling new types of user experiences, as smartphones are able to interact with and control more of the things around us. Through the addition of embedded sensors, connected things are able to collect and send data about their environment, providing users with contextually relevant information and further increasing their utility and value.
Wireless Technologies
The growth in the use of wireless devices worldwide, such as smartphones and tablets, and the demand for data services and applications requires continuous innovation to further improve the user experience, enable new services, increase network capacity, make use of different frequency bands and enable dense network deployments. To meet these requirements, different wireless communications technologies continue to evolve. For nearly three decades, we have invested and continue to invest heavily in research and development of cellular wireless communication technologies, including CDMA and OFDMA. As a result, we have developed and acquired (and continue to develop and acquire) significant

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related intellectual property. This intellectual property has been incorporated into the most widely accepted and deployed cellular wireless communications technology standards, and we have licensed it to more than 330 licensees, including leading wireless device and infrastructure manufacturers. Relevant cellular wireless technologies can be grouped into the following categories.
TDMA-based. TDMA-based technologies are characterized by their access method allowing several users to share the same frequency channel by dividing the signal into different time slots. Most of these systems are classified as 2G (second generation) technology. The main examples of TDMA-based technologies are GSM (deployed worldwide), IS-136 (deployed in the Americas) and Personal Digital Cellular (PDC) (deployed in Japan).
To date, GSM has been more widely adopted than CDMA-based standards; however, CDMA technologies are the basis for all 3G wireless systems. According to GSMA Intelligence estimates as of September 30, 2016, there were approximately 3.4 billion GSM connections worldwide, representing approximately 46% of total cellular connections. The transition of wireless devices from 2G to 3G/4G continued around the world with 3G/4G connections up 18% year-over-year (GSMA Intelligence, October 2016).
CDMA-based. CDMA-based technologies are characterized by their access method allowing several users to share the same frequency and time by allocating different orthogonal codes to individual users. Most of the CDMA-based technologies are classified as 3G technology.
There are a number of variants of CDMA-based technologies deployed around the world, in particular CDMA2000, EV-DO (Evolution Data Optimized), WCDMA (Wideband CDMA) and TD-SCDMA (Time Division-Synchronous CDMA) (deployed exclusively in China). CDMA-based technologies provide vastly improved capacity for voice and low-rate data services as compared to analog technologies and significant improvements over TDMA-based technologies such as GSM. To date, these technologies have seen many revisions, and they continue to evolve. New features continue to be defined in the 3rd Generation Partnership Project (3GPP). The following are the CDMA-based technologies and their standards revisions:

•	CDMA2000 revisions A through E

•	1xEV-DO revisions A through C

•	WCDMA/HSPA releases 4 through 13

•	TD-SCDMA releases 4 through 12
CDMA technologies ushered in a significant increase in broadband data services that continue to grow globally. According to GSMA Intelligence estimates as of October 2016, there were approximately 2.5 billion CDMA-based connections worldwide, representing approximately 33% of total cellular connections.
OFDMA-based. OFDMA-based technologies are characterized by their access method allowing several users to share the same frequency band and time by allocating different subcarriers to individual users. Most of the OFDMA-based technologies to be deployed through 2016 are classified as 4G technology. It is expected that 5G will heavily leverage OFDM-based technologies. We continue to play a significant role in the development of LTE and LTE Advanced, which are the predominant 4G technologies currently in use, and their evolution to LTE Advanced Pro.
LTE is incorporated in 3GPP specifications starting from release 8 and uses OFDMA in the downlink and single carrier FDMA (SC-FDMA) in the uplink. LTE has two modes, FDD (frequency division duplex) and TDD (time division duplex), to support paired and unpaired spectrum, respectively, and is being developed by 3GPP. The principal benefit of LTE is its ability to leverage a wide range of spectrum (bandwidths of 10 MHz or more). LTE is designed to seamlessly interwork with 3G through 3G/4G multimode devices. Most LTE devices rely on 3G for voice services across the network, as well as for ubiquitous data services outside the LTE coverage area and on 4G for data services inside the LTE coverage area. LTE’s voice solution, VoLTE (voice over LTE), is being commercially deployed in a growing number of networks.
Carrier aggregation, one of the significant improvements of LTE Advanced, was commercially launched in June 2013 and continues to evolve to aggregate additional carriers in the uplink as well as the downlink. Along with carrier aggregation, LTE Advanced brings many more enhancements, including advanced antenna techniques and optimization for small cells. Apart from improving the performance of existing networks, these releases also bring new enhancements under the umbrella of LTE Advanced Pro, such as LTE Direct for proximity-based device-to-device discovery, improved LTE broadcast, optimizations of narrowband communications designed for IoT (known as NB-IoT) and the ability to use LTE Advanced in unlicensed spectrum (LTE Unlicensed). There will be multiple options for deploying LTE Unlicensed for different deployment scenarios.

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•
LTE-U, which relies on an LTE control carrier based on 3GPP Release 12, uses carrier aggregation to combine unlicensed and licensed spectrum and will be used in early mobile operator deployments in countries such as the United States, Korea and India.

•	Licensed Assisted Access (LAA), introduced as part of 3GPP Release 13, also aggregates unlicensed and licensed spectrum.

•	MulteFire operates solely in unlicensed spectrum without a licensed anchor control channel.
There also have been ongoing efforts to make the interworking between LTE and Wi-Fi more seamless and completely transparent to the users. The seamless interworking is also intended to enable the device to use the best possible link or links depending on conditions of the LTE and Wi-Fi links as the applications run on devices. Further integration is achieved with LTE+Wi-Fi link Aggregation (LWA), which will utilize existing and new carrier Wi-Fi deployments.
LTE releases are often combined and given “marketing” or “trade” names that also indicate their benefits. The name LTE covers releases 8 and 9. Releases 10 and beyond are referred to as LTE Advanced. According to GSMA Intelligence estimates as of September 30, 2016, there were approximately 1.5 billion global 3G/4G multimode connections worldwide, representing approximately 21% of total cellular connections.
According to the Global mobile Suppliers Association (GSA), as of October 2016, more than 770 wireless operators have commercially deployed or started testing LTE. In addition, LTE Advanced standards featuring carrier aggregation have begun to be deployed. As of October 2016, 212 operators were investing in LTE Advanced carrier aggregation across 88 countries, and 166 operators have launched commercially in 76 countries (GSA, October 2016).
As we look forward, the wireless industry is actively building the next generation of cellular technologies under the name 5G in 3GPP. While 5G is still being defined, it is expected that 5G will transform the role of wireless technologies and incorporate advancements on 3G/4G features available today, including further enhanced mobile broadband services, device-to-device capabilities and use of both licensed and unlicensed spectrum and connectivity of a significant number of things. 5G is also expected to include operation in emerging higher frequency bands such as those in the millimeter wave range to significantly increase the data rate offered to users. Furthermore, 5G is expected to offer techniques that will enable the expansion of cellular networks into new vertical product segments and define a radio link with much higher levels of reliability for control of vehicles and machines. This development, which builds on the various 3G and 4G features addressing IoT, will further sustain the trend of enabling cellular connectivity to non-handset categories of devices. We continue to play a significant role in driving 5G from standardization to commercialization, including contributing to 3GPP standardization activities to define the 5G standard and collaborating with industry participants on 5G demonstrations and trials to prepare for commercial network launches.
Other (non-cellular) wireless technologies. There are other, non-cellular wireless technologies that have also been broadly adopted.
Wireless Local Area Networks. Wireless local area networks (WLAN), such as Wi-Fi, link two or more nearby devices wirelessly and usually provide connectivity through an access point. Wi-Fi systems are based on standards developed by the Institute of Electrical and Electronics Engineers (IEEE) in the 802.11 family of standards. 802.11ac, which includes advanced features such as multiple user multiple in/multiple out (MU MIMO) and support for large bandwidths and higher order modulation, primarily targets broadband connectivity for mobile devices, laptops and consumer electronics devices using 5 GHz spectrum. 802.11ad provides multi-gigabit data rates for short range communication using 60 GHz spectrum. 802.11ah, which is still under development and targets sub-1 GHz spectrum, is envisioned to be a solution for “connected home” applications that require long battery life. We played a leading role in the development of 802.11ac, 802.11ad and 802.11ah, and we are actively involved in the development of 802.11ax, which is an evolution from 802.11ac and will cover both the 2.4GHz and 5GHz unlicensed bands.
Bluetooth. Bluetooth is a wireless personal area network that provides wireless connectivity between devices over short distances ranging from a few centimeters to a few meters. Bluetooth technology provides wireless connectivity to a wide range of fixed or mobile consumer electronics devices. Bluetooth functionalities are standardized by the Bluetooth Special Interest Group in various versions of the specification (from 1.0 to 4.0), which include different functionalities, such as enhanced data rate or low energy (known as Bluetooth Smart). In August 2015, we acquired CSR plc, a leading contributor to Bluetooth evolution in the areas of mobile devices, HID (human interface device), A/V (audio/video) and Smart Mesh technologies.
Location Positioning Technologies. Location positioning technologies have evolved rapidly in the industry over the past few years in order to deliver an enhanced location experience. In the past, satellite navigation systems were predominantly used to provide the accurate location of mobile devices. We were a key developer of the Assisted-GPS (A-GPS) positioning

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technology used in most cellular handsets today. For uses requiring the best accuracy for E911 services and navigational based services, A-GPS provided a leading-edge solution.
The industry has now evolved to support additional inputs for improving the location experience. We now support multiple constellations, including GPS, GLONASS (Global Navigation Satellite System) and BeiDou; terrestrial-based positioning using WWAN (Wireless Wide Area Network) and Wi-Fi-based inputs; Wi-Fi RSSI (received signal strength indication) and RTT (round-trip time) signals for indoor location; and third-party sensors combined with GNSS (Global Navigation Satellite System) measurements to provide interim support for location-based services in rural areas and indoors, where other signal inputs may not be available.
Other Significant Technologies used in Cellular and Certain Consumer Electronic Devices and Networks
We have played a leading role in developing many of the other technologies used in cellular and certain consumer electronic devices and networks, including:

•	graphics and display processing functionality;

•	video coding based on HEVC (High Efficiency Video Codec) standard, which will be deployed to support 4K video content;

•	audio coding, including EVS (Enhanced Voice Services);

•	the latest version of 3GPP’s codec for multimedia use and for voice/speech use, which is being deployed commercially;

•	camera and camcorder functions;

•	system user and interface features;

•	security and content protection systems;

•	volatile (LP-DDR2, 3, 4) and non-volatile (eMMC) memory and related controllers; and

•	power management systems.

Our Business and Operating Segments
We design, manufacture, have manufactured on our behalf and market digital communications products and services based on CDMA, OFDMA and other technologies. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents, software and other rights.
We have three reportable segments. We conduct business primarily through two reportable segments, QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing), and our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments. Our reportable segments are operated by QUALCOMM Incorporated and its direct and indirect subsidiaries. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by Qualcomm Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI’s subsidiaries. QTL is operated by QUALCOMM Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.
QCT is a leading developer and supplier of integrated circuits and system software based on CDMA, OFDMA and other technologies for use in wireless voice and data communications, networking, application processing, multimedia and global positioning system products. QCT’s integrated circuit products are sold and its system software is licensed to manufacturers that use our products in mobile phones, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, data cards and infrastructure equipment, broadband gateway equipment and other consumer electronic devices. Our MSM integrated circuits, which include the Mobile Data Modem, Qualcomm Single Chip and Snapdragon processors and LTE modems, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. In addition, our Snapdragon processors provide advanced application and graphics processing capabilities. QCT’s system software helps enable the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. QCT revenues comprised 65%, 68% and 70% of our total consolidated revenues in fiscal 2016, 2015 and 2014, respectively.

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QCT currently utilizes a fabless production model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die cut from silicon wafers that have completed the package assembly and test manufacturing processes. We rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits based primarily on our proprietary designs and test programs. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing model, we purchase die in singular or wafer form from semiconductor manufacturing foundries and contract with separate third-party suppliers for manufacturing services, such as wafer bump, probe, assembly and final test.
QTL grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD and/or LTE standards and their derivatives. QTL licensing revenues include license fees and royalties based on sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Royalties are generally based upon a percentage of the wholesale (i.e., licensee’s) selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). QTL recognizes royalty revenues based on royalties reported by licensees and when other revenue recognition criteria are met. Licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. QTL revenues comprised 33%, 31% and 29% of our total consolidated revenues in fiscal 2016, 2015 and 2014, respectively. The vast majority of such revenues were generated through our licensees’ sales of CDMA2000- and WCDMA-based products, such as feature phones and smartphones.
QSI makes strategic investments that are focused on opening new or expanding opportunities for our technologies and supporting the design and introduction of new products and services (or enhancing existing products or services) for voice and data communications. Many of these strategic investments are in early-stage companies in a variety of industries, including, but not limited to, digital media, e-commerce, healthcare and wearable devices. Investments primarily include non-marketable equity instruments, which generally are recorded using the cost method or the equity method, and convertible debt instruments, which are recorded at fair value. QSI also held wireless spectrum, which was sold in the first quarter of fiscal 2016 for a gain of approximately $380 million. In addition, QSI segment results include revenues and related costs associated with development contracts with one of our equity method investees. As part of our strategic investment activities, we intend to pursue various exit strategies for each of our QSI investments in the foreseeable future.
Nonreportable segments include our mobile heath, data center, small cell and other wireless technology and service initiatives.
Corporate Structure
We operate our businesses through our parent company, QUALCOMM Incorporated, and multiple direct and indirect subsidiaries. We have developed our corporate structure in order to address various legal, regulatory, tax, contractual compliance, operations and other matters. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by QUALCOMM Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI’s subsidiaries. QTL is operated by QUALCOMM Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K for fiscal 2016.
Fiscal 2016 Overview
The transition of wireless networks and devices to 3G/4G (CDMA-based, OFDMA-based and CDMA/OFDMA multimode) continued around the world. 3G/4G connections increased to approximately 4.0 billion, up 18% year-over-year, and represent approximately 54% of total mobile connections, up from 47% at the end of fiscal 2015.(1)

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Revenues were $23.6 billion, a decrease of 7% compared to fiscal 2015, with net income attributable to Qualcomm of $5.7 billion, an increase of 8% compared to fiscal 2015.
QCT Segment. We shipped approximately 842 million Mobile Station Modem (MSM) integrated circuits for CDMA- and OFDMA-based wireless devices, a decrease of 10%, compared to approximately 932 million MSM integrated circuits in fiscal 2015. QCT’s revenues decreased by 10%, and its earnings before taxes as a percentage of revenues decreased to 12% from 14% in fiscal 2015, primarily due to the effects of a shift in share among our customers within the premium tier, which reduced our sales of integrated Snapdragon processors and skewed our product mix towards lower-margin modem chipsets in this tier, a decline in share at our large customers and the competitive environment in China, partially offset by lower product costs, including lower excess inventory charges, and the impact of the acquisition of CSR in the fourth quarter of fiscal 2015.
QTL Segment. Total reported device sales(2) by licensees were approximately $267.4 billion in fiscal 2016, an increase of approximately 7%, compared to approximately $250.9 billion in fiscal 2015. However, despite the increase in total reported device sales, QTL’s revenues decreased by 4% compared to fiscal 2015 primarily due to decreases in revenues per reported unit and recognition of unearned license fees, partially offset by an increase in reported sales of CDMA-based products (including multimode products that also implement OFDMA) and $266 million in licensing revenues recorded in the second quarter of fiscal 2016 due to the termination of an infrastructure license agreement resulting from the merger of two licensees. QTL revenues and EBT in fiscal 2016 continued to be impacted negatively by units that we believe are not being reported by certain licensees and sales of certain unlicensed products.
Strategic Realignment Plan. In the fourth quarter of fiscal 2015, we announced a Strategic Realignment Plan designed to improve execution, enhance financial performance and drive profitable growth as we work to create sustainable long-term value for stockholders. As part of this Strategic Realignment Plan, among other actions, we implemented a cost reduction plan, which included a series of targeted reductions across our businesses, particularly in QCT, and a reduction to annual share-based compensation grants. These cost reduction initiatives were achieved by the end of fiscal 2016.(3) During fiscal 2016, we recorded restructuring and restructuring-related charges of $202 million related to the plan.
Capital Return Program. We previously announced our intention to repurchase $10 billion of stock from March 2015 through March 2016. In the first quarter of fiscal 2016, we completed the remaining $1.9 billion of repurchases towards our $10 billion stock repurchase commitment, which includes the completion of our $5.0 billion accelerated share repurchase agreements. Excluding these stock repurchases, we returned $5.0 billion to stockholders, including $2.0 billion through repurchases of common stock and $3.0 billion of cash dividends. Shares outstanding decreased by 3% to 1.48 billion at September 25, 2016 from 1.52 billion at September 27, 2015 due to share repurchases, partially offset by net shares issued under our employee benefit plans.

(1)	According to GSMA Intelligence estimates as of October 31, 2016 for the quarter ended September 30, 2016 (estimates excluded Wireless Local Loop).

(2)
Total reported device sales is the sum of all reported sales in U.S. dollars (as reported to us by our licensees) of all licensed CDMA-based, OFDMA-based and CDMA/OFDMA multimode subscriber devices (including handsets, modules, modem cards and other subscriber devices) by our licensees during a particular period (collectively, 3G/4G devices). Not all licensees report sales the same way (e.g., some licensees report sales net of permitted deductions, including transportation, insurance, packing costs and other items, while other licensees report sales and then identify the amount of permitted deductions in their reports), and the way in which licensees report such information may change from time to time. In addition, certain licensees may not report (in the quarter in which they are contractually obligated to report) their sales of certain types of subscriber units, which (as a result of audits, legal actions or for other reasons) may be reported in a subsequent quarter. Accordingly, total reported device sales for a particular period may include prior period activity that was not reported by the licensee until such particular period.

(3)
The cost reduction initiative related to certain research and development and selling, general and marketing expenses and certain non-product-related cost of revenues. It excludes the impact of the CSR and Capsule Technologie acquisitions as well as costs of a nonreportable segment up to the amount of related revenues recognized in fiscal 2016.

Looking Forward
We expect continued growth in the coming years in consumer demand for 3G, 3G/4G multimode and 4G products and services around the world, driven primarily by smartphones. We also expect growth in new device categories and industries, driven by the expanding adoption of certain technologies that are already commonly used in smartphones. As we look forward to the next several months, we expect our business to be impacted by the following key items:

•
On October 27, 2016, we announced a definitive agreement under which Qualcomm River Holdings, B.V., an indirect, wholly owned subsidiary of Qualcomm Incorporated, will acquire NXP Semiconductors N.V. Pursuant to

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the definitive agreement, Qualcomm River Holdings will commence a tender offer to acquire all of the issued and outstanding common shares of NXP for $110 per share in cash, for estimated total cash consideration of $38 billion. NXP is a leader in high-performance, mixed-signal semiconductor electronics in automotive, broad-based microcontrollers, secure identification, network processing and RF power products. The transaction is expected to close by the end of calendar 2017 and is subject to receipt of regulatory approvals in various jurisdictions and other closing conditions, including the tender of specified percentages (which vary from 70% to 95% based on certain circumstances as provided in the definitive agreement) of the issued and outstanding common shares of NXP in the offer. The tender offer is not subject to any financing condition; however, we intend to fund the transaction with cash held by foreign entities and new debt. We expect that this will require us to: devote significant resources and management time and attention prior to close; take on significant debt; and utilize a substantial portion of our cash, cash equivalents and marketable securities.

•
Consumer demand for 3G/4G smartphone products is increasing in emerging regions, particularly in China, driven by availability of lower-tier-3G/4G devices. We expect the ongoing rollout of 4G services in emerging regions will encourage competition and growth, bringing the benefits of 3G/4G LTE multimode to consumers.

•	Our business, particularly QCT, expects to continue to be impacted by industry dynamics, including:

•	Concentration of device share among a few companies within the premium tier, resulting in significant supply chain leverage for those companies;

•	Decisions by companies to utilize their own internally-developed integrated circuit products or our competitors’ integrated circuit products in a portion of their devices;

•
Intense competition, particularly in China, as our competitors expand their product offerings and/or reduce the prices of their products as part of a strategy to attract new and/or retain customers; and

•
Lengthening replacement cycles in developed regions, where the smartphone industry is mature, premium-tier smartphones are common and consumer demand is increasingly driven by new product launches and/or innovation cycles, and from increasing consumer demand in emerging regions where premium-tier smartphones are less common and replacement cycles are on average longer than in developed regions.

•
We continue to believe that certain licensees, particularly in China, are not fully complying with their contractual obligations to report their sales of licensed products to us, and certain companies, including unlicensed companies, are delaying execution of new license agreements. While we have made substantial progress in reaching agreements with many companies, negotiations with certain licensees and unlicensed companies are ongoing. We believe that the conclusion of new agreements with these companies will result in improved reporting by these licensees, including with respect to sales of three-mode devices (i.e., devices that implement GSM, TD-SCDMA and LTE-TDD) sold in China. Additionally, we believe our increased efforts in the areas of compliance will also improve reporting, but will also result in increased costs to the business. Litigation and/or other actions (such as the litigation against Meizu Technology Co., Ltd. described in “Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies”) may be necessary to compel licensees to report and pay the required royalties for sales they have not previously reported and/or to compel unlicensed companies to execute licenses.

•
Regulatory authorities in other jurisdictions continue to investigate our business practices. An unfavorable resolution of one or more of these matters could have a material adverse effect on our business with remedies that include, among others, injunctions, monetary damages or fines or other orders to pay money, and the issuance of orders to cease certain conduct and/or modify our business practices. See “Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies.”

•
We continue to invest significant resources toward advancements in 4G LTE and 5G technologies, OFDM-based WLAN technologies, wireless baseband chips, our converged computing/communications (Snapdragon) chips, radio frequency front-end (RFFE), connectivity, graphics, audio and video codecs, multimedia products, software and services, which contribute to the expansion of our intellectual property portfolio. We are also investing in targeted opportunities that leverage our existing technical and business expertise to deploy new business models and enter into new industry segments, such as products for automotive, the Internet of Things (IoT), including the connected home, smart cities and wearables, data center, networking, mobile computing, mobile health and machine learning, including robotics, among others.

•
In January 2016, we announced that we had reached an agreement with TDK Corporation to form a joint venture, under the name RF360 Holdings Singapore Pte. Ltd., to enable delivery of RFFE modules and RF filters into fully

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integrated products for mobile devices and IoT applications, among others. The joint venture will initially be owned 51% by us and 49% by TDK. Certain intellectual property, patents and filter and module design and manufacturing assets will be carved out of existing TDK businesses and be acquired by the joint venture, with certain assets acquired by us. The purchase price of our interest in the joint venture and the assets to be transferred to us is $1.2 billion, to be adjusted for working capital, outstanding indebtedness and certain capital expenditures, among other things. Additionally, we have the option to acquire (and TDK has an option to sell) TDK’s interest in the joint venture for $1.15 billion 30 months after the closing date. TDK will be entitled to up to a total of $200 million in payments based on sales of RF filter functions over the three-year period after the closing date, which is a substitute for and in lieu of any right of TDK to receive any profit sharing, distributions, dividends or other payments of any kind or nature. The transaction is subject to receipt of regulatory approvals and other closing conditions and is expected to close in early calendar 2017.
In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants in the wireless value chain and governments as to the benefits of our business model and our extensive technology investments in promoting a highly competitive and innovative wireless industry. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies, and/or governments or regulators, will continue to challenge our business model in various forums throughout the world.
Further discussion of risks related to our business is presented in the section entitled Risk Factors elsewhere in our Annual Report on Form 10-K for fiscal 2016.
Critical Accounting Estimates
The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. By their nature, estimates are subject to an inherent degree of uncertainty. Although we believe that our estimates and the assumptions supporting our assessments are reasonable, actual results that differ from our estimates could be material to our consolidated financial statements. A summary of our significant accounting policies is included in “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies.” We consider the following accounting estimates to be critical in the preparation of our consolidated financial statements.
Impairment of Marketable Securities and Other Investments. We hold investments in marketable securities, with increases and decreases in fair value generally recorded through stockholders’ equity as other comprehensive income or loss. We record impairment losses in earnings when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. Adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring recognition of impairment losses. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, the significance of the decline in value as compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility; the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates, as applicable. During fiscal 2016, 2015 and 2014, we recorded $112 million, $163 million and $156 million, respectively, in impairment losses on our investments in marketable securities. As of September 25, 2016, we had gross unrealized losses of $105 million. Prior to closing the NXP transaction, we expect to divest a substantial portion of our marketable securities portfolio in order to finance our proposed acquisition, which may result in losses in our results of operations.
We also hold investments in non-marketable equity instruments in privately held companies that are accounted for using either the cost or the equity method. Many of these investments are in early-stage companies, which are inherently risky because the markets for the technologies or products of these companies are uncertain and may never develop. We monitor our investments for events or circumstances that could indicate the investments are impaired, such as a deterioration in the investee’s financial condition and business forecasts and lower valuations in recently completed or proposed financings, and we record impairment losses in earnings when we believe an investment has experienced a decline in value that is other than temporary.

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Valuation of Inventories. Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers, among other things. This valuation also requires us to make judgments and assumptions based on information currently available about market conditions, including competition, product pricing, product life cycle and development plans. If we overestimate demand for our products, the amount of our loss will be impacted by our contractual ability to reduce inventory purchases from our suppliers. Our assumptions of future product demand are inherently uncertain, and changes in our estimates and assumptions may cause us to realize material write-downs in the future.
Valuation of Goodwill and Other Indefinite-Lived and Long-Lived Assets. Our business acquisitions typically result in the recording of goodwill, other intangible assets and property, plant and equipment, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets and property, plant and equipment in other types of transactions. The determination of the recorded value of intangible assets acquired in a business combination requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires us to use assumptions to estimate future cash flows including those related to total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models.
Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill and other indefinite-lived intangible assets and long-lived assets may be based on operational performance of our businesses, market conditions, expected selling price and/or other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows and discount rates, are consistent with our internal planning, when appropriate. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on a portion or all of our goodwill, other indefinite-lived intangible assets and/or long-lived assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our financial position and results of operations. During fiscal 2016, 2015 and 2014, we recorded $107 million, $317 million and $642 million, respectively, in impairment charges for goodwill, other indefinite-lived intangible assets and long-lived assets. The estimated fair values of our QCT and QTL reporting units were substantially in excess of their respective carrying values at September 25, 2016.
Legal Proceedings. We are currently involved in certain legal proceedings, and we intend to continue to vigorously defend ourselves. However, the unfavorable resolution of one or more of these proceedings could have a material adverse effect on our business, results of operations, financial condition and/or cash flows. A broad range of remedies with respect to our business practices that are deemed to violate applicable laws are potentially available. These remedies may include, among others, injunctions, monetary damages or fines or other orders to pay money and the issuance of orders to cease certain conduct and/or to modify our business practices. We disclose a loss contingency if there is at least a reasonable possibility that a material loss has been incurred. We record our best estimate of a loss related to pending legal proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, we record the minimum estimated liability. As additional information becomes available, we assess the potential liability, including the probability of loss related to pending legal proceedings, and revise our estimates and update our disclosures accordingly. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. Revisions in our estimates of the potential liability could materially impact our results of operations.
Income Taxes. We are subject to income taxes in the United States and numerous foreign jurisdictions, and the assessment of our income tax positions involves dealing with uncertainties in the application of complex tax laws and

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regulations in various taxing jurisdictions. In addition, the application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Significant judgments and estimates are required in determining our provision for income taxes, including those related to tax incentives, intercompany research and development cost-sharing arrangements, transfer pricing and tax credits. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of examinations by taxing authorities in determining the adequacy of our provision for income taxes. Therefore, the actual liability for United States or foreign taxes may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. We are participating in the Internal Revenue Service (IRS) Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.
Our QCT segment’s non-United States headquarters is located in Singapore. We obtained tax incentives in Singapore that commenced in March 2012, including a tax exemption for the first five years, provided that we meet specified employment and incentive criteria, and as a result of the expiration of these incentives, our Singapore tax rate is expected to increase in fiscal 2017 and again in fiscal 2027. Our failure to meet these criteria could adversely impact our provision for income taxes.
We consider the operating earnings of certain non-United States subsidiaries to be indefinitely reinvested outside the United States based on our plans for use and/or investment outside of the United States and our belief that our sources of cash and liquidity in the United States will be sufficient to meet future domestic cash needs. On a regular basis, we consider projected cash needs for, among other things, potential acquisitions, such as our proposed acquisition of NXP, investments in our existing businesses, future research and development and capital transactions, including repurchases of our common stock, dividends and debt repayments. We estimate the amount of cash or other liquidity that is available or needed in the jurisdictions where these investments are expected as well as our ability to generate cash in those jurisdictions and our access to capital markets. This analysis enables us to conclude whether or not we will indefinitely reinvest the current period’s foreign earnings. We have not recorded a deferred tax liability of approximately $11.5 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $32.5 billion of undistributed earnings of certain non-United States subsidiaries indefinitely reinvested outside the United States. Should we decide to no longer indefinitely reinvest such earnings outside the United States, for example, if we determine that such earnings are needed to fund future domestic operations or there is not a sufficient need for such earnings outside of the United States, we would have to adjust the income tax provision in the period we make such determination.
Results of Operations

Revenues (in millions)
	2016	2015	2014	2016 vs. 2015 Change	2015 vs. 2014 Change
Equipment and services	$15,467	$17,079	$18,625	$(1,612)	$(1,546)
Licensing	8,087	8,202	7,862	(115)	340
	$23,554	$25,281	$26,487	$(1,727)	$(1,206)
The decreases in equipment and services revenues in fiscal 2016 and 2015 were primarily due to decreases in QCT revenues of $1.76 billion and $1.49 billion, respectively. The decrease in equipment and services revenues in fiscal 2016 was partially offset by increases in a nonreportable segment’s revenues and QSI revenues of $56 million and $43 million, respectively. The decrease in licensing revenues in fiscal 2016 was primarily due to the decrease in QTL revenues, partially offset by an increase in a nonreportable segment’s revenues of $143 million. The increase in our licensing revenues in fiscal 2015 was primarily due to an increase in QTL revenues of $378 million.
QCT and QTL segment revenues related to the products of Samsung Electronics and Hon Hai Precision Industry Co., Ltd/Foxconn, its affiliates and other suppliers to Apple Inc. comprised 40%, 45% and 49% of total consolidated revenues in fiscal 2016, 2015 and 2014, respectively.
Revenues from customers in China, South Korea and Taiwan comprised 57%, 17% and 12%, respectively, of total consolidated revenues for fiscal 2016, compared to 53%, 16% and 13%, respectively, for fiscal 2015, and 50%, 23% and 11%, respectively, for fiscal 2014. We report revenues from external customers by country based on the location to which our products or services are delivered, which for QCT is generally the country in which our customers manufacture their

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products, or for licensing revenues, the invoiced addresses of our licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing our products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues would include revenues related to shipments of integrated circuits to a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States.

Costs and Expenses (in millions)
	2016	2015	2014	2016 vs. 2015 Change	2015 vs. 2014 Change
Cost of revenues	$9,749	$10,378	$10,686	$(629)	$(308)
Gross margin	59%	59%	60%
The margin percentage in fiscal 2016 remained flat primarily due to the effect of $163 million in additional charges related to the amortization of intangible assets and the recognition of the step-up of inventories to fair value primarily related to the acquisition of CSR plc in the fourth quarter of fiscal 2015, offset by the impact of higher-margin segment mix primarily related to QTL. The decrease in margin percentage in fiscal 2015 was primarily attributable to a decrease in QCT gross margin percentage. Our margin percentage may continue to fluctuate in future periods depending on the mix of products sold and services provided, competitive pricing, new product introduction costs and other factors.

	2016	2015	2014	2016 vs. 2015 Change	2015 vs. 2014 Change
Research and development	$5,151	$5,490	$5,477	$(339)	$13
% of revenues	22%	22%	21%
Selling, general, and administrative	$2,385	$2,344	$2,290	$41	$54
% of revenues	10%	9%	9%
Other	$(226)	$1,293	$484	$(1,519)	$809
The dollar decrease in research and development expenses in fiscal 2016 was primarily attributable to a decrease of $228 million in costs related to the development of integrated circuit technologies and related software products. Such decrease was primarily driven by actions initiated under the Strategic Realignment Plan, partially offset by increased research and development costs resulting from acquisitions. The decrease in research and development expenses in fiscal 2016 also included decreases of $67 million in development costs of display technologies and $45 million in share-based compensation expense. The dollar increase in research and development expenses in fiscal 2015 was primarily attributable to an increase of $117 million in costs related to the development of integrated circuit technologies and related software products, partially offset by a decrease of $72 million related to the development costs of display technologies and additional decreases related to the development costs of other new product and licensing initiatives.
The dollar increase in selling, general and administrative expenses in fiscal 2016 was primarily attributable to increases of $65 million in costs related to litigation and other legal matters, $39 million in employee-related expenses and $27 million in depreciation and amortization expense, partially offset by decreases of $36 million in share-based compensation expense, $21 million in selling and marketing expenses, $19 million in professional services and $17 million in patent-related costs. The dollar increase in selling, general and administrative expenses in fiscal 2015 was primarily attributable to increases of $73 million in selling and marketing expenses and $46 million in costs related to litigation and other legal matters, partially offset by decreases of $49 million in employee-related expenses and $13 million in share-based compensation.
Other income in fiscal 2016 was primarily attributable to a $380 million gain on the sale of wireless spectrum, partially offset by be net charges related to our Strategic Realignment Plan, which included $202 million in restructuring and restructuring-related charges, partially offset by a $48 million gain on the sale of our business that provided augmented reality applications. Other expenses in fiscal 2015 were attributable to a $975 million charge resulting from the resolution reached with the NDRC, charges of $255 million and $11 million for impairment of goodwill and intangible assets, respectively, related to our content and push-to-talk services and display businesses and $190 million in restructuring and restructuring-related charges related to our Strategic Realignment Plan, partially offset by $138 million in gains on sales of certain property plant and equipment. Other expenses in fiscal 2014 were comprised of $607 million in certain property, plant and equipment and goodwill impairment charges and $19 million in restructuring-related costs incurred by one of our

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display businesses, a $16 million goodwill impairment charge related to our former QRS (Qualcomm Retail Solutions) division and a $15 million legal settlement, partially offset by the reversal of a $173 million expense accrual recorded in fiscal 2013 related to the ParkerVision verdict against us, which was overturned.

Interest Expense and Net Investment Income (in millions)
	2016	2015	2014	2016 vs. 2015 Change	2015 vs. 2014 Change
Interest expense	$297	$104	$5	$193	$99

Investment income, net
Interest and dividend income	$611	$527	$586	$84	$(59)
Net realized gains on marketable securities	239	451	770	(212)	(319)
Net realized gains on other investments	49	49	56	—	(7)
Impairment losses on marketable securities and other investments	(172)	(200)	(180)	28	(20)
Equity in net losses of investees	(84)	(32)	(10)	(52)	(22)
Other	(8)	20	11	(28)	9
	$635	$815	$1,233	$(180)	$(418)
The increase in interest expense in fiscal 2016 and 2015 was primarily due to the issuance of an aggregate principal amount of $10.0 billion in floating- and fixed-rate notes in May 2015.

Income Tax Expense (in millions)
	2016	2015	2014	2016 vs. 2015 Change	2015 vs. 2014 Change
Income tax expense	$1,131	$1,219	$1,244	$(88)	$(25)
Effective tax rate	17%	19%	14%	(2)%	5%
The following table summarizes the primary factors that caused our annual effective tax rates to be less than the United States federal statutory rate:

	2016	2015	2014
Expected income tax provision at federal statutory tax rate	35%	35%	35%
Benefits from foreign income taxed at other than U.S. rates	(16%)	(14%)	(20%)
Benefits related to the research and development tax credits	(2%)	(2%)	(1%)
Worthless stock deduction of domestic subsidiary	(1%)	—	—
Other	1%	—	—
Effective tax rate	17%	19%	14%
The annual effective tax rate of 17% for fiscal 2016 reflected a $101 million tax benefit recorded discretely in the third quarter resulting from a worthless stock deduction on a domestic subsidiary of one of our former display businesses and a $79 million benefit of the retroactive reinstatement of the United States federal research and development credit recorded discretely during the first quarter of fiscal 2016 related to fiscal 2015. The effective tax rate for our state income tax provision, net of federal benefit, was negligible for all years presented.
During fiscal 2015, the NDRC imposed a fine of $975 million, which was not deductible for tax purposes and was substantially attributable to a foreign jurisdiction. Additionally, during fiscal 2015, we recorded a tax benefit of $101 million related to fiscal 2014 resulting from the United States government reinstating the federal research and development tax credit retroactively to January 1, 2014 through December 31, 2014. The effective tax rate for fiscal 2015 also reflected the United States federal research and development tax credit generated through December 31, 2014, the date on which the credit expired and a $61 million tax benefit as a result of a favorable tax audit settlement with the Internal Revenue Service (IRS) related to Qualcomm Atheros, Inc.’s pre-acquisition 2010 and 2011 tax returns. The annual effective tax rate for fiscal 2014 reflected the tax benefit from the United States federal research and development tax credit generated through December 31, 2013, the date on which the credit previously expired. The effective tax rate for fiscal 2014 also reflected a tax

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benefit of $66 million related to fiscal 2013 resulting from an agreement reached with the IRS on components of our fiscal 2013 tax return.
The annual effective tax rate for fiscal 2016, 2015 and 2014 also reflected tax benefits for certain tax incentives obtained in Singapore that commenced in March 2012, including a tax exemption for the first five years, provided that we meet specified employment and other criteria. Our Singapore tax rate is expected to increase in fiscal 2017 and again in fiscal 2027 as a result of the expiration of these incentives.
Unrecognized tax benefits were $271 million and $40 million at September 25, 2016 and September 27, 2015, respectively. The increase in unrecognized tax benefits in fiscal 2016 was primarily due to tax positions related to classification of income. We believe that it is reasonably possible that the total amounts of unrecognized tax benefits at September 25, 2016 may increase or decrease in the next 12 months.
Our Segment Results
The following should be read in conjunction with the fiscal 2016, 2015 and 2014 financial results for each reportable segment included in “Notes to Consolidated Financial Statements, Note 8. Segment Information.”

(in millions)	QCT	QTL	QSI
2016
Revenues	$15,409	$7,664	$47
EBT (1)	1,812	6,528	386
EBT as a % of revenues	12%	85%
2015
Revenues	$17,154	$7,947	$4
EBT (1)	2,465	6,882	(74)
EBT as a % of revenues	14%	87%
2014
Revenues	$18,665	$7,569	$—
EBT (1)	3,807	6,590	(7)
EBT as a % of revenues	20%	87%

(1)	Earnings (loss) before taxes.

QCT Segment. QCT results of operations in fiscal 2016 were negatively impacted by the effects of a shift in share among our customers within the premium tier, which reduced our sales of integrated Snapdragon processors and skewed our product mix towards lower-margin modem chipsets in this tier, a decline in share at our large customers and the competitive environment in China. The decreases in QCT revenues in fiscal 2016 and 2015 of $1.75 billion and $1.51 billion, respectively, were primarily due to decreases in equipment and services revenues. Equipment and services revenues, mostly related to sales of MSM and accompanying Radio Frequency (RF) and Power Management (PM) integrated circuits, were $15.18 billion, $16.95 billion and $18.43 billion in fiscal 2016, 2015 and 2014, respectively. The decrease in equipment and services revenues in fiscal 2016 resulted primarily from decreases of $1.35 billion related to lower MSM and accompanying RF and PM unit shipments and $1.14 billion from lower average selling prices and lower-priced product mix, partially offset by a net increase of $753 million in revenues related to other products, primarily related to higher connectivity shipments resulting from the acquisition of CSR in the fourth quarter of fiscal 2015. The decrease in equipment and services revenues in fiscal 2015 resulted primarily from a decrease of $2.89 billion from lower-priced product mix and lower average selling prices, partially offset by an increase of $1.26 billion related to higher MSM and accompanying RF and PM unit shipments. Approximately 842 million, 932 million and 861 million MSM integrated circuits were sold during fiscal 2016, 2015 and 2014, respectively.
QCT EBT as a percentage of revenues decreased in fiscal 2016 as compared to fiscal 2015 primarily due to the impact of lower revenues relative to operating expenses. QCT gross margin percentage remained flat in fiscal 2016 primarily as a result of lower average selling prices and lower-margin product mix, offset by lower average unit costs and lower excess inventory charges. QCT EBT as a percentage of revenues decreased in fiscal 2015 as compared to fiscal 2014 primarily due to a decrease in gross margin percentage and the related impact of lower revenues relative to operating expenses. The decrease in QCT gross margin percentage in fiscal 2015 primarily resulted from lower average selling prices and lower-

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margin product mix, partially offset by lower average unit costs. QCT gross margin percentage in fiscal 2015 was also impacted by an increase of $179 million in excess inventory charges.
QTL Segment. The decrease in QTL revenues in fiscal 2016 of $283 million was primarily attributable to decreases in revenues per reported unit and recognition of unearned license fees, partially offset by an increase in reported sales of CDMA-based products (including multimode products that also implement OFDMA) and $266 million in licensing revenues recorded in the second quarter of fiscal 2016 due to the termination of an infrastructure license agreement resulting from the merger of two licensees. QTL revenues and EBT in fiscal 2016 continued to be impacted negatively by units that we believe are not being reported by certain licensees and sales of certain unlicensed products. While we have reached agreements with many licensees, negotiations with certain other licensees and unlicensed companies are ongoing, and additional litigation may become necessary if negotiations fail to resolve the relevant issues.
The increase in QTL revenues in fiscal 2015 of $378 million was primarily due to an increase in sales of CDMA-based products, including multimode products that also implement OFDMA, reported by licensees, partially offset by a decrease in revenues per reported unit. QTL revenues and EBT in fiscal 2015 were impacted negatively by units that we believe were not being reported by certain licensees and sales of certain unlicensed products in China. Also in fiscal 2015, QTL experienced negative fluctuations in foreign currency exchange rates.
QSI Segment. The increase in QSI EBT in fiscal 2016 was primarily due to a $380 million gain on the sale of wireless spectrum, an increase of $47 million in net realized gains on investments and a decrease of $21 million in impairment losses on investments. The decrease in QSI EBT in fiscal 2015 of $67 million was primarily due to increases of $32 million in impairment losses on investments and $29 million in equity losses and other costs related to our equity method investments.
Liquidity and Capital Resources
On October 27, 2016, we announced a definitive agreement under which Qualcomm River Holdings will acquire NXP. Pursuant to the definitive agreement, Qualcomm River Holdings will commence a tender offer to acquire all of the issued and outstanding common shares of NXP for $110 per share in cash, for estimated total cash consideration of $38 billion. The transaction is expected to close by the end of calendar 2017 and is subject to receipt of regulatory approvals in various jurisdictions and other closing conditions. We intend to fund the transaction with cash held by foreign entities, which will result in the use of a substantial portion of our cash, cash equivalents and marketable securities, as well as new debt, and we secured $13.6 billion in committed financing in connection with signing the definitive agreement.
Qualcomm River Holdings and NXP may terminate the definitive agreement under certain circumstances. If the definitive agreement is terminated by NXP in certain circumstances, NXP will be required to pay Qualcomm River Holdings a termination fee of $1.25 billion. If the definitive agreement is terminated by Qualcomm River Holdings under certain circumstances involving the failure to obtain the required regulatory approvals or the failure of NXP to complete certain pre-closing reorganization steps in all material respects, Qualcomm River Holdings will be required to pay NXP a termination fee of $2.0 billion.
Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations, cash provided by our debt programs and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. The following table presents selected financial information related to our liquidity as of and for the years ended September 25, 2016 and September 27, 2015 (in millions):

	2016	2015	$ Change	% Change
Cash, cash equivalents and marketable securities	$32,350	$30,947	$1,403	5%
Accounts receivable, net	2,219	1,964	255	13%
Inventories	1,556	1,492	64	4%
Short-term debt	1,749	1,000	749	75%
Long-term debt	10,008	9,969	39	—%
Net cash provided by operating activities	7,400	5,506	1,894	34%
Net cash used by investing activities	(3,488)	(3,572)	84	2%
Net cash used by financing activities	(5,522)	(2,261)	(3,261)
The net increase in cash, cash equivalents and marketable securities was primarily the result of net cash provided by operating activities and net proceeds from short-term debt, partially offset by $3.9 billion in payments to repurchase shares

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of our common stock and $3.0 billion in cash dividends paid. Total cash provided by operating activities increased primarily due to changes in working capital, which was impacted by a prepayment of $950 million in fiscal 2015 to secure long-term capacity commitments at a supplier of our integrated circuit products, and an increase in net income of $434 million. Our days sales outstanding, on a consolidated basis, were 33 days at September 25, 2016 and September 27, 2015. The increase in accounts receivable was primarily due to the timing of the collection of payments from certain of our licensees. The increase in inventories was primarily due to an increase in the overall quantity of units on hand to align with near-term demand, partially offset by lower average unit costs.
Our cash, cash equivalents and marketable securities at September 25, 2016 consisted of $2.8 billion held by United States-based entities and $29.6 billion held by foreign entities. Most of our cash, cash equivalents and marketable securities held by foreign entities are indefinitely reinvested and would be subject to material tax effects if repatriated. However, we believe that our United States sources of cash and liquidity are sufficient to meet our business needs in the United States and do not expect that we will need to repatriate the funds.
We believe our current cash, cash equivalents and marketable securities, our expected cash flow generated from operations and our expected financing activities will satisfy our working and other capital requirements for at least the next 12 months based on our current business plans. Recent and expected working and other capital requirements, in addition to our proposed acquisition of NXP, also include the items described below.

•
Our purchase obligations at September 25, 2016, some of which relate to research and development activities and capital expenditures, totaled $4.2 billion and $886 million for fiscal 2017 and 2018, respectively, and $1.0 billion thereafter.

•
Our research and development expenditures were $5.2 billion and $5.5 billion during fiscal 2016 and 2015, respectively, and we expect to continue to invest heavily in research and development for new technologies, applications and services for voice and data communications.

•
Cash outflows for capital expenditures were $539 million and $994 million during fiscal 2016 and 2015, respectively. We expect to continue to incur capital expenditures in the future to support our business, including research and development activities. Future capital expenditures may be impacted by transactions that are currently not forecasted.

•
In January 2016, we announced that we had reached agreement with TDK Corporation to form a joint venture, under the name RF360 Holdings Singapore Pte. Ltd. The joint venture will initially be owned 51% by us and 49% by TDK. The purchase price due upon close of the transaction is $1.2 billion, to be adjusted for working capital, outstanding indebtedness and certain capital expenditures, among other things. Additionally, we have the option to acquire (and TDK has an option to sell) TDK’s interest in the joint venture for $1.15 billion 30 months after the closing date. We expect to use existing cash resources to fund the acquisition. TDK will be entitled to up to a total of $200 million in payments based on sales of RF filter functions over the three-year period after the closing date. The transaction is subject to regulatory approvals and other closing conditions and is expected to close in early calendar 2017.

•
We expect to continue making strategic investments and acquisitions, the amounts of which could vary significantly, to open new opportunities for our technologies, obtain development resources, grow our patent portfolio or pursue new businesses.

Debt. We have a Revolving Credit Facility that provides for unsecured revolving facility loans, swing line loans and letters of credit in an aggregate amount of up to $4.0 billion, expiring in February 2020. At September 25, 2016, no amounts were outstanding under the Revolving Credit Facility.
We have an unsecured commercial paper program, which provides for the issuance of up to $4.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes. At September 25, 2016, we had $1.7 billion of commercial paper outstanding with weighted-average net interest rates of 0.52% and weighted-average remaining days to maturity of 36 days.
In May 2015, we issued an aggregate principal amount of $10.0 billion in eight tranches of unsecured floating- and fixed-rate notes, with maturity dates in 2018 through 2045 and effective interest rates between 0.93% and 4.74%. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes. In addition to the new debt we expect to issue in connection with our proposed acquisition of NXP, we may also issue debt in the future. The amount and timing of such additional borrowings will be subject to a number of factors, including the cash flow generated by United States-based entities, acquisitions and strategic investments, acceptable interest rates and changes in corporate income tax law, among other factors.

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Appendix A: Financial Information

Additional information regarding our outstanding debt at September 25, 2016 is provided in “Notes to Consolidated Financial Statements, Note 6. Debt.”
Capital Return Program. The following table summarizes stock repurchases and dividends paid during fiscal 2016, 2015 and 2014 (in millions, except per-share amounts):

	Stock Repurchase Program			Dividends		Total
	Shares	Average Price Paid Per Share	Amount	Per Share	Amount	Amount
2016	73.8	$53.16	$3,922	$2.02	$2,990	$6,912
2015	172.4	65.21	11,245	1.80	2,880	14,125
2014	60.3	75.48	4,548	1.54	2,586	7,134
On March 9, 2015, we announced that we had been authorized to repurchase up to $15 billion of our common stock. Additionally, we announced our intention to repurchase $10 billion of stock from March 2015 through March 2016, which we completed during the first quarter of fiscal 2016. At September 25, 2016, $3.0 billion remained authorized for repurchase under our stock repurchase program. Since September 25, 2016, we repurchased and retired 1,865,000 shares of common stock for $124 million. As a result of our proposed acquisition of NXP and the pending use of our cash and marketable securities, we currently expect to repurchase shares during the next few years to offset dilution. We periodically evaluate repurchases as a means of returning capital to stockholders to determine when and if repurchases are in the best interests of our stockholders.
On October 6, 2016, we announced a cash dividend of $0.53 per share on our common stock, payable on December 16, 2016 to stockholders of record as of the close of business on November 30, 2016. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and our view that cash dividends are in the best interests of our stockholders.
Contractual Obligations/Off-Balance Sheet Arrangements
We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in Regulation S-K 303(a)(4)(ii).
The following table summarizes the payments due by fiscal period for our outstanding contractual obligations at September 25, 2016 (in millions):

	Total	2017	2018-2019	2020-2021	Beyond 2021	No Expiration Date
Purchase obligations (1)	$6,104	$4,204	$1,635	$260	$5	$—
Operating lease obligations	338	94	132	76	36	—
Equity funding and financing commitments (2)	251	16	87	12	134	2
Long-term debt (3)	10,000	—	1,500	2,000	6,500	—
Other long-term liabilities (4)(5)	240	4	191	31	3	11
Total contractual obligations	$16,933	$4,318	$3,545	$2,379	$6,678	$13

(1)
Total purchase obligations include commitments to purchase integrated circuit product inventories of $3.4 billion, $766 million, $673 million and $158 million for each of the subsequent four years from fiscal 2017 through 2020, respectively; there were no such purchase commitments thereafter. Integrated circuit product inventory obligations represent purchase commitments for semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under our manufacturing relationships with our foundry suppliers and assembly and test service providers, cancelation of outstanding purchase orders is generally allowed but requires payment of all costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization.

(2)
Certain of these commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be funded under these arrangements; actual funding may be in lesser amounts or not at all.

(3)	The amounts noted herein represent contractual payments of principal only.

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Appendix A: Financial Information

(4)
Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions, as applicable.

(5)
Our consolidated balance sheet at September 25, 2016 included $140 million in noncurrent liabilities for uncertain tax positions, some of which may result in cash payment. The future payments related to uncertain tax positions have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

Additional information regarding our financial commitments at September 25, 2016 is provided in “Notes to Consolidated Financial Statements, Note 3. Income Taxes,” “Note 6. Debt” and “Note 7. Commitments and Contingencies.”
Recent Accounting Pronouncements
Information regarding recent accounting pronouncements and the impact of those pronouncements, if any, on our consolidated financial statements is provided in “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies.”
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk - Debt and Interest Rate Swap Agreements. We issued an aggregate principal amount of $10.0 billion of unsecured floating- and fixed-rate notes with varying maturity dates. We also entered into interest rate swaps with an aggregate notional amount of $3.0 billion to effectively convert certain fixed-rate interest payments into floating-rate payments. The interest rates on our floating-rate notes and interest rate swaps are based on LIBOR. By issuing the floating-rate notes and entering into the interest rate swap agreements, we have assumed risks associated with variable interest rates based upon LIBOR. At September 25, 2016, a hypothetical increase in LIBOR-based interest rates of 100 basis points would cause our interest expense to increase by $30 million on an annualized basis as it relates to our floating-rate notes and the interest rate swap agreements.
Additionally, we have a commercial paper program that provides for the issuance of up to $4.0 billion of commercial paper. At September 25, 2016, we had $1.7 billion of commercial paper outstanding, with original maturities of less than 4 months. Changes in interest rates could affect the amounts of interest that we pay if we refinance the current outstanding commercial paper with new debt.
Additional information regarding our notes and related interest rate swap agreements and commercial paper program is provided in “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies” and “Notes to Consolidated Financial Statements, Note 6. Debt.”
Interest Rate Risk - Investment Portfolio. We invest a portion of our cash in a number of diversified fixed- and floating- rate securities, consisting of cash equivalents, marketable debt securities, debt funds and derivative instruments related to our investment portfolio (including interest rate swaps) that are subject to interest rate risk. Changes in the general level of interest rates can affect the fair value of our investment portfolio. If interest rates in the general economy were to rise, our holdings could lose value. At September 25, 2016, a hypothetical increase in interest rates of 100 basis points across the entire yield curve on our holdings would have resulted in a decrease of $501 million in the fair value of our holdings.
Equity Price Risk. We hold a diversified marketable securities portfolio that includes equity securities and fund shares that are subject to equity price risk. We have made investments in marketable equity securities of companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and fund shares at September 25, 2016 would have caused a decrease in the carrying amounts of these securities of $175 million. At September 25, 2016, gross unrealized losses of our marketable equity securities and fund shares were $12 million. Although we consider the unrealized losses to be temporary, there is a risk that we may incur other-than-temporary impairment charges or realized losses on the values of these securities if they do not recover in value within a reasonable period.
We also hold investments in non-marketable equity instruments in privately held companies that may be impacted by equity price risks. Volatility in the equity markets could negatively affect our investees’ ability to raise additional capital as well as our ability to realize value from our investments through initial public offerings, mergers and private sales. Consequently, we could incur other-than-temporary impairment losses or realized losses on all or a part of the values of our non-marketable equity investments. At September 25, 2016, the carrying value of our non-marketable equity investments was $855 million and was included in other noncurrent assets.
Foreign Exchange Risk. We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for

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Appendix A: Financial Information

speculation purposes. Counterparties to our derivative contracts are all major banking institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results. A description of our foreign currency accounting policies is provided in “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies.”
At September 25, 2016, our net liability related to foreign currency option and forward contracts designated as hedges of foreign currency risk (on royalties earned from certain licensees on their sales of CDMA-based devices) was negligible. If our forecasted royalty revenues for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as our hedge positions would continue to be fully effective.
At September 25, 2016, our net asset related to foreign currency option and forward contracts designated as hedges of foreign currency risk (on certain operating expenditure transactions) was negligible. If our forecasted operating expenditures for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would incur a negligible loss.
Financial assets and liabilities held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global company, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.
Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.
Controls and Procedures
Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report on Form 10-K for the fiscal year ended September 25, 2016.
Management’s Report on Internal Control over Financial Reporting. Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under this framework, our management concluded that our internal control over financial reporting was effective as of September 25, 2016.
PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 25, 2016, has also audited the effectiveness of our internal control over financial reporting as of September 25, 2016, as stated in its report which appears on page A-25.
Inherent Limitations over Internal Controls. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.
provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

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Appendix A: Financial Information

iii.
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Changes in Internal Control over Financial Reporting. There were no changes in our internal control over financial reporting during the fourth quarter of fiscal 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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Appendix A: Financial Information

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of QUALCOMM Incorporated:
In our opinion, the accompanying consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 25, 2016 and September 27, 2015 and the results of their operations and their cash flows for each of the three years in the period ended September 25, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 25, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
San Diego, California

November 2, 2016

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Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 25, 2016	September 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$5,946	$7,560
Marketable securities	12,702	9,761
Accounts receivable, net	2,219	1,964
Inventories	1,556	1,492
Deferred tax assets	—	635
Other current assets	558	687
Total current assets	22,981	22,099
Marketable securities	13,702	13,626
Deferred tax assets	2,030	1,453
Property, plant and equipment, net	2,306	2,534
Goodwill	5,679	5,479
Other intangible assets, net	3,500	3,742
Other assets	2,161	1,863
Total assets	$52,359	$50,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,858	$1,300
Payroll and other benefits related liabilities	934	861
Unearned revenues	509	583
Short-term debt	1,749	1,000
Other current liabilities	2,261	2,356
Total current liabilities	7,311	6,100
Unearned revenues	2,377	2,496
Long-term debt	10,008	9,969
Other liabilities	895	817
Total liabilities	20,591	19,382

Commitments and contingencies (Note 7)

Stockholders’ equity:
Qualcomm stockholders’ equity:
Preferred stock, $0.0001 par value; 8 shares authorized; none outstanding	—	—
Common stock and paid-in capital, $0.0001 par value; 6,000 shares authorized; 1,476 and 1,524 shares issued and outstanding, respectively	414	—
Retained earnings	30,936	31,226
Accumulated other comprehensive income	428	195
Total Qualcomm stockholders’ equity	31,778	31,421
Noncontrolling interests	(10)	(7)
Total stockholders’ equity	31,768	31,414
Total liabilities and stockholders’ equity	$52,359	$50,796

See accompanying notes.

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Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 25, 2016	September 27, 2015	September 28, 2014
Revenues:
Equipment and services	$15,467	$17,079	$18,625
Licensing	8,087	8,202	7,862
Total revenues	23,554	25,281	26,487
Costs and expenses:
Cost of revenues	9,749	10,378	10,686
Research and development	5,151	5,490	5,477
Selling, general and administrative	2,385	2,344	2,290
Other (Note 2)	(226)	1,293	484
Total costs and expenses	17,059	19,505	18,937
Operating income	6,495	5,776	7,550
Interest expense	(297)	(104)	(5)
Investment income, net (Note 2)	635	815	1,233
Income from continuing operations before income taxes	6,833	6,487	8,778
Income tax expense	(1,131)	(1,219)	(1,244)
Income from continuing operations	5,702	5,268	7,534
Discontinued operations, net of income taxes (Note 11)	—	—	430
Net income	5,702	5,268	7,964
Net loss attributable to noncontrolling interests	3	3	3
Net income attributable to Qualcomm	$5,705	$5,271	$7,967

Basic earnings per share attributable to Qualcomm:
Continuing operations	$3.84	$3.26	$4.48
Discontinued operations	—	—	0.25
Net income	$3.84	$3.26	$4.73
Diluted earnings per share attributable to Qualcomm:
Continuing operations	$3.81	$3.22	$4.40
Discontinued operations	—	—	0.25
Net income	$3.81	$3.22	$4.65
Shares used in per share calculations:
Basic	1,484	1,618	1,683
Diluted	1,498	1,639	1,714

Dividends per share announced	$2.02	$1.80	$1.54

See accompanying notes.

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Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended
	September 25, 2016	September 27, 2015	September 28, 2014
Net income	$5,702	$5,268	$7,964
Other comprehensive income (loss), net of income taxes:
Foreign currency translation (losses) gains	(22)	(47)	1
Reclassification of foreign currency translation losses included in net income	21	—	1
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain available-for-sale debt securities, net of tax benefit of $23, $19 and $1, respectively	(43)	(35)	(1)
Reclassification of net other-than-temporary losses on available-for-sale securities included in net income, net of tax benefit of $71, $66 and $55, respectively	130	121	101
Net unrealized gains (losses) on other available-for-sale securities, net of tax (expense) benefit of ($166), $114 and ($140), respectively	306	(215)	259
Reclassification of net realized gains on available-for-sale securities included in net income, net of tax expense of $85, $173 and $252, respectively	(156)	(317)	(462)
Net unrealized (losses) gains on derivative instruments, net of tax benefit (expense) of $2, $0 and ($4), respectively	(4)	54	8
Reclassification of net realized losses (gains) on derivative instruments, net of tax (benefit) expense of ($2), $0 and $14, respectively	1	—	(26)
Total other comprehensive income (loss)	233	(439)	(119)
Total comprehensive income	5,935	4,829	7,845
Comprehensive loss attributable to noncontrolling interests	3	3	3
Comprehensive income attributable to Qualcomm	$5,938	$4,832	$7,848

See accompanying notes.

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Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 25, 2016	September 27, 2015	September 28, 2014
Operating Activities:
Net income	$5,702	$5,268	$7,964
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,428	1,214	1,150
Indefinite and long-lived asset impairment charges	107	317	642
Income tax provision (less than) in excess of income tax payments	(200)	47	298
Gain on sale of wireless spectrum	(380)	—	—
Gain on sale of discontinued operations	—	—	(665)
Non-cash portion of share-based compensation expense	943	1,026	1,059
Incremental tax benefits from share-based compensation	(8)	(103)	(280)
Net realized gains on marketable securities and other investments	(288)	(500)	(826)
Impairment losses on marketable securities and other investments	172	200	180
Other items, net	77	(16)	(17)
Changes in assets and liabilities:
Accounts receivable, net	(232)	550	(281)
Inventories	(49)	93	(155)
Other assets	246	(793)	108
Trade accounts payable	541	(908)	619
Payroll, benefits and other liabilities	(352)	(328)	(617)
Unearned revenues	(307)	(561)	(292)
Net cash provided by operating activities	7,400	5,506	8,887
Investing Activities:
Capital expenditures	(539)	(994)	(1,185)
Purchases of available-for-sale securities	(18,015)	(15,400)	(13,581)
Proceeds from sales and maturities of available-for-sale securities	14,386	15,080	13,587
Purchases of trading securities	(177)	(1,160)	(3,075)
Proceeds from sales and maturities of trading securities	779	1,658	2,824
Purchases of other marketable securities	—	—	(220)
Proceeds from sales of other marketable securities	450	—	—
Acquisitions and other investments, net of cash acquired	(812)	(3,019)	(895)
Proceeds from sale of wireless spectrum	232	—	—
Proceeds from sales of property, plant and equipment	16	266	37
Proceeds from sale of discontinued operations, net of cash sold	—	—	788
Other items, net	192	(3)	81
Net cash used by investing activities	(3,488)	(3,572)	(1,639)
Financing Activities:
Proceeds from short-term debt	8,949	4,083	—
Repayment of short-term debt	(8,200)	(3,083)	—
Proceeds from long-term debt	—	9,937	—
Proceeds from issuance of common stock	668	787	1,439
Repurchases and retirements of common stock	(3,923)	(11,246)	(4,549)
Dividends paid	(2,990)	(2,880)	(2,586)
Incremental tax benefits from share-based compensation	8	103	280
Other items, net	(34)	38	(64)
Net cash used by financing activities	(5,522)	(2,261)	(5,480)
Effect of exchange rate changes on cash and cash equivalents	(4)	(20)	(3)
Net (decrease) increase in cash and cash equivalents	(1,614)	(347)	1,765
Cash and cash equivalents at beginning of period	7,560	7,907	6,142
Cash and cash equivalents at end of period	$5,946	$7,560	$7,907

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Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

	Common Stock Shares	Common Stock and Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Qualcomm Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at September 29, 2013	1,685	$9,874	$25,461	$753	$36,088	$(1)	$36,087
Total comprehensive income (1)	—	—	7,967	(119)	7,848	(3)	7,845
Common stock issued under employee benefit plans and the related tax benefits	50	1,726	—	—	1,726	—	1,726
Repurchases and retirements of common stock	(60)	(4,549)	—	—	(4,549)	—	(4,549)
Share-based compensation	—	1,101	—	—	1,101	—	1,101
Tax withholdings related to vesting of share-based payments	(6)	(417)	—	—	(417)	—	(417)
Dividends	—	—	(2,629)	—	(2,629)	—	(2,629)
Other	—	1	—	—	1	1	2
Balance at September 28, 2014	1,669	7,736	30,799	634	39,169	(3)	39,166
Total comprehensive income	—	—	5,271	(439)	4,832	(3)	4,829
Common stock issued under employee benefit plans and the related tax benefits	32	871	—	—	871	—	871
Repurchases and retirements of common stock	(172)	(9,334)	(1,912)	—	(11,246)	—	(11,246)
Share-based compensation	—	1,078	—	—	1,078	—	1,078
Tax withholdings related to vesting of share-based payments	(5)	(351)	—	—	(351)	—	(351)
Dividends	—	—	(2,932)	—	(2,932)	—	(2,932)
Other	—	—	—	—	—	(1)	(1)
Balance at September 27, 2015	1,524	—	31,226	195	31,421	(7)	31,414
Total comprehensive income	—	—	5,705	233	5,938	(3)	5,935
Common stock issued under employee benefit plans and the related tax benefits	30	615	—	—	615	—	615
Repurchases and retirements of common stock	(73)	(974)	(2,949)	—	(3,923)	—	(3,923)
Share-based compensation	—	997	—	—	997	—	997
Tax withholdings related to vesting of share-based payments	(5)	(224)	—	—	(224)	—	(224)
Dividends	—	—	(3,046)	—	(3,046)	—	(3,046)
Balance at September 25, 2016	1,476	$414	$30,936	$428	$31,778	$(10)	$31,768

(1)	Income (loss) from discontinued operations, net of income taxes, (Note 11) was attributable to Qualcomm.
See accompanying notes.

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Appendix A: Financial Information

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies
The Company. QUALCOMM Incorporated, a Delaware corporation, and its subsidiaries (collectively the Company or Qualcomm) develop, design, manufacture, have manufactured on its behalf and market digital communications products, which principally consist of integrated circuits and system software, for use in mobile devices, wireless networks, broadband gateway equipment and consumer electronic devices. The Company also grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products and receives fixed license fees (payable in one or more installments) as well as ongoing royalties based on sales by licensees of wireless products incorporating its patented technologies.
Principles of Consolidation. The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. In addition, the Company consolidates its investment in an immaterial less than majority-owned variable interest entity as the Company is the primary beneficiary. The ownership of the other interest holders of consolidated subsidiaries and the variable interest entity is presented separately in the consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated.
Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Examples of the Company’s significant accounting estimates that may involve a higher degree of judgment and complexity than others include: the determination of other-than-temporary impairments of marketable securities and other investments; the valuation of inventories; the valuation and assessment of the recoverability of goodwill and other indefinite-lived and long-lived assets; the recognition, measurement and disclosure of loss contingencies related to legal proceedings; and the calculation of tax liabilities, including the recognition and measurement of uncertain tax positions. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.
Fiscal Year. The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 25, 2016, September 27, 2015 and September 28, 2014 included 52 weeks.
Cash Equivalents. The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper, government agencies’ securities, corporate bonds and notes, certain bank time deposits and repurchase agreements fully collateralized by government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.
Marketable Securities. Marketable securities include trading securities, available-for-sale securities and securities for which the Company has elected the fair value option. The classification of marketable securities within these categories is determined at the time of purchase and reevaluated at each balance sheet date. The Company classifies certain portfolios of debt securities that utilize derivative instruments to acquire or reduce foreign exchange and/or equity, prepayment and credit risk as trading. The Company classifies marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Marketable securities are stated at fair value. The net unrealized gains or losses on available-for-sale securities are recorded as a component of accumulated other comprehensive income, net of income taxes. The unrealized gains or losses on trading securities and securities for which the Company has elected the fair value option are recognized in net investment income. The realized gains and losses on marketable securities are determined using the specific identification method.
At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. The Company considers factors including: the significance of the decline in value as compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility; the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.
If a debt security’s market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to net investment income for the entire amount of the impairment.

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For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, which is recorded as a charge to net investment income, and the portion of the loss that is not related to credit factors, or the noncredit loss portion, which is recorded as a component of other accumulated comprehensive income, net of income taxes.
For equity securities, the Company considers the loss relative to the expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date. Additionally, if the Company has either the intent to sell the equity security or does not have both the intent and the ability to hold the equity security until its anticipated recovery, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date.
Equity and Cost Method Investments. The Company generally accounts for non-marketable equity investments either under the equity or the cost method. Equity investments over which the Company has significant influence, but not control over the investee and is not the primary beneficiary of the investee’s activities are accounted for under the equity method. Other non-marketable equity investments are accounted for under the cost method. The Company’s share of gains and losses in equity method investments are recorded in net investment income. The Company monitors non-marketable equity investments for events or circumstances that could indicate the investments are impaired, such as a deterioration in the investee’s financial condition and business forecasts and lower valuations in recently completed or proposed financings, and records a charge to net investment income for the difference between the estimated fair value and the carrying value.
The carrying values of the Company’s non-marketable equity investments are recorded in other noncurrent assets and were as follows (in millions):

	September 25, 2016	September 27, 2015
Equity method investments	$324	$163
Cost method investments	531	457
	$855	$620
Transactions with equity method investees are considered related party transactions. Revenues from certain licensing and services contracts with two of the Company’s equity method investees were $196 million and negligible in fiscal 2016 and 2015, respectively. There were no such revenues in fiscal 2014. The Company eliminates unrealized profit or loss related to such transactions in relation to its ownership interest in the investee, which is recorded as a component of equity in net losses in investees in net investment income. Aggregate accounts receivable from these equity method investees were $73 million at September 25, 2016. No accounts receivable were due from these equity method investees at September 27, 2015.
Derivatives. The Company’s primary objectives for holding derivative instruments are to manage interest rate risk on its long-term debt and to manage foreign exchange risk for certain foreign currency revenue and operating expenditure transactions. To a lesser extent, the Company also holds derivative instruments in its investment portfolios to manage risk by acquiring or reducing foreign exchange risk, interest rate risk and/or equity, prepayment and credit risk. Derivative instruments are recorded at fair value and included in other current assets, noncurrent assets, other accrued liabilities or other noncurrent liabilities based on their maturity dates. Counterparties to the Company’s derivative instruments are all major banking institutions.
Interest Rate Swaps: The Company manages its exposure to certain interest rate risks related to its long-term debt through the use of interest rate swaps. Such swaps allow the Company to effectively convert fixed-rate payments into floating-rate payments based on LIBOR. These transactions are designated as fair value hedges, and the gains and losses related to changes in the fair value of the interest rate swaps substantially offset changes in the fair value of the hedged portion of the underlying debt that are attributable to changes in the market interest rates. The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate debt attributable to the hedged risks, are recognized in earnings as interest expense in the current period. The interest settlement payments associated with the interest rate swap agreements are classified as cash flows from operating activities in the consolidated statements of cash flows.
At September 25, 2016 and September 27, 2015, the aggregate fair values of the Company’s interest rate swaps related to its long-term debt were $65 million and $32 million, respectively, and were recorded in noncurrent assets. The swaps had an aggregate notional amount of $3.0 billion, which effectively converted all of the fixed-rate debt due in 2018 and

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approximately 43% and 50% of the fixed-rate debt due in 2020 and 2022, respectively, into floating-rate debt. The maturities of the swaps match the Company’s fixed-rate debt due in 2018, 2020 and 2022.
Foreign Currency Hedges: The Company manages its exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative instruments, including foreign currency forward and option contracts with financial counterparties. These derivative instruments mature between one and nine months. Gains and losses arising from the effective portion of such contracts that are designated as cash flow hedging instruments are recorded as a component of accumulated other comprehensive income as gains and losses on derivative instruments, net of income taxes. The hedging gains and losses in accumulated other comprehensive income are subsequently reclassified to revenues or costs and expenses, as applicable, in the consolidated statements of operations in the same period in which the underlying transactions affect the Company’s earnings. Gains and losses arising from the ineffective portion of such contracts are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with derivative instruments designated as cash flow or net investment hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The cash flows associated with the ineffective portion of such derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows. At September 25, 2016 and September 27, 2015, the fair values of the Company’s foreign currency option and forward contracts used to hedge foreign currency risk recorded in total assets and in total liabilities were negligible. All such instruments were designated as cash flow hedges.
Investment Portfolio Derivatives: The Company also utilizes currency forwards, futures, options and swaps that are not designated as hedging instruments to acquire or reduce foreign exchange, interest rate and/or equity, prepayment and credit risks in its marketable securities investment portfolios. The Company primarily uses such derivative instruments for risk management and not speculative purposes. These derivative instruments mature over various periods up to five years. Gains and losses arising from changes in the fair values of such derivative instruments are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with such derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows. At September 25, 2016 and September 27, 2015, the fair values of these derivative instruments recorded in total assets and in total liabilities were negligible.
Gross Notional Amounts: The gross notional amounts of the Company’s interest rate, foreign currency and investment portfolio derivatives by instrument type were as follows (in millions):

	September 25, 2016	September 27, 2015
Forwards	$108	$269
Futures	—	133
Options	929	620
Swaps	3,061	3,004
	$4,098	$4,026
The gross notional amounts by currency were as follows (in millions):

	September 25, 2016	September 27, 2015
British pound sterling	$—	$83
Chinese renminbi	325	111
Euro	31	36
Indian rupee	433	409
Japanese yen	97	174
Korean won	85	81
United States dollar	3,045	3,089
Other	82	43
	$4,098	$4,026
Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly

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transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

•	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

•	Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument.

•	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions.
Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.
Cash Equivalents and Marketable Securities: With the exception of auction rate securities, the Company obtains pricing information from quoted market prices, pricing vendors or quotes from brokers/dealers. The Company conducts reviews of its primary pricing vendors to determine whether the inputs used in the vendor’s pricing processes are deemed to be observable. The fair value for interest-bearing securities includes accrued interest.
The fair value of U.S. Treasury securities and government-related securities, corporate bonds and notes and common and preferred stock is generally determined using standard observable inputs, including reported trades, quoted market prices, matrix pricing, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets and/or benchmark securities.
The fair value of debt and equity funds is reported at published net asset values. The Company assesses the daily frequency and size of transactions at published net asset values and/or the funds’ underlying holdings to determine whether fair value is based on observable or unobservable inputs.
The fair value of mortgage- and asset-backed securities is derived from the use of matrix pricing (prices for similar securities) or, in some cases, cash flow pricing models with observable inputs, such as contractual terms, maturity, credit rating and/or securitization structure to determine the timing and amount of future cash flows. Certain mortgage- and asset-backed securities may require the use of significant unobservable inputs to estimate fair value, such as default likelihood, recovery rates and prepayment speed.
The fair value of auction rate securities is estimated by the Company using a discounted cash flow model that incorporates transaction details, such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery, the future state of the auction rate market and credit valuation adjustments of market participants. Though most of the securities held by the Company are pools of student loans guaranteed by the U.S. government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. These additional inputs are generally unobservable, and therefore, auction rate securities are included in Level 3.
Derivative Instruments: Derivative instruments that are traded on an exchange are valued using quoted market prices and are included in Level 1. Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on observable inputs, such as foreign currency exchange rates, volatilities and interest rates, and therefore, such derivative instruments are included in Level 2.
Other Investments and Other Liabilities: Other investments and other liabilities included in Level 1 are comprised of the Company’s deferred compensation plan liability and related assets, which consist of mutual funds classified as trading securities, and are included in other assets.
Allowances for Doubtful Accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of required payments is reasonably assured: customer credit-worthiness; past transaction history with the customer; current economic industry trends; changes in customer payment terms; and bank credit-worthiness for letters of credit. If the Company has no previous experience with the customer, the Company may

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request financial information, including financial statements or other documents, to determine that the customer has the means of making payment. The Company may also obtain reports from various credit organizations to determine that the customer has a history of paying its creditors. If these factors do not indicate collection is reasonably assured, revenue is deferred as a reduction to accounts receivable until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.
Inventories. Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers, among other things.
Property, Plant and Equipment. Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded. Buildings on owned land are depreciated over 30 years, and building improvements are depreciated over their useful lives ranging from 7 to 15 years. Leasehold improvements are amortized over the shorter of their estimated useful lives, not to exceed 15 years, or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of assets under capital leases is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs and minor renewals or betterments are charged to expense as incurred.
Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.
Impairment of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets. Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. If goodwill is quantitatively assessed for impairment, a two-step approach is applied. First, the Company compares the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.
Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.
Revenue Recognition. The Company derives revenues principally from sales of integrated circuit products and licensing of its intellectual property and also generates revenues through sales of software hosting, software development and other services. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations. Unearned revenues consist primarily of license fees for intellectual property with continuing performance obligations.

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Revenues from sales of the Company’s products are recognized at the time of shipment, or when title and risk of loss pass to the customer and all other criteria for revenue recognition are met, if later. Revenues from providing services are recognized when earned. Revenues from providing services were less than 10% of total revenues for all periods presented.
The Company licenses or otherwise provides rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a fixed license fee in one or more installments and royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when all other revenue recognition criteria are met.
The Company records reductions to revenues for customer incentive arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of the Company’s products and technologies. The Company recognizes the maximum potential liability at the later of the date at which the Company records the related revenues or the date at which the Company offers the incentive or, if payment is contingent, when the contingency is resolved. In certain arrangements, the liabilities are based on customer forecasts. The Company reverses accruals for unclaimed incentive amounts to revenues when the unclaimed amounts are no longer subject to payment.
Concentrations. A significant portion of the Company’s revenues is concentrated with a small number of customers/licensees of the Company’s QCT and QTL segments. Revenues related to the products of two customers/licensees comprised 16% and 24% of total consolidated revenues in fiscal 2016, compared to 20% and 25% in fiscal 2015 and 28% and 21% in fiscal 2014. Aggregate accounts receivable from two customers/licensees comprised 44% and 19% of gross accounts receivable at September 25, 2016 and September 27, 2015, respectively.
The Company relies on sole- or limited-source suppliers for some products, particularly products in the QCT segment, subjecting the Company to possible shortages of raw materials or manufacturing capacity. While the Company has established alternate suppliers for certain technologies that the Company considers critical, the loss of a supplier or the inability of a supplier to meet performance or quality specifications or delivery schedules could harm the Company’s ability to meet its delivery obligations and/or negatively impact the Company’s revenues, business operations and ability to compete for future business.
Shipping and Handling Costs. Costs incurred for shipping and handling are included in cost of revenues. Amounts billed to a customer for shipping and handling are reported as revenues.
Share-Based Compensation. Share-based compensation expense for equity-classified awards, principally related to restricted stock units (RSUs), is measured at the grant date, or at the acquisition date for awards assumed in business combinations, based on the estimated fair value of the award and is recognized over the employee’s requisite service period. Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited.
The fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant or dates the RSUs are assumed. If RSUs do not have the right to participate in dividends, the fair values are discounted by the dividend yield. The weighted-average estimated fair values of employee RSUs granted during fiscal 2016, 2015 and 2014 were $53.56, $68.77 and $72.81 per share, respectively. Upon vesting, the Company issues new shares of common stock. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. As a result, the actual number of shares issued will be fewer than the number of RSUs outstanding. The annual pre-vest forfeiture rate for RSUs was estimated to be approximately 4% in fiscal 2016 and 3% in both fiscal 2015 and 2014.

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Total share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions):

	2016	2015	2014
Cost of revenues	$40	$42	$49
Research and development	614	659	672
Selling, general and administrative	289	325	338
Share-based compensation expense before income taxes	943	1,026	1,059
Related income tax benefit	(190)	(190)	(203)
	$753	$836	$856
Legal Proceedings. The Company is currently involved in certain legal proceedings. The Company discloses a loss contingency if there is at least a reasonable possibility that a material loss has been incurred. The Company records its best estimate of a loss related to pending legal proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum estimated liability. As additional information becomes available, the Company assesses the potential liability related to pending legal proceedings and revises its estimates and updates its disclosures accordingly. The Company’s legal costs associated with defending itself are recorded to expense as incurred.
Foreign Currency. Certain foreign subsidiaries use a local currency as the functional currency. Resulting translation gains or losses are recognized as a component of accumulated other comprehensive income. Transaction gains or losses related to balances denominated in a currency other than the functional currency are recognized in the consolidated statements of operations.
Income Taxes. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within income tax expense.
The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.
The Company recognizes windfall tax benefits associated with share-based awards directly to stockholders’ equity when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. The Company records windfall tax benefits to stockholders’ equity. A shortfall occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award is less than the deferred tax asset, if any, associated with the award that the Company has recorded. The Company records shortfall tax detriments when realized to stockholders’ equity to the extent that previous windfall tax benefits exist (referred to as the APIC windfall pool), with any remainder recognized in income tax expense. The Company had a sufficient APIC windfall pool to absorb all shortfalls that occurred in fiscal 2016. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.
Earnings Per Common Share. Basic earnings per common share are computed by dividing net income attributable to Qualcomm by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share are computed by dividing net income attributable to Qualcomm by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject

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to written put options and/or accelerated share repurchase agreements, if any, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an award, if any, the amount of compensation cost for future service that the Company has not yet recognized, if any, and the estimated tax benefits that would be recorded in paid-in capital when an award is settled, if any, are assumed to be used to repurchase shares in the current period. The dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2016, 2015 and 2014 were 13,864,000, 20,724,000 and 30,655,000, respectively. Shares of common stock equivalents outstanding that were not included in the computation of diluted earnings per common share because the effect would be anti-dilutive or certain performance conditions were not satisfied at the end of the period were 2,435,000, 4,652,000 (which were primarily attributable to the ASR Agreements (Note 4)) and 846,000 during fiscal 2016, 2015 and 2014, respectively.
Recent Accounting Pronouncements. In November 2015, the Financial Accounting Standards Board (FASB) issued new guidance related to accounting for income taxes, which requires all deferred tax assets and liabilities to be classified as noncurrent on the balance sheet. The Company early adopted the new guidance prospectively in the second quarter of fiscal 2016. Prior period amounts have not been adjusted.
In May 2014, the FASB issued new guidance related to revenue recognition, which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. The new guidance requires a company to recognize revenue upon transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. It defines a five-step approach for recognizing revenue, which may require a company to use more judgment and make more estimates than under the current guidance. The new guidance will be effective for the Company starting in the first quarter of fiscal 2019. Adoption one year early is permitted. Two methods of adoption are permitted: (a) full retrospective adoption, meaning the standard is applied to all periods presented or (b) modified retrospective adoption, meaning the cumulative effect of applying the new guidance is recognized as an adjustment to the opening retained earnings balance. The Company does not intend to adopt the new guidance early and is in the process of determining the adoption method as well as the effects the adoption will have on its consolidated financial statements.
In January 2016, the FASB issued new guidance on classifying and measuring financial instruments, which requires that (i) all equity investments, other than equity-method investments, in unconsolidated entities generally be measured at fair value through earnings and (ii) when the fair value option has been elected for financial liabilities, changes in fair value due to instrument-specific credit risk be recognized separately in other comprehensive income. Additionally, it changes the disclosure requirements for financial instruments. The new guidance will be effective for the Company starting in the first quarter of fiscal 2019. Early adoption is permitted for certain provisions. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt certain provisions early.
In February 2016, the FASB issued new guidance related to leases that outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The new guidance must be adopted using the modified retrospective approach and will be effective for the Company starting in the first quarter of fiscal 2020. Early adoption is permitted. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt the new guidance early.
In March 2016, the FASB issued new guidance that changes the accounting for share-based payments. Under the new guidance, excess tax benefits associated with share-based payment awards will be recognized through earnings when the awards vest or settle, rather than in stockholders’ equity. In addition, it will increase the number of shares an employer can withhold to cover income taxes on share-based payment awards and still qualify for the exemption to liability classification. The new guidance will be effective for the Company starting in the first quarter of fiscal 2018. Early adoption is permitted in any annual or interim period. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt the new guidance early.
In June 2016, the FASB issued new guidance that changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. The new guidance will be effective for the Company starting in the first quarter of fiscal 2021. Early adoption is permitted starting in the first quarter of fiscal 2020. The Company is in

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the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt the new guidance early.
In August 2016, the FASB issued new guidance related to the classification of certain cash receipts and cash payments on the statement of cash flows. The accounting standard update will be effective for the Company beginning in the first quarter of fiscal 2019 on a retrospective basis, and early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements as well as whether to adopt the new guidance early.
In October 2016, the FASB issued new guidance that changes the accounting for income tax effects of intra-entity transfers of assets other than inventory. Under the new guidance, the selling (transferring) entity is required to recognize a current tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset. The new guidance will be effective for the Company starting in the first quarter of fiscal 2019 on a modified retrospective basis, and early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements as well as whether to adopt the new guidance early.
Note 2. Composition of Certain Financial Statement Items

Accounts Receivable (in millions)
	September 25, 2016	September 27, 2015
Trade, net of allowances for doubtful accounts of $1 and $6, respectively	$2,194	$1,941
Long-term contracts	20	11
Other	5	12
	$2,219	$1,964

Inventories (in millions)
	September 25, 2016	September 27, 2015
Raw materials	$1	$1
Work-in-process	847	550
Finished goods	708	941
	$1,556	$1,492

Property, Plant and Equipment (in millions)	September 25, 2016	September 27, 2015
Land	$192	$212
Buildings and improvements	1,545	1,544
Computer equipment and software	1,426	1,422
Machinery and equipment	2,454	2,287
Furniture and office equipment	77	83
Leasehold improvements	254	274
Construction in progress	92	72
	6,040	5,894
Less accumulated depreciation and amortization	(3,734)	(3,360)
	$2,306	$2,534
Depreciation and amortization expense related to property, plant and equipment for fiscal 2016, 2015 and 2014 was $624 million, $625 million and $609 million, respectively. The gross book values of property under capital leases included in buildings and improvements were negligible at September 25, 2016 and September 27, 2015.
Goodwill and Other Intangible Assets. The Company allocates goodwill to its reporting units for annual impairment

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Appendix A: Financial Information

testing purposes. The following table presents the goodwill allocated to the Company’s reportable and nonreportable segments, as described in Note 8, as well as the changes in the carrying amounts of goodwill during fiscal 2016 and 2015 (in millions):

	QCT	QTL	Nonreportable Segments	Total
Balance at September 28, 2014	$3,467	$712	$309	$4,488
Acquisitions	998	6	254	1,258
Impairments	—	—	(260)	(260)
Other (1)	(4)	—	(3)	(7)
Balance at September 27, 2015 (2)	4,461	718	300	5,479
Acquisitions	172	—	—	172
Impairments	—	—	(17)	(17)
Other (1)	41	—	4	45
Balance at September 25, 2016 (2)	$4,674	$718	$287	$5,679

(1)
Includes changes in goodwill amounts resulting from foreign currency translation, purchase accounting adjustments and, in fiscal 2016, the sale of the Company’s business that provided augmented reality applications.

(2)	Cumulative goodwill impairments were $537 million and $520 million at September 25, 2016 and September 27, 2015, respectively.
The components of other intangible assets, net were as follows (in millions):

	September 25, 2016			September 27, 2015
	Gross Carrying Amount	Accumulated Amortization	Weighted-average amortization period (years)	Gross Carrying Amount	Accumulated Amortization	Weighted-average amortization period (years)
Wireless spectrum	$2	$(2)	5	$2	$(2)	5
Marketing-related	119	(77)	8	93	(59)	8
Technology-based	5,900	(2,459)	10	5,735	(2,078)	10
Customer-related	21	(4)	7	111	(60)	4
	$6,042	$(2,542)	10	$5,941	$(2,199)	10
All of these intangible assets are subject to amortization, other than acquired in-process research and development with carrying values of $83 million and $196 million at September 25, 2016 and September 27, 2015, respectively. Amortization expense related to these intangible assets was $804 million, $591 million and $543 million for fiscal 2016, 2015 and 2014, respectively. Amortization expense related to these intangible assets and acquired in-process research and development, beginning upon the expected completion of the underlying projects, is expected to be $674 million, $635 million, $597 million, $494 million and $374 million for each of the subsequent five years from fiscal 2017 through 2021, respectively, and $726 million thereafter.

Other Current Liabilities (in millions)
	September 25, 2016	September 27, 2015
Customer incentives and other customer-related liabilities	$1,710	$1,894
Other	551	462
	$2,261	$2,356
Accumulated Other Comprehensive Income. Changes in the components of accumulated other comprehensive income, net of income taxes, in Qualcomm stockholders’ equity during fiscal 2016 were as follows (in millions):

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	Foreign Currency Translation Adjustment	Noncredit Other-than-Temporary Impairment Losses and Subsequent Changes in Fair Value for Certain Available-for-Sale Debt Securities	Net Unrealized Gain (Loss) on Other Available-for-Sale Securities	Net Unrealized Gain (Loss) on Derivative Instruments	Total Accumulated Other Comprehensive Income
Balance at September 27, 2015	$(160)	$4	$297	$54	$195
Other comprehensive (loss) income before reclassifications	(22)	14	306	(4)	294
Reclassifications from accumulated other comprehensive income	21	(12)	(71)	1	(61)
Other comprehensive (loss) income	(1)	2	235	(3)	233
Balance at September 25, 2016	$(161)	$6	$532	$51	$428
Reclassifications from accumulated other comprehensive income related to net gains on available-for-sale securities of $83 million, $212 million and $360 million during fiscal 2016, 2015 and 2014, respectively, were recorded in investment income, net (Note 2). Reclassifications from accumulated other comprehensive income related to foreign currency translation losses of $21 million during fiscal 2016 were recorded in selling, general and administrative expenses and other operating expenses. Reclassifications from accumulated other comprehensive income related to foreign currency translation adjustments during fiscal 2015 and 2014 were negligible. Reclassifications from accumulated other comprehensive income related to derivative instruments during fiscal 2016 and 2015 were negligible. Reclassifications from accumulated other comprehensive income related to derivative instruments of $26 million for fiscal 2014 were recorded in revenues, cost of revenues, research and development expenses and selling, general and administrative expenses.
Other Income, Costs and Expenses. Other income for fiscal 2016 included a gain of $380 million on the sale of wireless spectrum in the United Kingdom that was held by the QSI (Qualcomm Strategic Initiatives) segment in the first quarter of fiscal 2016 for $232 million in cash and $275 million in deferred payments due in 2020 to 2023, which were recorded at their present values in other assets. Other income for fiscal 2016 also included $202 million in restructuring and restructuring-related charges, which were partially offset by a $48 million gain on the sale of the Company’s business that provided augmented reality applications, all of which related to the Company’s Strategic Realignment Plan.
On February 9, 2015, the Company announced that it had reached a resolution with the China National Development and Reform Commission (NDRC) regarding its investigation of the Company relating to China’s Anti-Monopoly Law (AML) and the Company’s licensing business and certain interactions between the Company’s licensing business and its chipset business. The NDRC issued an Administrative Sanction Decision finding that the Company had violated the AML, and the Company agreed to implement a rectification plan that modifies certain of its business practices in China. In addition, the NDRC imposed a fine on the Company of 6.088 billion Chinese renminbi (approximately $975 million), which the Company paid. The Company recorded the amount of the fine in the second quarter of fiscal 2015 in other expenses. Other expenses in fiscal 2015 also included $255 million and $11 million in impairment charges on goodwill and intangible assets, respectively, related to the Company’s content and push-to-talk services and display businesses and $190 million in restructuring and restructuring-related charges related to the Company’s Strategic Realignment Plan (Note 10), partially offset by $138 million in gains on sales of certain property, plant and equipment.
Other expenses in fiscal 2014 were comprised of $507 million and $100 million in certain property, plant and equipment and goodwill impairment charges, respectively, and $19 million in restructuring-related costs incurred by one of the Company’s display businesses. Other expenses in fiscal 2014 also included a $16 million goodwill impairment charge related to the Company’s former QRS (Qualcomm Retail Solutions) division and a $15 million legal settlement, partially offset by the reversal of the $173 million accrual recorded in fiscal 2013 related to the ParkerVision verdict against us, which was overturned (Note 7).

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Appendix A: Financial Information

Investment Income, Net (in millions)
	2016	2015	2014
Interest and dividend income	$611	$527	$586
Net realized gains on marketable securities	239	451	770
Net realized gains on other investments	49	49	56
Impairment losses on marketable securities	(112)	(163)	(156)
Impairment losses on other investments	(60)	(37)	(24)
Net (losses) gains on derivative instruments	(8)	17	5
Equity in net losses of investees	(84)	(32)	(10)
Net gains on deconsolidation of subsidiaries	—	3	6
	$635	$815	$1,233
Net impairment losses on marketable securities related to the noncredit portion of losses on debt securities recognized in other comprehensive income were $37 million, $23 million and negligible in fiscal 2016, 2015 and 2014, respectively. The ending balance of the credit loss portion of other-than-temporary impairments on debt securities held by the Company was $55 million and $12 million at September 25, 2016 and September 27, 2015, respectively.
Note 3. Income Taxes
The components of the income tax provision for continuing operations were as follows (in millions):

	2016	2015	2014
Current provision (benefit):
Federal	$4	$(67)	$172
State	4	4	10
Foreign	1,411	1,307	1,116
	1,419	1,244	1,298
Deferred (benefit) provision:
Federal	(184)	(9)	(30)
State	6	1	(10)
Foreign	(110)	(17)	(14)
	(288)	(25)	(54)
	$1,131	$1,219	$1,244
The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty fees included in United States earnings.
The components of income from continuing operations before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2016	2015	2014
United States	$3,032	$2,993	$3,213
Foreign	3,801	3,494	5,565
	$6,833	$6,487	$8,778

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Appendix A: Financial Information

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision for continuing operations (in millions):

	2016	2015	2014
Expected income tax provision at federal statutory tax rate	$2,392	$2,270	$3,072
State income tax provision, net of federal benefit	19	18	24
Foreign income taxed at other than U.S. rates	(1,068)	(937)	(1,750)
Research and development tax credits	(143)	(148)	(61)
Worthless stock deduction of domestic subsidiary	(101)	—	—
Other	32	16	(41)
	$1,131	$1,219	$1,244
During fiscal 2016, the Company recorded a tax benefit of $101 million from a worthless stock deduction on a domestic subsidiary of one of the Company’s former display businesses. Also, during fiscal 2016, the United States government permanently reinstated the federal research and development tax credit retroactively to January 1, 2015. As a result of the reinstatement, the Company recorded a tax benefit of $79 million in fiscal 2016 related to fiscal 2015.
During fiscal 2015, the NDRC imposed a fine of $975 million (Note 2), which was not deductible for tax purposes and was substantially attributable to a foreign jurisdiction. Additionally, during fiscal 2015, the Company recorded a tax benefit of $101 million related to fiscal 2014 resulting from the United States government reinstating the federal research and development tax credit retroactively to January 1, 2014 through December 31, 2014. The effective tax rate for fiscal 2015 also reflected the United States federal research and development tax credit generated through December 31, 2014, the date on which the credit expired, and a $61 million tax benefit as a result of a favorable tax audit settlement with the Internal Revenue Service (IRS) related to Qualcomm Atheros, Inc.’s pre-acquisition 2010 and 2011 tax returns.
The Company’s QCT segment’s non-United States headquarters is located in Singapore. The Company has obtained tax incentives in Singapore that commenced in March 2012, which are effective through March 2027, that result in a tax exemption for the first five years provided that the Company meets specified employment and investment criteria. The Company’s Singapore tax rate will increase in fiscal 2017 and again in fiscal 2027 as a result of the expiration of these incentives. Had the Company established QCT’s non-United States headquarters in Singapore without these tax incentives, the Company’s income tax expense would have been higher and impacted earnings per share attributable to Qualcomm as follows (in millions, except per share amounts):

	2016	2015	2014
Additional income tax expense	$487	$656	$690
Reduction to diluted earnings per share	$0.32	$0.40	$0.40
The Company considers the operating earnings of certain non-United States subsidiaries to be indefinitely reinvested outside the United States based on the Company’s plans for use and/or investment outside the United States and the Company’s belief that its sources of cash and liquidity in the United States will be sufficient to meet future domestic cash needs. The Company has not recorded a deferred tax liability of approximately $11.5 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $32.5 billion of undistributed earnings of certain non-United States subsidiaries indefinitely reinvested outside the United States. Should the Company decide to no longer indefinitely reinvest such earnings outside the United States, the Company would have to adjust the income tax provision in the period management makes such determination.
The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. The Company is currently a participant in the IRS Compliance Assurance Process, whereby the IRS and the Company endeavor to agree on the treatment of all tax issues prior to the tax return being filed. The IRS completed its examination of the Company’s tax return for fiscal 2014 and issued a no change letter in December 2015, resulting in no change to the income tax provision. The Company is no longer subject to United States federal income tax examinations for years prior to fiscal 2014. The Company is subject to examination by the California Franchise Tax Board for fiscal years after 2011. The Company is also subject to income taxes in other taxing jurisdictions in the United States and around the world, many of which are open to tax examinations for periods after fiscal 2000. The outcome of any state or foreign income tax examination is not expected to be material to the Company’s consolidated financial statements.

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Appendix A: Financial Information

The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 25, 2016	September 27, 2015
Unused tax credits	$1,256	$897
Unearned revenues	920	1,029
Unrealized losses on marketable securities	493	441
Accrued liabilities and reserves	409	317
Share-based compensation	277	331
Unused net operating losses	218	265
Other	107	95
Total gross deferred tax assets	3,680	3,375
Valuation allowance	(754)	(635)
Total net deferred tax assets	2,926	2,740
Intangible assets	(502)	(548)
Unrealized gains on marketable securities	(430)	(273)
Other	(133)	(105)
Total deferred tax liabilities	(1,065)	(926)
Net deferred tax assets	$1,861	$1,814
Reported as:
Current deferred tax assets	$—	$635
Non-current deferred tax assets	2,030	1,453
Current deferred tax liabilities (1)	—	(4)
Non-current deferred tax liabilities (1)	(169)	(270)
	$1,861	$1,814

(1)	Current deferred tax liabilities and non-current deferred tax liabilities were included in other current liabilities and other liabilities, respectively, in the consolidated balance sheets.
At September 25, 2016, the Company had unused federal net operating loss carryforwards of $267 million expiring from 2021 through 2034, unused state net operating loss carryforwards of $892 million expiring from 2017 through 2036 and unused foreign net operating loss carryforwards of $287 million expiring from 2019 through 2025. At September 25, 2016, the Company had unused state tax credits of $637 million, of which substantially all may be carried forward indefinitely, unused federal tax credits of $595 million expiring from 2025 through 2036 and unused tax credits of $24 million in foreign jurisdictions expiring from 2033 through 2036. The Company does not expect its federal net operating loss carryforwards to expire unused.
The Company believes, more likely than not, that it will have sufficient taxable income after deductions related to share-based awards to utilize the majority of its deferred tax assets. At September 25, 2016, the Company has provided a valuation allowance on certain state tax credits, foreign deferred tax assets and state net operating losses of $627 million, $94 million and $33 million, respectively. The valuation allowances reflect the uncertainties surrounding the Company’s ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.

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Appendix A: Financial Information

A summary of the changes in the amount of unrecognized tax benefits for fiscal 2016, 2015 and 2014 follows (in millions):

	2016	2015	2014
Beginning balance of unrecognized tax benefits	$40	$87	$221
Additions based on prior year tax positions	20	31	1
Reductions for prior year tax positions and lapse in statute of limitations	(6)	(70)	(67)
Additions for current year tax positions	218	5	5
Settlements with taxing authorities	(1)	(13)	(73)
Ending balance of unrecognized tax benefits	$271	$40	$87
The Company does not expect any unrecognized tax benefits recorded at September 25, 2016 to result in a significant cash payment in fiscal 2017. Unrecognized tax benefits at September 25, 2016 included $191 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate primarily because the unrecognized tax benefits were included on a gross basis and did not reflect secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if the Company’s tax positions are sustained. The increase in unrecognized tax benefits in fiscal 2016 was primarily due to tax positions related to classification of income. The decrease in unrecognized tax benefits in fiscal 2015 primarily resulted from a favorable tax audit settlement with the IRS related to Qualcomm Atheros, Inc.’s pre-acquisition 2010 and 2011 tax returns, which was partially offset by an increase related to the CSR acquisition (Note 9). The decrease in unrecognized tax benefits in fiscal 2014 was primarily due to an agreement reached with the IRS on components of the Company’s fiscal 2013 tax returns. The Company believes that it is reasonably possible that the total amount of unrecognized tax benefits at September 25, 2016 may increase or decrease in fiscal 2017.
Cash amounts paid for income taxes, net of refunds received, were $1.3 billion, $1.2 billion and $1.2 billion for fiscal 2016, 2015 and 2014, respectively.

Note 4. Capital Stock
Preferred Stock. The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the Amended and Restated Rights Agreement dated as of September 25, 2005 between the Company and Computershare Trust Company, N.A., as successor Rights Agent to Computershare Investor Services LLC, as amended (the Rights Agreement), 4,000,000 shares of preferred stock were designated as Series A Junior Participating Preferred Stock. The Rights Agreement expired on its scheduled expiration date of September 25, 2015, and all shares of preferred stock previously designated as Series A Junior Participating Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation on September 28, 2015. At September 25, 2016 and September 27, 2015, no shares of preferred stock were outstanding.
Stock Repurchase Program. On March 9, 2015, the Company announced a stock repurchase program authorizing it to repurchase up to $15 billion of the Company’s common stock. The stock repurchase program has no expiration date. During fiscal 2015, the Company entered into two accelerated share repurchase agreements (ASR Agreements) with two financial institutions under which the Company paid an aggregate of $5.0 billion to the financial institutions and received from them a total of 78,276,000 shares of the Company’s common stock based on the average daily volume weighted-average stock price of the Company’s common stock during the respective terms of the ASR Agreements, less a discount. The shares were retired and recorded as a reduction to stockholders’ equity.
During fiscal 2016, 2015 and 2014, the Company repurchased and retired an additional 73,782,000, 94,159,000 and 60,253,000 shares of common stock, respectively, for $3.9 billion, $6.2 billion and $4.5 billion, respectively, before commissions. To reflect share repurchases in the consolidated balance sheet, the Company (i) reduces common stock for the par value of the shares, (ii) reduces paid-in capital for the amount in excess of par to zero during the quarter in which the shares are repurchased and (iii) records the residual amount to retained earnings. At September 25, 2016, $3.0 billion remained authorized for repurchase under the Company’s stock repurchase program. Since September 25, 2016, the Company repurchased and retired 1,865,000 shares of common stock for $124 million.

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Appendix A: Financial Information

Dividends. On October 6, 2016, the Company announced a cash dividend of $0.53 per share on the Company’s common stock, payable on December 16, 2016 to stockholders of record as of the close of business on November 30, 2016. Dividends charged to retained earnings in fiscal 2016, 2015 and 2014 were as follows (in millions, except per share data):

	2016		2015		2014
	Per Share	Total	Per Share	Total	Per Share	Total
First quarter	$0.48	$730	$0.42	$710	$0.35	$599
Second quarter	0.48	726	0.42	702	0.35	599
Third quarter	0.53	794	0.48	771	0.42	718
Fourth quarter	0.53	796	0.48	749	0.42	713
	$2.02	$3,046	$1.80	$2,932	$1.54	$2,629
Note 5. Employee Benefit Plans
Employee Savings and Retirement Plan. The Company has a 401(k) plan that allows eligible employees to contribute up to 85% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense was $74 million, $81 million and $77 million in fiscal 2016, 2015 and 2014, respectively.
Equity Compensation Plans. On March 8, 2016, the Company’s stockholders approved the Qualcomm Incorporated 2016 Long-Term Incentive Plan (the 2016 Plan), which replaced the Qualcomm Incorporated 2006 Long-Term Incentive Plan (the Prior Plan). Effective on and after that date, no new awards will be granted under the Prior Plan, although all outstanding awards under the Prior Plan will remain outstanding according to their terms and the terms of the Prior Plan. The 2016 Plan provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units, performance shares, deferred compensation awards and other stock-based awards. The share reserve under the 2016 Plan is equal to 90,000,000 shares, plus approximately 20,120,000 shares that were available for future grant under the Prior Plan on March 8, 2016, for a total of approximately 110,120,000 shares available for grant under the 2016 Plan on that date. This share reserve is automatically increased as provided in the 2016 Plan by the number of shares subject to stock options granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire or for any reason are forfeited, canceled or terminated, and by two times the number of shares subject to any awards other than stock options granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire, are forfeited, canceled or terminated, fail to vest, are not earned due to any performance goal that is not met, are otherwise reacquired without having become vested, or are paid in cash, exchanged by a participant or withheld by the Company to satisfy any tax withholding or tax payment obligations related to such award. The Board of Directors of the Company may amend or terminate the 2016 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval. The share reserve remaining under the 2016 Plan was approximately 114,041,000 at September 25, 2016.
RSUs are share awards that entitle the holder to receive shares of the Company’s common stock upon vesting. The RSUs generally include dividend-equivalent rights and vest over periods of three years from the date of grant. A summary of RSU transactions for all equity compensation plans follows:

	Number of Shares	Weighted-Average Grant Date Fair Value	Aggregate Intrinsic Value
	(In thousands)		(In billions)
RSUs outstanding at September 27, 2015	27,747	$69.35
RSUs granted	14,782	53.56
RSUs canceled/forfeited	(4,017)	65.37
RSUs vested	(12,434)	68.48
RSUs outstanding at September 25, 2016	26,078	$61.42	$1.6
At September 25, 2016, total unrecognized compensation expense related to non-vested RSUs granted prior to that date was $1.0 billion, which is expected to be recognized over a weighted-average period of 1.7 years. The total vest-date fair value of RSUs that vested during fiscal 2016, 2015 and 2014 was $685 million, $1.0 billion and $1.1 billion, respectively.

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Appendix A: Financial Information

The total shares withheld to satisfy statutory tax withholding requirements related to all share-based awards were approximately 4,300,000, 5,043,000 and 5,568,000 in fiscal 2016, 2015 and 2014, respectively, and were based on the value of the awards on their vesting dates as determined by the Company’s closing stock price. Total payments for the employees’ tax obligations to the taxing authorities were $224 million, $351 million and $417 million in fiscal 2016, 2015 and 2014, respectively, and were included as a reduction to net cash provided by operating activities in the consolidated statements of cash flows.
The Board of Directors may grant stock options to employees, directors and consultants to the Company to purchase shares of the Company’s common stock at an exercise price not less than the fair market value of the stock at the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. A summary of stock option transactions for all equity compensation plans follows:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In millions)
Stock options outstanding at September 27, 2015	29,377	$41.40
Stock options canceled/forfeited/expired	(690)	51.47
Stock options exercised	(10,708)	41.49
Stock options outstanding at September 25, 2016	17,979	$40.96	2.0	$392
Exercisable at September 25, 2016	17,940	$41.05	2.0	$389
The total intrinsic value of stock options exercised during fiscal 2016, 2015 and 2014 was $147 million, $371 million and $971 million, respectively, and the amount of cash received from the exercise of stock options was $436 million, $519 million and $1.2 billion, respectively. Upon option exercise, the Company issues new shares of stock.
The total tax benefits realized, including the excess tax benefits, related to share-based awards during fiscal 2016, 2015 and 2014 was $253 million, $437 million and $690 million, respectively.
Employee Stock Purchase Plan. The Company has an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each offering period, which is generally six months. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan includes a non-423(b) plan. The shares authorized under the employee stock purchase plan were approximately 71,709,000 at September 25, 2016. The shares reserved for future issuance were approximately 20,395,000 at September 25, 2016. During fiscal 2016, 2015 and 2014, approximately 5,966,000, 4,977,000 and 4,376,000 shares, respectively, were issued under the plan at an average price of $38.89, $53.92 and $58.81 per share, respectively. At September 25, 2016, total unrecognized compensation expense related to non-vested purchase rights granted prior to that date was $22 million. The Company recorded cash received from the exercise of purchase rights of $232 million, $268 million and $257 million during fiscal 2016, 2015 and 2014, respectively.
Note 6. Debt
Revolving Credit Facility. The Company has a Revolving Credit Facility that provides for unsecured revolving facility loans, swing line loans and letters of credit in an aggregate amount of up to $4.0 billion, expiring in February 2020. Proceeds from the Revolving Credit Facility will be used for general corporate purposes. Loans under the Revolving Credit Facility bear interest, at the option of the Company, at either LIBOR (determined in accordance with the Revolving Credit Facility) plus a margin of 0.7% per annum or the Base Rate (determined in accordance with the Revolving Credit Facility), plus an initial margin of 0% per annum. The Revolving Credit Facility has a facility fee, which accrues at a rate of 0.05% per annum. The Revolving Credit Facility requires that the Company comply with certain covenants, including one financial covenant to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization to consolidated interest expense, as defined in the Revolving Credit Facility, of not less than three to one at the end of each fiscal quarter. At September 25, 2016 and September 27, 2015, the Company was in compliance with the covenants, and the Company had not borrowed any funds under the Revolving Credit Facility.
Commercial Paper Program. The Company has an unsecured commercial paper program, which provides for the issuance of up to $4.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes.

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Maturities of commercial paper can range from 1 day to up to 397 days. At September 25, 2016 and September 27, 2015, the Company had $1.7 billion and $1.0 billion, respectively, of outstanding commercial paper recorded as short-term debt with a weighted-average interest rate of 0.52% and 0.19%, respectively, which included fees paid to the commercial paper dealers, and weighted-average remaining days to maturity of 36 days and 38 days, respectively. The carrying value of the outstanding commercial paper approximated its estimated fair value at September 25, 2016 and September 27, 2015.
Long-term Debt. In May 2015, the Company issued an aggregate principal amount of $10.0 billion of unsecured floating- and fixed-rate notes (the notes) with varying maturities. The proceeds from the notes of $9.9 billion, net of underwriting discounts and offering expenses, were used to fund the ASR Agreements (Note 4) and also for other general corporate purposes. The following table provides a summary of the Company’s long-term debt (in millions except percentages):

	September 25, 2016		September 27, 2015
	Amount	Effective Rate	Amount	Effective Rate
Floating-rate notes due May 18, 2018	$250	1.14%	$250	0.66%
Floating-rate notes due May 20, 2020	250	1.42%	250	0.94%
Fixed-rate 1.40% notes due May 18, 2018	1,250	0.93%	1,250	0.43%
Fixed-rate 2.25% notes due May 20, 2020	1,750	1.69%	1,750	1.62%
Fixed-rate 3.00% notes due May 20, 2022	2,000	2.04%	2,000	2.08%
Fixed-rate 3.45% notes due May 20, 2025	2,000	3.46%	2,000	3.46%
Fixed-rate 4.65% notes due May 20, 2035	1,000	4.74%	1,000	4.74%
Fixed-rate 4.80% notes due May 20, 2045	1,500	4.71%	1,500	4.71%
Total principal	10,000		10,000
Unamortized discount, including debt issuance costs	(57)		(63)
Hedge accounting fair value adjustments	65		32
Total long-term debt	$10,008		$9,969
The interest rate on the floating rate notes due in 2018 and 2020 for a particular interest period will be a per annum rate equal to three-month LIBOR as determined on the interest determination date plus 0.27% and 0.55%, respectively. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes. The Company may redeem the fixed-rate notes at any time in whole, or from time to time in part, at specified make-whole premiums as defined in the applicable form of note. The Company may not redeem the floating-rate notes prior to maturity. The Company is not subject to any financial covenants under the notes nor any covenants that would prohibit the Company from incurring additional indebtedness ranking equal to the notes, paying dividends, issuing securities or repurchasing securities issued by it or its subsidiaries. At September 25, 2016 and September 27, 2015, the aggregate fair value of the notes, based on Level 2 inputs, was approximately $10.6 billion and $9.6 billion, respectively.
In the third quarter of fiscal 2015, the Company entered into interest rate swaps with an aggregate notional amount of $3.0 billion, which effectively converted all of the fixed-rate notes due in 2018 and approximately 43% and 50% of the fixed-rate notes due in 2020 and 2022, respectively, into floating-rate notes (Note 1). The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate notes attributable to the hedged risks, are recognized in earnings as interest expense in the current period. The effective interest rates for the notes include the interest on the notes, amortization of the discount, which includes debt issuance costs and, if applicable, adjustments related to hedging.
No principal payments are due on the Company’s notes prior to fiscal 2018. At September 25, 2016, future principal payments were $1.5 billion in fiscal 2018, $2.0 billion in fiscal 2020 and $6.5 billion after fiscal 2021; no principal payments are due in fiscal 2019 and 2021. Cash interest paid related to the Company’s commercial paper program and long-term debt, net of cash received from the related interest rate swaps, was $282 million and $8 million during fiscal 2016 and 2015, respectively.
Note 7. Commitments and Contingencies
Legal Proceedings. ParkerVision, Inc. v. QUALCOMM Incorporated: On May 1, 2014, ParkerVision filed a complaint against the Company in the United States District Court for the Middle District of Florida alleging that certain of the Company’s products infringe certain ParkerVision patents. On August 21, 2014, ParkerVision amended the complaint, now

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captioned ParkerVision, Inc. v. QUALCOMM Incorporated, Qualcomm Atheros, Inc., HTC Corporation, HTC America, Inc., Samsung Electronics Co., LTD., Samsung Electronics America, Inc. and Samsung Telecommunications America, LLC, broadening the allegations. ParkerVision alleged that the Company infringes 11 ParkerVision patents and seeks damages and injunctive and other relief. On September 25, 2015, ParkerVision filed a motion with the court to sever some claims against the Company and all other defendants into a separate lawsuit. In addition, on December 3, 2015, ParkerVision dismissed six patents from the lawsuit and granted the Company and all other defendants a covenant not to assert those patents against any existing products. On February 2, 2016, after agreement among the parties, the District Court stayed the remainder of the case pending the resolution of the complaint filed by ParkerVision against the Company and other parties with the United States International Trade Commission (ITC) described below.
On December 14, 2015, ParkerVision filed another complaint against the Company in the United States District Court for the Middle District of Florida alleging patent infringement. Apple Inc., Samsung Electronics Co., LTD., Samsung Electronics America, Inc., Samsung Telecommunications America, LLC, Samsung Semiconductor, Inc., LG Electronics, Inc., LG Electronics U.S.A., Inc. and LG Electronics MobileComm U.S.A., Inc. are also named defendants. The complaint asserts that certain of the Company’s products infringe four additional ParkerVision patents and seeks damages and other relief. On December 15, 2015, ParkerVision filed a complaint with the ITC pursuant to Section 337 of the Tariff Act of 1930 against the same parties asserting the same four patents. The complaint seeks an exclusion order barring the importation of products that use either of two Company transceivers or one Samsung transceiver and a cease and desist order preventing the Company and the other defendants from carrying out commercial activities within the United States related to such products. On January 13, 2016, the Company served its answer to the District Court complaint. On January 15, 2016, the ITC instituted an investigation. The ITC hearing is scheduled to begin on March 13, 2017. The ITC’s target date for completion of the investigation is October 23, 2017. The District Court case was stayed on February 12, 2016 pending completion of the ITC investigation. The Company believes ParkerVision’s claims in the above matters are without merit.
Blackberry Limited (Blackberry) Arbitration: On April 20, 2016, the Company and Blackberry entered into an agreement to arbitrate Blackberry’s allegation that it overpaid royalties on certain past sales of subscriber units based on the alleged effect of specific provisions in its license agreement. The arbitration, which is scheduled to begin on February 27, 2017, is being conducted under the rules of the Judicial Arbitration and Mediation Services in San Diego, California. Blackberry seeks the return of the alleged overpayment. The Company believes Blackberry’s claims are without merit.
3226701 Canada, Inc. v. Qualcomm Incorporated et al: On November 30, 2015, plaintiffs filed a securities class action complaint against the Company and certain of its current and former officers in the United States District Court for the Southern District of California. On April 29, 2016, plaintiffs filed an amended complaint alleging that the Company and certain of its current and former officers violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, by making false and misleading statements regarding the Company’s business outlook and product development between April 7, 2014 and July 22, 2015. The amended complaint seeks unspecified damages, interest, attorneys’ fees and other costs. On June 28, 2016, the Company filed a Motion to Dismiss. The Company believes the plaintiffs’ claims are without merit.
QUALCOMM Incorporated v. Meizu Technology Co., Ltd. et al: On June 23, 2016 and June 29, 2016, the Company filed a series of actions against Meizu Technology Co., Ltd., aka Zhuhai Meizu Technology Co., Ltd. (Meizu) and certain of its distributors in the Intellectual Property Courts in Beijing and Shanghai (China). The first complaint, filed in Beijing on June 23, 2016, requests rulings that the terms of a patent license offered by the Company to Meizu comply with China’s Anti-Monopoly Law and the Company’s applicable fair, reasonable and non-discriminatory licensing commitment. The complaint also seeks a ruling that the offered patent license terms should form the basis for a patent license with Meizu for the Company’s fundamental mobile device technologies patented in China, including those relating to 3G (WCDMA and CDMA2000) and 4G (LTE) wireless communications standards, and seeks damages for Meizu’s past use of the Company’s patented inventions. On June 29, 2016, the Company filed patent infringement complaints in the Intellectual Property Courts in Beijing and Shanghai alleging infringement of 17 patents by Meizu. The patent infringement actions concern a broad range of features and technologies used in smartphones, including features relating to 3G (WCDMA and CDMA2000) and 4G (LTE) wireless communications standards, and seek to enjoin Meizu from manufacturing, selling and offering for sale mobile devices that infringe the asserted patents. The courts are currently considering various jurisdictional challenges raised by Meizu. No final schedules have been set by the courts. Meizu has also filed actions before China’s Patent Reexamination Board challenging the validity of each of the asserted patents. These actions are proceeding in parallel with the litigation.
On October 14, 2016, the Company filed patent infringement complaints against Meizu in the United States ITC and the Mannheim Regional Court in Germany. The ITC complaint seeks an exclusion order enjoining Meizu and certain of its

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distributors from the importation, sale for importation and sale after importation of Meizu mobile devices that infringe certain of the Company’s patents related to semiconductor, radio frequency and digital camera technologies. The German complaint seeks damages and to enjoin Meizu from offering, putting into circulation, using, possessing or importing into Germany mobile devices that infringe one of the Company’s patents related to wireless messaging technology. On the same day, the Company also initiated a seizure action in France pursuant to orders from the Paris District Court to obtain evidence for a possible future infringement action in that country.
Japan Fair Trade Commission (JFTC) Complaint: The JFTC received unspecified complaints alleging that the Company’s business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a cease and desist order concluding that the Company’s Japanese licensees were forced to cross-license patents to the Company on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against the Company’s other licensees who made a similar commitment in their license agreements with the Company. The cease and desist order seeks to require the Company to modify its existing license agreements with Japanese companies to eliminate these provisions while preserving the license of the Company’s patents to those companies. The Company disagrees with the conclusions that it forced its Japanese licensees to agree to any provision in the parties’ agreements and that those provisions violate the Japanese Antimonopoly Act. The Company has invoked its right under Japanese law to an administrative hearing before the JFTC. In February 2010, the Tokyo High Court granted the Company’s motion and issued a stay of the cease and desist order pending the administrative hearing before the JFTC. The JFTC has held hearings on 33 different dates, with the next hearing scheduled for January 17, 2017.
Korea Fair Trade Commission (KFTC) Complaint: On January 4, 2010, the KFTC issued a written decision finding that the Company had violated Korean law by offering certain discounts and rebates for purchases of its CDMA chipsets and for including in certain agreements language requiring the continued payment of royalties after all licensed patents have expired. The KFTC levied a fine, which the Company paid and recorded as an expense in fiscal 2010. The Company appealed to the Seoul High Court, and on June 19, 2013, the Seoul High Court affirmed the KFTC’s decision. On July 4, 2013, the Company filed an appeal with the Korea Supreme Court. There have been no material developments since then with respect to this matter.
Korea Fair Trade Commission (KFTC) Investigation: On March 17, 2015, the KFTC notified the Company that it is conducting an investigation of the Company relating to the Korean Monopoly Regulation and Fair Trade Act (MRFTA). On November 13, 2015, the Company received a case Examiner’s Report (ER) prepared by the KFTC’s investigative staff. The ER alleges, among other things, that the Company is in violation of Korean competition law by licensing its patents exhaustively only to device manufacturers and requiring that its chipset customers be licensed to the Company’s intellectual property. The ER also alleges that the Company obtains certain terms, including royalty terms, that are unfair or unreasonable in its license agreements through negotiations that do not conform to Korean competition law. The ER proposes remedies including modifications to certain business practices and monetary penalties. On May 27, 2016, the Company submitted a written response to the ER. The KFTC is holding hearings, which commenced on July 20, 2016. It remains difficult to predict the outcome of this matter. The Company believes that its business practices do not violate the MRFTA. The Company continues to cooperate with the KFTC as it conducts its investigation.
Icera Complaint to the European Commission (Commission): On June 7, 2010, the Commission notified and provided the Company with a redacted copy of a complaint filed with the Commission by Icera, Inc. (subsequently acquired by Nvidia Corporation) alleging that the Company has engaged in anticompetitive activity. The Company was asked by the Commission to submit a preliminary response to the portions of the complaint disclosed to it, and the Company submitted its response in July 2010. Subsequently, the Company provided additional documents and information as requested by the Commission. On July 16, 2015, the Commission announced that it had initiated formal proceedings in this matter. On December 8, 2015, the Commission announced that it had issued a Statement of Objections expressing its preliminary view that between 2009 and 2011, the Company engaged in predatory pricing by selling certain baseband chipsets to two customers at prices below cost, with the intention of hindering competition. A Statement of Objections informs the subject of the investigation of the allegations against it and provides an opportunity to respond to such allegations. It is not a determination of the final outcome of the investigation. On August 15, 2016, the Company submitted its response to the Statement of Objections. If a violation is found, a broad range of remedies is potentially available to the Commission, including imposing a fine and/or injunctive relief prohibiting or restricting certain business practices. It is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the Commission. The Company believes that its business practices do not violate the EU competition rules.
European Commission (Commission) Investigation: On October 15, 2014, the Commission notified the Company that it is conducting an investigation of the Company relating to Articles 101 and/or 102 of the Treaty on the Functioning of the

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European Union (TFEU). On July 16, 2015, the Commission announced that it had initiated formal proceedings in this matter. On December 8, 2015, the Commission announced that it had issued a Statement of Objections expressing its preliminary view that since 2011 the Company has paid significant amounts to a customer on condition that it exclusively use the Company’s baseband chipsets in its smartphones and tablets. This conduct has allegedly reduced the customer’s incentives to source chipsets from the Company’s competitors and harmed competition and innovation for certain baseband chipsets. A Statement of Objections informs the subject of the investigation of the allegations against it and provides an opportunity to respond to such allegations. It is not a determination of the final outcome of the investigation. On June 27, 2016, the Company submitted its response to the Statement of Objections. If a violation is found, a broad range of remedies is potentially available to the Commission, including imposing a fine and/or injunctive relief prohibiting or restricting certain business practices. It is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the Commission. The Company believes that its business practices do not violate the EU competition rules.
Federal Trade Commission (FTC) Investigation: On September 17, 2014, the FTC notified the Company that it is conducting an investigation of the Company relating to Section 5 of the Federal Trade Commission Act (FTCA). The FTC has notified the Company that it is investigating conduct under the antitrust and unfair competition laws related to standard essential patents and pricing and contracting practices with respect to baseband processors and related products. If a violation is found, a broad range of remedies is potentially available to the FTC, including imposing a fine or requiring modifications to the Company’s business practices. At this stage of the investigation, it is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the FTC. The Company believes that its business practices do not violate the antitrust or unfair competition laws. The Company continues to cooperate with the FTC as it conducts its investigation.
Taiwan Fair Trade Commission (TFTC) Investigation: On December 4, 2015, the TFTC notified the Company that it is conducting an investigation into whether the Company’s patent licensing arrangements violate the Taiwan Fair Trade Act (TFTA). On April 27, 2016, the TFTC specified that the allegations under investigation include whether: (i) the Company jointly licensed its patents rather than separately licensing standard-essential patents and non-standard-essential patents; (ii) the Company’s royalty charges are unreasonable; (iii) the Company unreasonably required licensees to grant it cross-licenses; (iv) the Company failed to provide lists of licensed patents to licensees; (v) the Company violated a FRAND licensing commitment by declining to grant licenses to chipset makers; (vi) the Company declined to sell chipsets to unlicensed potential customers; and (vii) the Company provided royalty rebates to certain companies in exchange for their exclusive use of the Company’s chipsets. If a violation is found, a broad range of remedies is potentially available to the TFTC, including imposing a fine or requiring modifications to the Company’s business practices. At this stage of the investigation, it is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the TFTC. The Company believes that its business practices do not violate the TFTA. The Company continues to cooperate with the TFTC as it conducts its investigation.
The Company will continue to vigorously defend itself in the foregoing matters. However, litigation and investigations are inherently uncertain. Accordingly, the Company cannot predict the outcome of these matters. The Company has not recorded any accrual at September 25, 2016 for contingent losses associated with these matters based on its belief that losses, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. The unfavorable resolution of one or more of these matters could have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows. The Company is engaged in numerous other legal actions not described above arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these other legal actions will not have a material adverse effect on its business, results of operations, financial condition or cash flows.
Indemnifications. The Company generally does not indemnify its customers and licensees for losses sustained from infringement of third-party intellectual property rights. However, the Company is contingently liable under certain product sales, services, license and other agreements to indemnify certain customers against certain types of liability and/or damages arising from qualifying claims of patent, copyright, trademark or trade secret infringement by products or services sold or provided by the Company. The Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company.
Through September 25, 2016, the Company has received a number of claims from its direct and indirect customers and other third parties for indemnification under such agreements with respect to alleged infringement of third-party intellectual property rights by its products. These indemnification arrangements are not initially measured and recognized at fair value because they are deemed to be similar to product warranties in that they relate to claims and/or other actions

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that could impair the ability of the Company’s direct or indirect customers to use the Company’s products or services. Accordingly, the Company records liabilities resulting from the arrangements when they are probable and can be reasonably estimated. Reimbursements under indemnification arrangements have not been material to the Company’s consolidated financial statements. The Company has not recorded any accrual for contingent liabilities at September 25, 2016 associated with these indemnification arrangements, other than nominal amounts, based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time.
Purchase Obligations. The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets. Obligations under these agreements at September 25, 2016 for each of the subsequent five years from fiscal 2017 through 2021 were $4.2 billion, $886 million, $749 million, $223 million and $37 million, respectively, and $5 million thereafter. Of these amounts, for each of the subsequent four years from fiscal 2017 through 2020, commitments to purchase integrated circuit product inventories comprised $3.4 billion, $766 million, $673 million, and $158 million, respectively, and there were no purchase commitments thereafter. Integrated circuit product inventory obligations represent purchase commitments for semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under the Company’s manufacturing relationships with its foundry suppliers and assembly and test service providers, cancelation of outstanding purchase commitments is generally allowed but requires payment of costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization.
Operating Leases. The Company leases certain of its land, facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 21 years and with provisions in certain leases for cost-of-living increases. Rental expense for fiscal 2016, 2015 and 2014 was $116 million, $99 million and $91 million, respectively. Future minimum lease payments at September 25, 2016 for each of the subsequent five years from fiscal 2017 through 2021 were $94 million, $74 million, $58 million, $43 million and $33 million, respectively, and $36 million thereafter.
Note 8. Segment Information
The Company is organized on the basis of products and services. The Company conducts business primarily through two reportable segments, QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing), and its QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments and includes revenues and related costs associated with development contracts with an equity method investee. QCT develops and supplies integrated circuits and system software for use in mobile devices, wireless networks, broadband gateway equipment and consumer electronic devices. QTL grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. The Company also has nonreportable segments, including its mobile health, data center, small cell and other wireless technology and service initiatives.
The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT) from continuing operations. Segment EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain interest expense; certain net investment income; certain share-based compensation; and certain research and development expenses, selling, general and administrative expenses and other expenses or income that were deemed to be not directly related to the businesses of the segments. Additionally, unallocated charges include recognition of the step-up of inventories to fair value, amortization and impairment of certain intangible assets and certain other acquisition-related charges, and beginning in the first quarter of fiscal 2015, third-party acquisition and integration services costs and certain other items, which may include major restructuring and restructuring-related costs, goodwill and long-lived asset impairment charges and litigation settlements and/or damages. The table below presents revenues, EBT and total assets for reportable segments (in millions):

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	QCT	QTL	QSI	Reconciling Items	Total
2016
Revenues	$15,409	$7,664	$47	$434	$23,554
EBT	1,812	6,528	386	(1,893)	6,833
Total assets	2,995	644	910	47,810	52,359
2015
Revenues	$17,154	$7,947	$4	$176	$25,281
EBT	2,465	6,882	(74)	(2,786)	6,487
Total assets	2,923	438	812	46,623	50,796
2014
Revenues	$18,665	$7,569	$—	$253	$26,487
EBT	3,807	6,590	(7)	(1,612)	8,778
Total assets	3,639	161	484	44,290	48,574
The Company reports revenues from external customers by country based on the location to which its products or services are delivered, which for QCT is generally the country in which its customers manufacture their products, or for licensing revenues, the invoiced addresses of its licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing the Company’s products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues could include revenues related to shipments of integrated circuits to a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States. Revenues by country were as follows (in millions):

	2016	2015	2014
China (including Hong Kong)	$13,503	$13,337	$13,200
South Korea	3,918	4,107	6,172
Taiwan	2,846	3,294	2,876
United States	386	246	372
Other foreign	2,901	4,297	3,867
	$23,554	$25,281	$26,487
Segment assets are comprised of accounts receivable and inventories for all reportable segments other than QSI. QSI segment assets include certain marketable securities, other investments and all assets of consolidated subsidiaries included in QSI. QSI assets at September 25, 2016, September 27, 2015 and September 28, 2014 included $162 million, $163 million and $18 million, respectively, related to investments in equity method investees. The increase in QSI assets was primarily a result of a receivable that was recorded in connection with the sale of wireless spectrum during fiscal 2016 (Note 2) and investments in equity method investees. Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, intangible assets and assets of nonreportable segments. The net book values of long-lived tangible assets located outside of the United States were $404 million, $414 million and $288 million at September 25, 2016, September 27, 2015 and September 28, 2014, respectively. The net book values of long-lived tangible assets located in the United States were $1.9 billion, $2.1 billion and $2.2 billion at September 25, 2016, September 27, 2015 and September 28, 2014, respectively.

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Reconciling items in the previous table were as follows (in millions):

	2016	2015	2014
Revenues
Nonreportable segments	$438	$181	$258
Intersegment eliminations	(4)	(5)	(5)
	$434	$176	$253
EBT
Unallocated cost of revenues	$(495)	$(314)	$(300)
Unallocated research and development expenses	(799)	(809)	(860)
Unallocated selling, general and administrative expenses	(478)	(497)	(412)
Unallocated other (expense) income	(154)	(1,289)	142
Unallocated interest expense	(292)	(101)	(2)
Unallocated investment income, net	667	855	1,215
Nonreportable segments	(342)	(630)	(1,395)
Intersegment eliminations	—	(1)	—
	$(1,893)	$(2,786)	$(1,612)
Unallocated other expense for fiscal 2016 was comprised of net restructuring and restructuring-related charges related to the Company’s Strategic Realignment Plan (Note 10). Unallocated other expense for fiscal 2015 was comprised of a charge related to the resolution reached with the NDRC, goodwill and intangible asset impairment charges related to three of the Company’s nonreportable segments and restructuring and restructuring-related charges related to the Company’s Strategic Realignment Plan, partially offset by a gain on the sale of certain property, plant and equipment (Note 2). Nonreportable segments EBT for fiscal 2014 included impairment charges related to certain property, plant and equipment and goodwill (Note 2).
Unallocated acquisition-related expenses were comprised as follows (in millions):

	2016	2015	2014
Cost of revenues	$434	$272	$251
Research and development expenses	10	14	30
Selling, general and administrative expenses	99	72	25
Note 9. Acquisitions
During fiscal 2016, the Company acquired four businesses for total cash consideration of $392 million, net of cash acquired. Technology-based intangible assets of $257 million were recognized with a weighted-average useful life of four years. The Company recognized $172 million in goodwill related to these transactions, all of which was assigned to the Company’s QCT segment and of which $24 million is expected to be deductible for tax purposes.
In January 2016, the Company announced that it had reached agreement with TDK Corporation to form a joint venture, under the name RF360 Holdings Singapore Pte. Ltd., to enable delivery of radio frequency front-end (RFFE) modules and RF filters into fully integrated products for mobile devices and Internet of Things (IoT) applications, among others. The joint venture will initially be owned 51% by the Company and 49% by TDK. Certain intellectual property, patents and filter and module design and manufacturing assets will be carved out of existing TDK businesses and be acquired by the joint venture, with certain assets acquired by the Company. The purchase price of the Company’s interest in the joint venture and the assets to be transferred to the Company is $1.2 billion, to be adjusted for working capital, outstanding indebtedness and certain capital expenditures, among other things. Additionally, the Company has the option to acquire (and TDK has an option to sell) TDK’s interest in the joint venture for $1.15 billion 30 months after the closing date. TDK will be entitled to up to a total of $200 million in payments based on sales of RF filter functions over the three-year period after the closing date, which is a substitute for and in lieu of any right of TDK to receive any profit sharing, distributions, dividends or other payments of any kind or nature. The transaction is subject to receipt of regulatory approvals and other closing conditions and is expected to close in early calendar 2017.

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Appendix A: Financial Information

On August 13, 2015, the Company acquired CSR plc, which was renamed CSR Limited (CSR), for total cash consideration of $2.3 billion (net of $176 million of cash acquired). In addition, $28 million of third-party acquisition and integration services costs were included in selling, general and administrative expenses in fiscal 2015. CSR is an innovator in the development of multifunction semiconductor platforms and technologies for the automotive, consumer and voice and music categories. The acquisition complements the Company’s current offerings by adding products, channels and customers in the growth categories of the IoT and automotive infotainment. CSR was integrated into the QCT segment.
The allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values was as follows (in millions):

Current assets	$560
Intangible assets subject to amortization:
Technology-based intangible assets	953
Customer-related intangible assets	45
Marketing-related intangible assets	15
In-process research and development (IPR&D)	182
Goodwill	969
Other assets	131
Total assets	2,855
Liabilities	(411)
Net assets acquired	$2,444
Goodwill recognized in this transaction is not deductible for tax purposes and was allocated to the QCT segment for annual impairment testing purposes. Goodwill is primarily attributable to synergies expected to arise after the acquisition. Each category of intangible assets acquired will be amortized on a straight-line basis over their weighted-average useful lives of five years for technology-based intangible assets and four years for customer-related and marketing-related intangible assets. On the acquisition date, IPR&D consisted of three projects, primarily related to Bluetooth audio and Bluetooth low energy (also known as Bluetooth Smart) technologies, one of which was completed during fiscal 2016 and will be amortized over its useful life of seven years. The remaining two projects are expected to be completed in fiscal 2017 and will be amortized over their useful lives, which are expected to be six years. The estimated fair values of the intangible assets acquired were primarily determined using the income approach based on significant inputs that were not observable.
The Company’s results of operations for fiscal 2015 included the operating results of CSR since the date of acquisition, the amounts of which were not material. The following table presents the unaudited pro forma results for fiscal 2015 and 2014. The unaudited pro forma financial information combines the results of operations of Qualcomm and CSR as though the companies had been combined as of the beginning of fiscal 2014, and the pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at such time. The unaudited pro forma results presented below include amortization charges for acquired intangible assets, eliminations of intercompany transactions, adjustments for increased fair value of acquired inventory, adjustments for depreciation expense for property, plant and equipment and related tax effects (in millions):

	2015	2014
	(unaudited)
Revenues	$25,939	$27,282
Net income attributable to Qualcomm	5,157	7,730
During fiscal 2015, the Company acquired four other businesses for total cash consideration of $405 million, net of cash acquired. Technology-based intangible assets recognized in the amount of $84 million are being amortized on a straight-line basis over a weighted-average useful life of eight years. The Company recognized $289 million in goodwill related to these transactions, of which $35 million is expected to be deductible for tax purposes. Goodwill of $29 million, $6 million and $254 million was assigned to the Company’s QCT, QTL and nonreportable segments, respectively.
During fiscal 2014, the Company acquired 11 businesses for total cash consideration of $761 million, net of cash acquired, and the exchange of unvested stock options that had a negligible fair value. Technology-based intangible assets recognized in the amount of $146 million are being amortized on a straight-line basis over a weighted-average useful life of

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Appendix A: Financial Information

six years. Goodwill of $624 million was recognized in these transactions, of which $294 million is expected to be deductible for tax purposes. Goodwill of $589 million, $6 million and $29 million was assigned to the Company’s QCT, QTL and nonreportable segments, respectively.
Note 10. Strategic Realignment Plan
On July 22, 2015, the Company announced a Strategic Realignment Plan designed to improve execution, enhance financial performance and drive profitable growth as the Company works to create sustainable long-term value for stockholders. As part of this, among other actions, the Company implemented a cost reduction plan, which includes a series of targeted reductions across the Company’s businesses, particularly in QCT, and a reduction to its annual share-based compensation grants. These cost reduction initiatives were achieved by the end of fiscal 2016. During fiscal 2016, the Company recorded restructuring charges of $144 million, including consulting costs of $73 million and severance costs of $67 million, restructuring-related charges of $58 million which, primarily consisted of asset impairments, and a $48 million gain on the sale of the Company’s business that provided augmented reality application, since such sale was executed in connection with the Strategic Realignment Plan, all of which were included in other expenses (Note 2) in reconciling items (Note 8). Restructuring activities were initiated in the fourth quarter of fiscal 2015, and a total of $344 million in net restructuring and restructuring-related charges were incurred through the end of fiscal 2016. The remaining restructuring and restructuring-related charges to be incurred related to the plan are expected to be negligible.
The restructuring accrual, a portion of which is included in payroll and other benefits related liabilities with the remainder included in other current liabilities, is expected to be substantially paid within the next 12 months. Changes in the restructuring accrual during fiscal 2016 were as follows (in millions):

	Severance Costs	Other Costs	Total
Beginning balance of restructuring accrual	$122	$31	$153
Additional costs	78	81	159
Cash payments	(162)	(93)	(255)
Adjustments	(11)	(4)	(15)
Ending balance of restructuring accrual	$27	$15	$42
Note 11. Discontinued Operations
On November 25, 2013, the Company completed its sale of the North and Latin America operations of its Omnitracs division to a U.S.-based private equity firm for cash consideration of $788 million (net of cash sold). As a result, the Company recorded a gain in discontinued operations of $665 million ($430 million net of income tax expense) during fiscal 2014. The revenues and operating results of the North and Latin America operations of the Omnitracs division, which comprised substantially all of the Omnitracs division, were not presented as discontinued operations in any fiscal period because they were immaterial.
Note 12. Fair Value Measurements
The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 25, 2016 (in millions):

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Appendix A: Financial Information

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$2,679	$2,598	$—	$5,277
Marketable securities
U.S. Treasury securities and government-related securities	867	1,348	—	2,215
Corporate bonds and notes	—	18,743	—	18,743
Mortgage- and asset-backed and auction rate securities	—	1,854	43	1,897
Equity and preferred securities and equity funds	1,005	741	—	1,746
Debt funds	—	1,803	—	1,803
Total marketable securities	1,872	24,489	43	26,404
Derivative instruments	—	71	—	71
Other investments	303	—	—	303
Total assets measured at fair value	$4,854	$27,158	$43	$32,055
Liabilities
Derivative instruments	$—	$11	$—	$11
Other liabilities	302	—	—	302
Total liabilities measured at fair value	$302	$11	$—	$313
Activity between Levels of the Fair Value Hierarchy. There were no significant transfers between Level 1 and Level 2 during fiscal 2016 and 2015. When a determination is made to classify an asset or liability within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. The following table includes the activity for mortgage- and asset-backed and auction rate securities classified within Level 3 of the valuation hierarchy (in millions):

	2016	2015
Beginning balance of Level 3	$224	$269
Total realized and unrealized gains or losses:
Included in investment income, net	(4)	3
Included in other comprehensive income (loss)	(1)	(4)
Purchases	2	69
Sales	(106)	(46)
Settlements	(45)	(64)
Transfers out of Level 3	(27)	(3)
Ending balance of Level 3	$43	$224
The Company recognizes transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer occurs. Transfers out of Level 3 during fiscal 2016 and 2015 primarily consisted of debt securities with significant upgrades in credit ratings or for which there were observable inputs. There were no transfers into Level 3 during fiscal 2016 and 2015.
Nonrecurring Fair Value Measurements. The Company measures certain assets at fair value on a nonrecurring basis. These assets include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2016, the Company recorded impairment charges of $43 million to write down certain intangible assets based on updated cash flow projections. Such charges were recorded in cost of revenues, research and development expenses and selling, general and administrative expenses. The estimation of fair value and cash flows used in the fair value measurements required the use of significant unobservable inputs, and as a result, the fair value measurements were classified as Level 3. During fiscal 2015 and 2014, the Company updated the business plans and related internal forecasts related to certain of the Company’s businesses, resulting in impairment charges to write down certain property, plant and equipment, intangible assets and goodwill (Note 2). The Company determined the fair values using cost, income and market approaches. The estimation of fair value and cash flows used in the fair value measurements required the use of significant unobservable inputs, and as a result, the fair value measurements were classified as Level 3. During fiscal 2016, 2015 and

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Appendix A: Financial Information

2014, the Company did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.
Note 13. Marketable Securities
Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Trading:
U.S. Treasury securities and government-related securities	$—	$—	$—	$12
Corporate bonds and notes	—	—	—	364
Mortgage- and asset-backed and auction rate securities	—	—	—	242
Total trading	—	—	—	618
Available-for-sale:
U.S. Treasury securities and government-related securities	1,116	156	1,099	691
Corporate bonds and notes	10,159	7,926	8,584	7,112
Mortgage- and asset-backed and auction rate securities	1,363	1,302	534	263
Equity and preferred securities and equity funds	64	377	1,682	1,253
Debt funds	—	—	1,803	2,909
Total available-for-sale	12,702	9,761	13,702	12,228
Fair value option:
Debt fund	—	—	—	780
Total marketable securities	$12,702	$9,761	$13,702	$13,626
During fiscal 2016, the Company exited an investment in a debt fund for which the Company elected the fair value option. The investment would have otherwise been recorded using the equity method. Changes in fair value associated with this investment were recognized in net investment income. During fiscal 2016 and 2015, the net decrease in fair value associated with this investment was negligible and $10 million, respectively. During fiscal 2014, the net increase in fair value associated with this investment was $33 million.
The Company classifies certain portfolios of debt securities that utilize derivative instruments to acquire or reduce foreign exchange, interest rate and/or equity, prepayment and credit risks as trading. Net losses recognized on debt securities classified as trading held at September 27, 2015 and September 28, 2014, respectively, were negligible.
At September 25, 2016, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity
Less Than One Year	One to Five Years	Five to Ten Years	Greater Than Ten Years	No Single Maturity Date	Total
$4,892	$12,819	$2,269	$978	$3,700	$24,658
Debt securities with no single maturity date included debt funds, mortgage- and asset-backed securities and auction rate securities.
The Company recorded realized gains and losses on sales of available-for-sale securities as follows (in millions):

	Gross Realized Gains	Gross Realized Losses	Net Realized Gains
2016	$277	$(37)	$240
2015	540	(52)	488
2014	732	(18)	714

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Appendix A: Financial Information

Available-for-sale securities were comprised as follows (in millions):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 25, 2016
Equity securities	$1,554	$204	$(12)	$1,746
Debt securities (including debt funds)	24,363	388	(93)	24,658
	$25,917	$592	$(105)	$26,404
September 27, 2015
Equity securities	$1,394	$264	$(28)	$1,630
Debt securities (including debt funds)	20,459	185	(285)	20,359
	$21,853	$449	$(313)	$21,989
The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that are classified as available-for-sale and have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category (in millions):

	September 25, 2016
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and government-related securities	$444	$(5)	$16	$—
Corporate bonds and notes	2,775	(12)	1,033	(65)
Mortgage- and asset-backed and auction rate securities	337	(3)	211	(2)
Equity and preferred securities and equity funds	312	(4)	130	(8)
Debt funds	—	—	309	(6)
	$3,868	$(24)	$1,699	$(81)

	September 27, 2015
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and government-related securities	$304	$(4)	$—	$—
Corporate bonds and notes	7,656	(93)	368	(62)
Mortgage- and asset-backed and auction rate securities	862	(3)	108	(1)
Equity and preferred securities and equity funds	392	(28)	17	—
Debt funds	1,792	(117)	124	(5)
	$11,006	$(245)	$617	$(68)
At September 25, 2016, the Company concluded that the unrealized losses on its available-for-sale securities were temporary. Further, for common stock and for equity and debt funds with unrealized losses, as of September 25, 2016, the Company had the ability and the intent to hold such securities until they recovered, which was expected to be within a reasonable period of time, and for debt securities and preferred stock with unrealized losses, the Company did not have the intent to sell, nor was it more likely than not that the Company would be required to sell, such securities before recovery or maturity. In the first quarter of fiscal 2017, the Company announced that it entered into an agreement to acquire NXP Semiconductors N.V. (Note 14). As a result, prior to the closing, the Company expects to divest a substantial portion of its marketable securities portfolio in order to finance that transaction. Given the change in the Company’s intention to sell certain marketable securities, the Company may recognize losses.
Note 14. Subsequent Event
On October 27, 2016, the Company announced a definitive agreement under which Qualcomm River Holdings, B.V., an indirect, wholly owned subsidiary of Qualcomm Incorporated, will acquire NXP Semiconductors N.V. Pursuant to the definitive agreement, Qualcomm River Holdings will commence a tender offer to acquire all of the issued and outstanding

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Appendix A: Financial Information

common shares of NXP for $110 per share in cash, for estimated total cash consideration of $38 billion. NXP is a leader in high-performance, mixed-signal semiconductor electronics in automotive, broad-based microcontrollers, secure identification, network processing and RF power products.
The transaction is expected to close by the end of calendar 2017 and is subject to receipt of regulatory approvals in various jurisdictions and other closing conditions, including the tender of specified percentages (which vary from 70% to 95% based on certain circumstances as provided in the definitive agreement) of the issued and outstanding common shares of NXP in the offer. An Extraordinary General Meeting of NXP’s shareholders will be convened in connection with the offer to adopt, among other things, certain resolutions relating to the transaction. The tender offer is not subject to any financing condition; however, the Company intends to fund the transaction with cash held by foreign entities and new debt. As a result, the Company secured $13.6 billion in committed financing in connection with signing the definitive agreement.
Qualcomm River Holdings and NXP may terminate the definitive agreement under certain circumstances. If the definitive agreement is terminated by NXP in certain circumstances, NXP will be required to pay Qualcomm River Holdings a termination fee of $1.25 billion. If the definitive agreement is terminated by Qualcomm River Holdings under certain circumstances involving the failure to obtain the required regulatory approvals or the failure of NXP to complete certain pre-closing reorganization steps in all material respects, Qualcomm River Holdings will be required to pay NXP a termination fee of $2.0 billion.
Note 15. Summarized Quarterly Data (Unaudited)
The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.
The table below presents quarterly data for fiscal 2016 and 2015 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2016 (1)
Revenues	$5,775	$5,551	$6,044	$6,184
Operating income	1,685	1,415	1,592	1,804
Net income	1,496	1,164	1,443	1,599
Net income attributable to Qualcomm	1,498	1,164	1,444	1,599

Basic earnings per share attributable to Qualcomm (2):	$1.00	$0.78	$0.98	$1.08
Diluted earnings per share attributable to Qualcomm (2):	0.99	0.78	0.97	1.07

2015 (1)
Revenues	$7,099	$6,894	$5,832	$5,456
Operating income	2,064	1,336	1,235	1,140
Net income	1,971	1,052	1,183	1,060
Net income attributable to Qualcomm	1,972	1,053	1,184	1,061

Basic earnings per share attributable to Qualcomm (2):	$1.19	$0.64	$0.74	$0.68
Diluted earnings per share attributable to Qualcomm (2):	1.17	0.63	0.73	0.67

(1)	Amounts, other than per share amounts, are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)
Earnings per share attributable to Qualcomm are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

A-602017 Proxy Statement

APPENDIX B: PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN
The following graph compares total stockholder return on our common stock since September 25, 2011 to two indices: the Standard & Poor’s 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ-100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.
The total return for our stock and for each index assumes the reinvestment of gross dividends and is based on the returns of the component companies. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ-100.

(1)
Shows the cumulative total return on investment assuming an investment of $100 (including reinvestment of dividends) in our common stock, the S&P 500 and the NASDAQ-100 on September 25, 2011. All returns are reported as of our fiscal year end, which is the last Sunday in September.

Our closing stock price on September 23, 2016, the last trading day of our 2016 fiscal year, was $62.75 per share.

2017 Proxy Statement        B-1

APPENDIX C:  CORPORATE DIRECTORY

EXECUTIVE OFFICERS	BOARD OF DIRECTORS
Dr. Paul E. Jacobs
Executive Chairman and Chairman of the Board

Steve Mollenkopf
Chief Executive Officer and Director

Derek K. Aberle
President
Cristiano R. Amon
Executive Vice President, Qualcomm Technologies, Inc. and President, Qualcomm CDMA Technologies
George S. Davis
Executive Vice President and Chief Financial Officer
Matthew S. Grob
Executive Vice President, Qualcomm Technologies, Inc. and Chief Technology Officer
Brian Modoff
Executive Vice President, Strategy and Mergers & Acquisitions

Alexander H. Rogers
Executive Vice President and President, Qualcomm Technology Licensing
Donald J. Rosenberg
Executive Vice President, General Counsel and Corporate Secretary
Michelle M. Sterling
Executive Vice President, Human Resources

Dr. James H. Thompson
Executive Vice President, Engineering, Qualcomm Technologies, Inc.

Barbara T. Alexander
Chair: Compensation Committee
Title: Independent Consultant
Raymond V. Dittamore
Chair: Audit Committee
Title: Retired Audit Partner, Ernst & Young LLP

Jeffrey W. Henderson
Member: Audit Committee
Title: Advisory Director to Berkshire Partners LLC

Thomas W. Horton
Presiding Director
Member: Governance Committee
Title: Senior Advisor to Warburg Pincus LLC
Dr. Paul E. Jacobs
Title: Executive Chairman and Chairman of the Board, Qualcomm Incorporated

Ann M. Livermore
Title: Former Executive Vice President of the Enterprise Business at Hewlett-Packard Company
Harish Manwani
Member: Compensation Committee
Title: Global Executive Advisor to Blackstone Private Equity group

Mark D. McLaughlin
Member: Compensation Committee
Title: Chairman and Chief
Executive Officer, Palo Alto
Networks, Inc.

Steve Mollenkopf
Title: Chief Executive Officer, Qualcomm Incorporated
Clark T. “Sandy” Randt, Jr.
Chair: Governance Committee
Title: President, Randt & Co. LLC
Dr. Francisco Ros
Member: Governance Committee
Title: Founder and President, First International Partners, S.L.

Anthony J. Vinciquerra
Member: Audit Committee
Title: Senior Advisor to Texas Pacific Group

DIRECTOR EMERITUS
Adelia A. Coffman
Title: Co-Founder

As of January 2017

2017 Proxy Statement        C-1

APPENDIX D: PERFORMANCE MEASURES

We use non-GAAP financial information (i) to evaluate, assess and benchmark our operating results on a consistent and comparable basis; (ii) to measure the performance and efficiency of our ongoing core operating businesses, including the QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing) segments; and (iii) to compare the performance and efficiency of these segments against each other and against competitors.
We are able to assess what we believe is a more meaningful and comparable set of financial performance measures by using non-GAAP information. As a result, management compensation decisions and the review of executive compensation by the Compensation Committee of the Board of Directors focus primarily on non-GAAP financial measures.
The various performance measures used throughout this Proxy Statement are defined below. The most directly comparable GAAP performance measures and information reconciling non-GAAP performance measures to our reported financial results prepared in accordance with GAAP are included in Appendix E.
Adjusted Revenues and Adjusted Operating Income (fiscal 2015)
For purposes of determining earnings under the ACIP for fiscal 2015, GAAP revenues and operating income were adjusted to exclude the following items:

•	the QSI (Qualcomm Strategic Initiatives) segment;

•
certain acquisition-related items, which may include (i) amortization of certain intangible assets, (ii) recognition of the step-up of inventories to fair value, and (iii) expenses related to the termination of contracts that limit the use of the acquired intellectual property, and starting in fiscal 2015, third-party acquisition and integration services costs;

•	certain share-based compensation; and

•	certain tax items that were unrelated to the fiscal year in which they were recorded.
Adjusted Revenues and Earnings Per Share (EPS) (fiscal 2016)
For purposes of determining earnings under the ACIP for fiscal 2016, GAAP revenues and earnings per share were adjusted to exclude the after tax impact of the following items:

•	the QSI segment;

•
acquisition-related items, which may include (i) third-party acquisition and integration services costs, (ii) amortization of certain intangible assets, (iii) recognition of the step-up of inventories to fair value and (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property;

•	tax items exceeding $10 million that are unrelated to the fiscal year in which they are recorded;

•
certain other items exceeding $25 million on a pre-tax basis, which may include (i) major restructuring and restructuring-related costs; (ii) impairments of goodwill and indefinite-lived and long-lived assets; (iii) litigation settlements and/or damages; and (iv) gains and losses on divestitures and sales of certain assets; and

•	the operating results of acquisitions completed in the relevant year for which the purchase price exceeds $5 billion.
Adjusted Return On Invested Capital (ROIC)
We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income for the relevant year divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year.
For purposes of calculating Adjusted After-Tax Operating Income for use in the Adjusted ROIC calculation, GAAP operating income was adjusted to (a) include the relevant tax effects of the components of operating income and (b) exclude the after tax impact of the following items:

•	the QSI segment;

2017 Proxy Statement        D-1

•
certain acquisition-related items, including (i) third-party acquisition and integration services costs, (ii) amortization of certain intangible assets, (iii) recognition of the step-up of inventories to fair value and (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property;

•	tax items exceeding $10 million that are unrelated to the fiscal year in which they are recorded;

•
certain other items exceeding $25 million on a pre-tax basis, including (i) restructuring and restructuring-related costs; (ii) impairments of goodwill and indefinite- and long-lived assets; (iii) litigation settlements and/or damages; (iv) gains and losses on divestitures and sales of certain assets; and (v) the effect of changes in tax law and accounting principles; and

•	an acquisition’s operating results in the fiscal year in which the acquisition is completed for which the purchase price exceeds $5 billion.
Adjusted Debt is the debt issued by Qualcomm Incorporated excluding the impact of debt incurred (and related expenses) related to an acquisition in the fiscal year in which such acquisition is completed for which the purchase price exceeds $5 billion. Adjusted Equity is GAAP equity excluding the operating results and equity issued related to an acquisition for the fiscal year in which such acquisition is completed for which the purchase price exceeds $5 billion.

D-22017 Proxy Statement

APPENDIX E: RECONCILIATION OF NON-GAAP MEASURES TO GAAP RESULTS (1)

$ in millions, except per share data	GAAP Results	Less QSI	Less Other Items (2)	Adjusted Results

Fiscal 2016
Revenues	$23,554	$47	$—	$23,507
Net income (loss)	5,705	252	(447)	5,900
Earnings per share (EPS)	$3.81	$0.17	$(0.30)	$3.94
Diluted shares	1,498	1,498	1,498	1,498

Fiscal 2015
Revenues	$25,281	$4	$—	$25,277

(1)	See Appendix D for definitions of the various non-GAAP performance measures used in calculating our cash and long-term equity incentives.

(2)
Other items excluded from Adjusted EPS (on a pre-tax basis) included $543 million of acquisition-related charges; $202 million of restructuring and restructuring-related charges, partially offset by a $48 million gain on the sale of our business that provided augmented reality applications, all of which related to our Strategic Realignment Plan; $56 million of asset impairment charges; and $15 million of other severance costs. Other items excluded from Adjusted EPS also included tax-related benefits of a $101 million tax benefit for a worthless stock deduction, $79 million related to fiscal 2015 as a result of the retroactive reinstatement of the federal R&D tax credit, $71 million for the tax effect of acquisition-related charges and $70 million for the combined tax effect of other items excluded from Adjusted EPS.

2017 Proxy Statement        E-1

QUALCOMM®

QUALCOMM INCORPORATED
5775 MOREHOUSE DRIVE
N-520I
SAN DIEGO, CA 92121

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The Board of Directors recommends you vote FOR proposals 1-3 and AGAINST proposal 4.

Vote on Directors

Nominees:	**For**	**Withhold**	**Abstain**
1a. Barbara T. Alexander	☐	☐	☐
1b. Jeffrey W. Henderson	☐	☐	☐
1c. Thomas W. Horton	☐	☐	☐
1d. Paul E. Jacobs	☐	☐	☐
1e. Ann M. Livermore	☐	☐	☐
1f. Harish Manwani	☐	☐	☐
1g. Mark D. McLaughlin	☐	☐	☐
1h. Steve Mollenkopf	☐	☐	☐
1i. Clark T. Randt, Jr.	☐	☐	☐
1j. Francisco Ros	☐	☐	☐
1k. Anthony J. Vinciquerra	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on March 7, 2017:
The Notice and Proxy Statement is available at www.proxyvote.com.

E15333-TBD

PROXY **QUALCOMM INCORPORATED** **PROXY**

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 7, 2017

The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on **Tuesday, March 7, 2017 at 9:30 a.m. local time** and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)

V.1.1